     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 23, 1998



                                                   REGISTRATION NUMBER 333-52883

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                AMENDMENT NO. 1


                                       TO

                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                        BINDVIEW DEVELOPMENT CORPORATION
             (Exact name of registrant as specified in its charter)

             TEXAS                             7372                          76-0306721
(State or other jurisdiction of    (Primary Standard Industrial           (I.R.S. Employer
 incorporation or organization)    Classification Code Number)          Identification No.)

                         3355 WEST ALABAMA, SUITE 1200
                              HOUSTON, TEXAS 77098
                                  713/843-1799
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              SCOTT R. PLANTOWSKY
                            CHIEF FINANCIAL OFFICER
                        BINDVIEW DEVELOPMENT CORPORATION
                         3355 WEST ALABAMA, SUITE 1200
                              HOUSTON, TEXAS 77098
                                  713/843-1799
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

              ROBERT F. GRAY, JR.                                JAY K. HACHIGIAN
               RICHARD H. GILDEN                                  BRIAN K. BEARD
          FULBRIGHT & JAWORSKI L.L.P.                        GUNDERSON DETTMER STOUGH
           1301 MCKINNEY, SUITE 5100                   VILLENEUVE FRANKLIN & HACHIGIAN, LLP
              HOUSTON, TEXAS 77010                  8911 CAPITAL OF TEXAS HIGHWAY, SUITE 4240
                  713/651-5151                                 AUSTIN, TEXAS 78759
                                                                   512/342-2300

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------------

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------------

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE


=======================================================================================================================
                                                           PROPOSED MAXIMUM     PROPOSED MAXIMUM
      TITLE OF EACH CLASS OF            AMOUNT TO BE        OFFERING PRICE     AGGREGATE OFFERING       AMOUNT OF
    SECURITIES TO BE REGISTERED        REGISTERED(1)          PER SHARE             PRICE(2)       REGISTRATION FEE(3)
-----------------------------------------------------------------------------------------------------------------------
Common Stock, no par value per
  share............................   4,312,500 Shares          $11.00            $47,437,500            $13,995
=======================================================================================================================



(1) Includes 562,500 shares of Common Stock which may be purchased by the Underwriters to cover over-allotments; if any.



(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o).



(3) Of such amount, $13,062 was previously paid on May 15, 1998.


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                   SUBJECT TO COMPLETION, DATED JUNE 23, 1998



                                3,750,000 SHARES


                                  COMMON STOCK
                         ------------------------------


     Of the 3,750,000 shares of Common Stock offered hereby, 2,762,385 shares are being sold by BindView Development Corporation ("BindView" or the "Company") and 987,615 shares are being sold by the Selling Shareholders. See "Principal and Selling Shareholders." The Company will not receive any of the proceeds from the sale of shares by the Selling Shareholders. Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial offering price will be between $9.00 and $11.00 per share. See "Underwriting" for information relating to the method of determining the initial public offering price. The Company has applied for quotation of the Common Stock on the Nasdaq National Market System under the symbol "BVEW."

                         ------------------------------

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.

                    SEE "RISK FACTORS" COMMENCING ON PAGE 7.
                         ------------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.


============================================================================================================================
                                                             UNDERWRITING                                    PROCEEDS
                                        PRICE TO              DISCOUNTS             PROCEEDS TO             TO SELLING
                                         PUBLIC            AND COMMISSIONS           COMPANY(1)            SHAREHOLDERS
----------------------------------------------------------------------------------------------------------------------------
Per Share.......................           $                      $                      $                      $
----------------------------------------------------------------------------------------------------------------------------
Total(2)........................           $                      $                      $                      $
============================================================================================================================



(1) Before deducting expenses payable by the Company estimated at $975,000.



(2) The Company has granted to the Underwriters a 30-day option to purchase up to an additional 562,500 shares of Common Stock solely to cover over-allotments, if any. See "Underwriting." If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions, Proceeds to the Company and Proceeds to Selling Shareholders will be
    $          , $          , $          and $          , respectively.

                         ------------------------------

     The Common Stock is offered by the Underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of such shares will be made through the offices of BancAmerica Robertson Stephens, San Francisco,
California, on or about                , 1998.

BANCAMERICA ROBERTSON STEPHENS


                                 BT ALEX. BROWN


                                                    DONALDSON, LUFKIN & JENRETTE

                                                 SECURITIES CORPORATION


                  THE DATE OF THIS PROSPECTUS IS      , 1998.

                         ------------------------------

     CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING OVER-ALLOTMENT, ENTERING STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS AND IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

     NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING SHAREHOLDER OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO, OR A SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

     UNTIL           , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                         ------------------------------

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Summary.....................................................    4
Risk Factors................................................    6
Use of Proceeds.............................................   17
Dividend Policy.............................................   17
Capitalization..............................................   18
Dilution....................................................   19
Selected Consolidated Financial Data........................   20
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   21
Business....................................................   30
Management..................................................   42
Certain Transactions........................................   51
Principal and Selling Shareholders..........................   54
Description of Capital Stock................................   56
Shares Eligible for Future Sale.............................   58
Underwriting................................................   60
Legal Matters...............................................   61
Experts.....................................................   61
Additional Information......................................   62
Index to Consolidated Financial Statements..................  F-1


                         ------------------------------

     The Company intends to furnish to its shareholders annual reports containing audited consolidated financial statements examined by its independent public accountants and quarterly reports containing unaudited financial statements for the first three quarters of each fiscal year.

     BindView EMS, NOSadmin and ActiveAdmin are trademarks of the Company and BindView is a registered trademark of the Company. Trade names, service marks or trademarks of other companies appearing in this Prospectus are the property of their respective holders.

     The Company was incorporated in Texas in May 1990. The Company's principal executive offices are located at 3355 West Alabama, Suite 1200, Houston, Texas 77098, and its telephone number is (713) 843-1799. The Company's Web site is located at www.bindview.com. Information contained in the Company's Web site shall not be deemed to be a part of this Prospectus. Unless otherwise indicated, all references in this Prospectus to "BindView" or the "Company" refer to BindView Development Corporation and its subsidiaries.

     Unless otherwise indicated, the information in this Prospectus (i) assumes no exercise of the Underwriters' over-allotment option, (ii) reflects a 2 1/2-to-1 split of the Company's common stock (the "Common Stock") that was approved by the Company's Board of Directors on May 14, 1998, subject to shareholder approval, and (iii) reflects, except in the Consolidated Financial Statements, the conversion of all outstanding shares of Preferred Stock into Common Stock and the exercise of outstanding warrants to purchase 749,999 shares of Common Stock upon or prior to completion of this offering.

                                    SUMMARY

     The following summary is qualified in its entirety by the more detailed information, including "Risk Factors" and the Consolidated Financial Statements and Notes thereto, appearing elsewhere in this Prospectus. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors" and elsewhere in this Prospectus.

                                  THE COMPANY

     BindView develops, markets and supports a suite of systems management software products that manage the security and integrity of complex, distributed client/server networks operating on Microsoft Windows NT and Novell NetWare environments. The Company's primary product line, BindView EMS, provides software solutions for systems administration, security management, enterprise inventory of LAN assets and Year 2000 assessment of PC hardware and software. BindView EMS can be used by network administrators, security auditors and other IT personnel to proactively identify, diagnose and, in many cases, fix a wide range of systems management problems allowing organizations to reduce the Total Cost of Ownership of enterprise computing.

     The use of distributed, client/server networks has grown tremendously in the last ten years with the increase in PC-based LANs being one of the fastest growing aspects of the client/server market. These LANs are largely dependent on servers running network operating systems provided by Microsoft and Novell. As these LANs have grown larger and technically more complex, the problems associated with maintaining their security and integrity have increased and become more difficult for IT departments to manage. As a result, network security and integrity are increasingly at risk, and the Total Cost of Ownership for client/server computing has often climbed far beyond management's expectations. The market for systems management software to address these issues is growing rapidly. IDC projects this market for the Windows and NetWare platforms to grow to over $4.6 billion by the year 2000, with security management software for Windows NT Server and NetWare accounting for $640 million of the total.

     Historically, IT organizations have addressed LAN systems management problems through a combination of manual processes, custom-built tools and third-party software, but none of these alternatives have offered a completely satisfactory solution. Third-party software solutions, in general, have been more cost-effective, less time consuming and less prone to human error than manual processes and custom-built tools. However, most of the traditional third-party LAN suites in this market focus on management of the desktop and not on the management of the network operating system. In addition, many of these solutions were not built specifically to manage Windows NT and NetWare environments, do not scale efficiently to manage networks as they grow to enterprise-wide deployments and do not provide the diagnostic software to find and fix the root cause of a problem. As an organization's dependence on its LAN infrastructure increases, its IT department must be able to address these shortcomings.

     The Company's comprehensive suite of systems management software products enable IT organizations to manage the increasingly complex issues associated with managing the security and integrity of the LAN environment in a cost-effective manner. BindView EMS has been built to be native to each of the Windows NT and Novell NetWare platforms that it supports. BindView EMS has also been designed to manage workgroup LANs as well as enterprise-wide networks of tens of thousands of users. BindView's product offerings utilize a unique query-based approach to systems management that allows users to perform diagnostic and reporting tasks in a matter of minutes that previously took hours or even days to complete. Finally, the Company's products are designed to be both easy to install and use, with a typical enterprise-wide deployment taking just days or weeks to install depending on the product.

     The Company's products have been sold to more than 70% of the Fortune 100 companies. BindView markets and sells its products primarily through a direct telesales organization of 75 people located in Houston, Texas and Frankfurt, Germany, and, to a lesser extent, through VARs, distributors and systems integrators. The Company has sold its software products through direct channels to over 4,000 corporations, governmental agencies and other organizations worldwide, and also to over 150 resellers and distributors. The Company's customers currently include: 3Com, Blue Cross and Blue Shield, Chase, Ernst & Young, Federal Reserve Bank, GE Capital, Hoechst, Kellogg, Michelin, PageNet, Paramount Pictures, Proctor & Gamble, Sony, Sprint and Suntrust.

     The Company's objective is to be the leading provider of systems management software for enterprise networks. In order to meet this goal, the Company's strategy is to enhance its leadership position in security assessment software, enhance its systems administration capabilities, apply query-based management to new applications, expand its direct telesales model, leverage its existing customer base and strengthen its strategic relationships.

                                  THE OFFERING


Common Stock Offered by the Company.......    2,762,385 shares



Common Stock Offered by the Selling
Shareholders..............................    987,615 shares



Common Stock to be Outstanding after the
Offering..................................    18,843,252 shares(1)(2)


Use of Proceeds...........................    For working capital and general
                                              corporate purposes. See "Use
                                              of Proceeds."

Proposed Nasdaq National Market Symbol....    BVEW


                      SUMMARY CONSOLIDATED FINANCIAL DATA

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                                      THREE MONTHS
                                                                                                          ENDED
                                                               YEAR ENDED DECEMBER 31,                  MARCH 31,
                                                    ---------------------------------------------   -----------------
                                                     1993     1994     1995     1996       1997      1997      1998
                                                    ------   ------   ------   -------   --------   -------   -------
                                                                                                       (UNAUDITED)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Revenues..........................................  $3,031   $5,171   $7,333   $11,002   $ 20,838   $ 3,423   $ 5,840
Operating income (loss)(3)........................     396      509      783     1,982    (11,296)      725       390
Net income (loss).................................     389      488      754     1,990     (8,028)      739       397
Pro forma net income (loss)(4)(5).................     253      317      490     1,293     (7,263)      480        --(9)
Diluted pro forma net income (loss) per
  share(4)(6)(7)..................................  $ 0.03   $ 0.04   $ 0.06   $  0.12   $  (0.88)  $  0.03   $  0.02
Shares used in computing diluted pro forma net
  income (loss) per share(6)(7)...................   8,228    8,228    8,228    11,046      8,232    14,314    16,322



                                                                           MARCH 31, 1998
                                                              -----------------------------------------
                                                                          PRO
                                                              ACTUAL    FORMA(2)    AS ADJUSTED(2)(8)
                                                              -------   --------   --------------------
                                                                             (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:
Working capital.............................................  $10,857   $15,607          $40,322
Total assets................................................   17,105    21,855           46,570
Long-term liabilities, net of current portion...............       --        --               --
Total shareholders' equity..................................   12,647    17,397           42,112


------------

(1) Based on the number of shares outstanding as of March 31, 1998. Excludes 4,717,388 shares subject to outstanding options as of March 31, 1998 at a weighted average exercise price of $2.13 per share and 1,911,187 shares reserved for issuance under the Company's stock option plans. See "Management -- Stock Option Plans" and Note 7 of the Notes to Consolidated Financial Statements.


(2) Reflects the automatic conversion of outstanding Preferred Stock into Common Stock, the exercise of outstanding warrants to purchase 749,999 shares of Common Stock, as the warrant holders have notified the Company of their intention to exercise the warrants prior to the completion of the offering, 437,500 shares of Common Stock issued to an officer pursuant to the exercise of a Common Stock purchase warrant in May 1998 and the intended exercise of 297,490 option shares by Selling Shareholders.


(3) Operating income excluding stock compensation expense of $436 and $15,262 in 1996 and 1997, respectively, recognized in connection with the Company's terminated Phantom Stock Plan and a terminated provision of an employment agreement would have been $2,418 and $3,966 in 1996 and 1997, respectively. The Company believes this data may be useful to investors. However, such data is not prepared in accordance with generally accepted accounting principles and investors should not utilize this data as a substitute for operating income.


(4) Pro forma net income excluding stock compensation expense of $436 and $15,262 in 1996 and 1997, respectively, recognized in connection with the Company's terminated Phantom Stock Plan and a terminated provision of an employment agreement would have been $1,577 and $2,655 in 1996 and 1997, respectively. The Company believes this data may be useful to investors. However, such data is not prepared in accordance with generally accepted accounting principles and investors should not utilize this data as a substitute for operating income.


(5) Net income of the Company, adjusted for a pro forma charge in lieu of income taxes as if the Company were a C Corporation for all periods.


(6) See Note 10 of the Notes to Consolidated Financial Statements for an explanation of the method used to determine the number of shares used in computing pro forma net income per share.


(7) The amounts for the three months ended March 31, 1998 represent actual diluted net income per share rather than pro forma diluted net income per share and the number of shares used to determine such amount.


(8) Adjusted to reflect the sale of 2,762,385 shares of Common Stock by the Company at the initial offering price of $10.00 per share and the application of the estimated net proceeds. See "Use of Proceeds" and "Capitalization."

(9) Not applicable as the Company was a C Corporation for the entire period.

                                  RISK FACTORS

     In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing shares of the Common Stock offered hereby. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors" and elsewhere in this Prospectus.

OPERATING RESULTS SUBJECT TO SIGNIFICANT FLUCTUATIONS; SEASONALITY

     The Company's quarterly revenues, expenses and operating results have in the past varied and in the future will continue to vary significantly due to a variety of factors, such as demand for the Company's products, the size and timing of significant orders and their fulfillment, the length of the sales cycle for larger orders, the number, timing and significance of product enhancements and new product announcements by the Company and its competitors, changes in pricing policies by the Company or its competitors, customer order deferrals in anticipation of enhancements or new products offered by the Company or its competitors or in anticipation of changes or delays in network operating system ("NOS") platforms and technologies, the ability of the Company to develop, introduce and market new and enhanced versions of its products on a timely basis, changes in the Company's level of operating expenses, budgeting cycles of its customers, product life cycles, undetected software errors and other product quality problems, the Company's ability to attract and retain qualified personnel, changes in the Company's sales incentive plans and staffing of sales territories, changes in the mix of products and services sold, changes in the mix of domestic and international revenues, the level of international expansion, changes in the mix of channels through which the Company's products are offered, the impact of industry consolidation, the Company's ability to control costs and general domestic and international economic and political conditions. The Company operates with virtually no order backlog because its software products are shipped shortly after orders are received, which makes product revenues in any quarter substantially dependent on orders booked throughout that quarter. A disproportionate amount of the Company's sales are booked in the last few weeks or days of each quarter as a result of customer buying patterns. The Company believes this pattern will continue. Moreover, the Company's expense levels are based to a significant extent on the Company's expectations of future revenues and therefore are relatively fixed in the short term. If revenue levels are below expectations, operating results are likely to be adversely and disproportionately affected because only a small portion of the Company's expenses vary with its revenues.

     The Company's quarterly operating results are subject to certain seasonal fluctuations, largely due to customer buying patterns. Historically, the Company's revenues have tended to be strongest in the fourth quarter of the year and to decrease in the first quarter of the following year. The Company believes this seasonality is due to the calendar year budgeting cycles of many of its customers and to compensation polices tending to compensate sales personnel for achieving annual revenue quotas. In future periods, the Company expects these seasonal trends may cause first quarter revenues to be significantly lower than the level achieved in the preceding fourth quarter.

     Prior to January 1, 1998, the Company provided telephone support free of charge and sold product upgrades separately or through subscription contracts. The Company now requires its customers to purchase a subscription policy in order to receive product upgrades and technical support. Unlike software license revenues that are generally recognized upon shipment of the product, the Company recognizes revenues from the sale of subscription contracts ratably over the life of the contract term. As a result, to the extent that the Company derives a larger percentage of its revenues from the sale of subscription contracts, the Company will experience an increase in deferred revenue that is likely to result in decreases in operating margins that could have an adverse effect on the Company's business operating results and financial condition.

     Based upon all of the factors described above, the Company believes that its quarterly revenues, expenses and operating results are likely to vary significantly in the future, that period-to-period comparisons of its operating results are not necessarily meaningful and that, in any event, such comparisons should not be relied upon as indications of future performance. The Company has limited ability to forecast future revenues, and it is likely that in some future quarter the Company's operating results will be below the expectations of public market analysts and investors. In the event operating results are below expectations, or in the event adverse conditions prevail or are perceived to prevail generally or with respect to the Company's business, the price of the Company's Common Stock would likely be adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

LIMITED OPERATING HISTORY; FUTURE OPERATING RESULTS UNCERTAIN

     Although the Company was founded in 1990 and began shipping its first products in 1991, the Company has derived substantially all of its revenues since 1995 from sales of its BindView NCS product released in 1993 and its BindView EMS product, which replaced the BindView NCS product in 1996. The Company therefore has a limited history of operating results based on its primary products and, accordingly, the Company's prospects should be viewed in light of the risks and uncertainties inherent to a software company in the early stages of development, particularly in the highly competitive and rapidly evolving systems management software market. To compete in this market, the Company believes that it will be necessary to devote substantial resources to expanding its sales and marketing organization and to continued product development. As a result, the Company will need to recognize significant quarterly revenues to maintain profitability. Although the Company's revenues have increased in recent years, and revenues for recent quarters have exceeded revenues for the same quarter for the prior year, there can be no assurance that the Company's revenues will grow in future periods, that they will grow at past rates or that the Company will remain profitable on a quarterly or annual basis in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

SIGNIFICANT COMPETITION

     The market in which the Company competes is intensely competitive and characterized by rapidly changing technology and evolving standards. Companies offering competitive products vary in the scope and breadth of the products and services offered and include: (i) providers of security analysis and audit products, such as Axent Technologies, Inc. and Security Dynamics Technologies, Inc.; (ii) providers of standalone inventory and asset management products such as Tally Systems Corp.; (iii) providers of LAN desktop management suites, such as Intel Corporation, Hewlett-Packard Company and Microsoft Corporation; and
(iv) providers of Year 2000 assessment products such as Network Associates, Inc. In addition, the native tools provided by Novell, Inc. and third-party tools provided by certain vendors, such as Computer Associates, Inc. and other companies, may compete with certain management features of the Company's products. The Company has experienced, and expects to continue to experience, increased competition from current and potential competitors, many of whom have significantly greater financial, technical, marketing and other resources than the Company. Such competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements or devote greater resources to the development, promotion and sale of their products than the Company. Also, certain current and potential competitors, including such enterprise management companies as IBM/Tivoli and Computer Associates, Inc., may have greater name recognition or more extensive customer bases that could be leveraged. The Company expects additional competition as other established and emerging companies enter into the network management software market and new products and technologies are introduced. Increased competition could result in price reductions, fewer customer orders, reduced gross margins, longer sales cycles and loss of market share, any of which would materially adversely affect the Company's business, operating results and financial condition.

     In addition, vendors of operating system software, particularly Microsoft and Novell, may in the future enhance their products to include functionality that is currently provided by the Company's products. The widespread inclusion of the functionality of the Company's software as standard features of operating system software could render the Company's products obsolete and unmarketable, particularly if the quality of such functionality were comparable to that of the Company's products. Even if the functionality provided as standard features by operating system software is more limited than that of the Company's software, there can be no assurance that a significant number of customers would not elect to accept more limited functionality in lieu of purchasing additional software.

     Current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties, thereby increasing their ability to address the needs of the Company's current or prospective customers. Accordingly, it is possible that new competitors or alliances among current and new competitors may emerge and rapidly gain significant market share. Such competition could materially adversely affect the Company's ability to obtain new licenses or to obtain maintenance and support renewals for existing licenses on terms favorable to the Company. There can be no assurance that the Company will be able to compete successfully against current and future competitors, and the failure to do so would materially adversely affect the Company's business, operating results and financial condition. See "Business -- Competition."

RAPID TECHNOLOGICAL CHANGE AND NEW PRODUCTS

     The market for the Company's products is characterized by rapid technological change, frequent new product introductions and enhancements, uncertain product life cycles, changes in customer demands and evolving industry standards. The introduction of products embodying new technologies and the emergence of new industry standards could render existing products obsolete and unmarketable. The Company relies heavily on its relationships with Microsoft and Novell and attempts to coordinate its product offerings with the future releases of operating systems by such vendors. The Company may or may not be made aware of such feature enhancements prior to their release and, therefore, may not be able to introduce products on a timely basis that capitalize on such operating system releases and feature enhancements. As a result of the complexities inherent in client/server computing environments, the life cycles of the Company's software products are difficult to estimate and new products and product enhancements can require long development and testing periods and are dependent on the Company's ability to hire and retain increasingly scarce and technically competent personnel. As a result, significant delays in the general availability of such new releases or significant problems in the installation or implementation of such new releases could have a material adverse effect on the Company's business, operating results and financial condition. The Company has, on occasion, experienced delays in the scheduled introduction of new and enhanced products and there can be no assurance that such delays will not be experienced in the future. As a result, the Company's future success will depend, in part, upon its ability to continue to enhance existing products and develop and introduce in a timely manner new products to keep pace with technological change and evolving industry standards, satisfy customer requirements and achieve market acceptance. There can be no assurance that the Company will successfully identify new product opportunities and develop and bring new products to market in a timely and cost-effective manner, or that products, capabilities or technologies developed by others will not render the Company's products or technologies obsolete or noncompetitive or shorten the life cycles of the Company's products. See "Business -- Product Development."

DEPENDENCE ON CONTINUED GROWTH OF THE MARKET FOR WINDOWS NT AND NOVELL NETWARE OPERATING SYSTEMS

     To date, all of the Company's revenues have been dependent upon Microsoft's Windows NT and Novell's NetWare operating systems. Although demand for Windows NT and Novell NetWare operating systems has grown in recent years with the proliferation of distributed computing, this market is still emerging and there can be no assurance that it will continue to grow or that, even if the market does grow, organizations will continue to adopt the Company's products. The rate of acceptance of the Company's products is dependent upon the increasing complexity of Windows NT and NetWare operating systems and the lack of effective tools to simplify system administration and security management for these environments. There can be no assurance that the market for the Company's products will continue to develop or that the Company's products will be widely accepted. Additionally, there can be no assurance that the market for system administration and security management software generally will continue to grow. If the markets for the Company's products fail to develop or develop more slowly than the Company currently anticipates, the Company's business, operating results and financial condition would be materially adversely affected. The percentages of the Company's revenues attributable to licenses of its software operating on particular platforms are subject to change from time to time due to a number of factors outside the Company's control, such as changing market acceptance and penetration of the various operating system platforms supported by the Company and the relative mix of development and installation by value-added resellers ("VARs") of application software operating on such platforms. See "Business -- Industry Background," "-- Products and Technology" and "-- Sales and Marketing."

PRODUCT CONCENTRATION

     Substantially all of the Company's revenues to date have been attributable to the sale of its NOSadmin and NETinventory products, and these products are currently expected to account for substantially all of the Company's revenues for the foreseeable future. The Company's future operating results are dependent upon continued market acceptance of its NOSadmin and NETinventory products and enhancements to these products, as well as the continued development of additional snap-in modules to its Enterprise Console product. Consequently, a decline in the demand for, or market acceptance of, the Company's NOSadmin and NETinventory products as a result of competition, technological change or other factors, would have a material adverse effect on the Company's business, operating results and financial condition. Although the Company currently has plans to broaden its product line, there can be no assurance that such product concentration will be reduced. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Products and Technology."

RISKS ASSOCIATED WITH LENGTH OF SALES CYCLE

     The Company has traditionally focused sales of its products to the workgroups and divisions of a customer, resulting in a sales cycle ranging between three and six months. Recently, the Company has focused more of its selling effort on products for the customer's entire enterprise, since such sales represent a larger revenue opportunity. However, the sales cycle for these enterprise-wide sales typically ranges between six and twelve months, which can be more than twice as long as the sales cycle for smaller scale implementations. Because of the costs involved, customers of enterprise-wide sales generally commit significant resources to an evaluation of available network management software and require the Company to expend substantial time, effort and money educating them about the value of the Company's products and services. Enterprise-wide sales of the Company's software products require an extensive sales effort throughout a customer's organization because decisions to license and deploy such software generally involve the evaluation of the software by a significant number of customer personnel in various functional and geographic areas, each often having specific and conflicting requirements. A variety of factors, including factors over which the Company has little or no control, may cause potential customers to favor competing products or to delay or forego a purchase. As a result of the length of the sales cycle for larger, enterprise-wide sales of its products and services, the Company has a limited ability to forecast the timing and amount of specific sales. The delay or failure to complete one or more large, enterprise-wide sales in a particular quarter or calendar year could have a materially adverse effect on the Company's business, operating results and financial condition and could cause the Company's operating results to vary significantly from quarter to quarter. See "-- Operating Results Subject to Significant Fluctuations; Seasonality."

MANAGEMENT OF A RAPIDLY CHANGING BUSINESS


     The Company has recently experienced a period of significant expansion that has placed significant demands upon its management, systems and resources. In particular, the Company had a total of 178 employees at March 31, 1998, as compared to 85 at March 31, 1997. This expansion of the Company's business has placed, and any future expansion is expected to continue to place, a significant strain on the Company's management and operations, including its sales, customer support, research and development, finance and administrative operations. The Company is in the process of upgrading its internal financial, reporting and sales contact management systems to enhance the Company's ability to obtain, analyze and manage information and sales contacts derived from its domestic and international operations. There can be no assurance, however, that the Company's existing or future controls, systems or procedures will be adequate to support the Company's operations. The Company is also considering moving to new headquarters facilities in 1998, which can be a disruptive, time consuming and expensive process. The Company's ability to manage its future growth, if any, will require the Company to continually improve its financial and management controls, reporting systems and procedures on a timely basis, implement new systems as necessary, expand, train and manage its employee workforce and recruit qualified management personnel. There can be no assurance that the Company's controls, systems, procedures or management will be adequate to support the Company's operations. Further, the implementation of such controls, systems or procedures could entail substantial expense and require the time and attention of key management personnel, either of which could have a materially adverse effect on the Company's business, operating results or financial condition. The rapid expansion of the Company's business may result in the Company being subject to a variety of local, state, federal and international taxes. Although the Company believes it is currently in compliance with the rules and regulations of such tax jurisdictions, due to the complexity inherent in such tax laws, any discovered current or future tax liabilities could have a materially adverse effect on the Company's business, operating results and financial condition. The founders of the Company, including the Company's Chief Executive Officer, have had no prior experience managing a large or public company, and have only limited experience managing a rapidly growing business organization. The failure of the Company's management to respond effectively to changing business conditions would have a material adverse effect upon the Company's business, operating results and financial condition.

DEPENDENCE ON KEY PERSONNEL; NEED FOR ADDITIONAL QUALIFIED PERSONNEL

     The Company's success depends to a significant extent upon the efforts of Eric J. Pulaski, the Company's President and Chief Executive Officer, who is not bound by an employment contract, and other key management, sales and marketing, technical support and research and development personnel. The loss of key management or technical personnel could adversely affect the Company. The Company does not maintain key man life insurance policies on any of its executive officers. The Company believes that its future success will depend in large part upon its continuing ability to attract and retain highly skilled research and development, technical support and sales and marketing personnel. Like other software companies, the Company faces intense competition for such personnel and the Company has at times experienced and continues to experience difficulty in recruiting qualified personnel. The Company anticipates that it will need to continue to increase the size of its research and development, direct telesales, services and support personnel in future periods. In particular, the Company has experienced difficulties in hiring and retaining qualified research and development personnel. In order to support sales growth, if any, the Company will need to increase the size of its sales and marketing staff, increase the staff's productivity and, in selected markets, develop indirect distribution channels. There can be no assurance that the Company will be able to successfully leverage its sales force or that the Company's sales and marketing organization will successfully compete against the more extensive and better funded sales and marketing organizations of many of the Company's current and future competitors. There can be no assurance that the Company will be successful in attracting, assimilating and retaining additional qualified personnel in the future. The loss of the services of one or more of the Company's key individuals or the failure to attract and retain additional qualified personnel, could have a material adverse effect on the Company's business, operating results and financial condition. See "Business -- Employees" and "Management."

RISKS ASSOCIATED WITH INTERNATIONAL SALES AND OPERATIONS

     During 1995, 1996 and 1997, and during the three months ended March 31, 1998, the Company derived approximately 16%, 10%, 13% and 10% of its revenues, respectively, from sales outside North America. The Company only recently opened its first direct telesales and service office outside the United States. Historically, the Company has generated revenues outside North America through indirect channels, including VARs and other distributors. The Company is in the early stages of developing its indirect distribution channels in certain markets outside the United States. There can be no assurance that the Company will be able to attract third parties that will be able to market the Company's products effectively and will be qualified to provide timely and cost-effective customer support and service. The Company's arrangements with its resellers generally provide that such resellers may carry competing product offerings. There can be no assurance that any distributor or reseller will continue to represent the Company's products. The inability to recruit, or the loss of, important sales personnel, distributors or resellers could materially adversely affect the Company's business, operating results and financial condition.

     The Company anticipates that for the foreseeable future an increasing percentage of its revenues may be derived from sources outside North America as the Company seeks to expand its sales and support operations internationally. In January 1998, the Company established its first international direct telesales office and is still adapting the telesales model utilized by the Company in North America to local conditions. In order to successfully expand international sales, the Company must establish additional international direct telesales offices, expand the management and support organizations for its international sales channel, hire additional personnel, customize its products for local markets, recruit additional international resellers where appropriate and expand the use of its direct telesales model. There are currently only a limited number of companies that have established a direct telesales model in countries outside the United States. In the event the Company is unable to establish and generate increased sales through a direct telesales model, it will incur higher personnel costs without corresponding increases in revenue, resulting in lower operating margins for its international operations. In addition, the differing employment policies of countries outside the United States potentially reduce the Company's flexibility in managing headcount and, in turn, managing personnel-related expenses. To the extent that the Company is unable to address the risks associated with these international sales in a timely and cost-effective manner, the Company's sales growth internationally, if any, will be limited, operating margins could be reduced by increases in personnel-related expenses without corresponding increases in revenues, and the Company's business, operating results and financial condition could be materially adversely affected. Even if the Company is able to successfully expand its international operations, there can be no assurance that the Company will be able to maintain or increase international market demand for its products. See "Business -- Sales and Marketing."

     The Company's international operations are generally subject to a number of risks, including costs of customizing products for foreign countries, protectionist laws and business practices favoring local competition, dependence on local vendors, compliance with multiple, conflicting and changing governmental laws and regulations, longer sales cycles, greater difficulty or delay in accounts receivable collection, import and export restrictions and tariffs, difficulties in staffing and managing foreign operations, foreign currency exchange rate fluctuations, multiple and conflicting tax laws and regulations and political and economic instability. To date, substantially all of the Company's revenues and costs have been denominated in U.S. dollars. However, the Company believes that in the future, an increasing portion of the Company's revenues and costs will be denominated in foreign currencies. There can be no assurance that future fluctuations in the value of foreign currencies will not have a material adverse effect on the Company's business, operating results and financial condition. Management currently does not have an active foreign exchange hedging program. As a result the Company's foreign operations are subject to the risks of future foreign currency fluctuations, to the extent that they are not hedged by obligations denominated in local currencies. See
"-- Operating Results Subject to Significant Fluctuations; Seasonality" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

LIMITED PROTECTION OF PROPRIETARY TECHNOLOGY; RISKS OF INFRINGEMENT

     The Company relies primarily on a combination of copyright, trademark and trade secret laws, confidentiality procedures and contractual provisions to protect its proprietary rights. However, the Company believes that such measures afford only limited protection. There can be no assurance that others will not develop technologies that are similar or superior to the Company's technology or design around the copyrights and trade secrets owned by the Company. The Company licenses its software products primarily under "shrink wrap" licenses (i.e., licenses included as part of the product packaging). Shrink wrap licenses are not negotiated with or signed by individual licensees and purport to take effect upon the opening of the product package. In cases where the Company negotiates a specific license with a customer, the license agreement contains provisions purporting to protect the Company's proprietary rights. The Company believes, however, that these measures afford only limited protection. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. Policing unauthorized use of the Company's products is difficult and the Company is unable to determine the extent to which its products may be copied by unauthorized parties. In addition, the laws of some foreign countries do not protect the Company's proprietary rights as fully as do the laws of the United States. There can be no assurance that the Company's means of protecting its proprietary rights will be adequate or that competition will not independently develop similar or superior technology.

     The Company is not aware that it is infringing upon any proprietary rights of third parties. There can be no assurance, however, that third parties will not claim infringement by the Company of their intellectual property rights. The Company expects that software product developers increasingly will be subject to infringement claims as the number of products and competitors in the Company's industry segment grows and the functionality of products in different industry segments overlaps. Any such claims, with or without merit, could be time consuming to defend, result in costly litigation, divert management's attention and resources, cause product shipment delays or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company, if at all. In the event of a successful claim of product infringement against the Company and failure or inability of the Company to either license the infringed or similar technology or develop alternative technology on a timely basis, the Company's business, operating results and financial condition could be materially adversely affected. See "Business -- Proprietary Rights."

RISKS ASSOCIATED WITH POTENTIAL ACQUISITIONS

     Historically, the Company has not engaged in a substantial number of acquisitions. However, in order to remain competitive in the future, the Company may find it necessary to acquire businesses, products and technologies that could complement or expand the Company's business. In the event that the Company identifies an appropriate acquisition candidate, there can be no assurance that the Company would be able to successfully negotiate the terms of any such acquisition, finance such acquisition or integrate such acquired business, products or technologies into the Company's existing business and operations. Furthermore, the negotiation of potential acquisitions as well as the integration of an acquired business could cause diversions of management time and resources. There can be no assurance that a given acquisition, whether or not consummated, would not materially adversely affect the Company's business, operating results and financial condition. If the Company proceeds with one or more significant acquisitions in which the consideration consists of cash, the Company may be required to use a substantial portion of the Company's available cash (including proceeds of this offering) to consummate the acquisitions. If the Company consummates one or more significant acquisitions in which the consideration consists of stock, shareholders of the Company could suffer a significant dilution of their interests in the Company. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

RISK OF UNDETECTED SOFTWARE ERRORS

     Software products as complex as those offered by the Company may contain certain undetected errors, particularly when first introduced or when new versions or enhancements are released. The Company has in the past discovered software errors in certain of its new products after their introduction. There can be no assurance that, despite testing by the Company, such errors will not be found in current versions, new versions or enhancements of its products after commencement of commercial shipments, resulting in adverse publicity, loss of revenues, delay in market acceptance or claims by customers brought against the Company, all of which could have a material adverse effect on the Company's business, operating results and financial condition. See "Business -- Product Development."

YEAR 2000 COMPLIANCE

     Many currently installed computer systems and software products were not built to cope with issues that will result from accepting and processing dates beyond December 31, 1999. This problem stems from the fact that many software products, computer systems, and other equipment with embedded hardware chips that use dates, have stored the year component of such dates as a two-digit number relative to the year 1900 rather than as a four-digit number (e.g., storing the year as "98" rather than "1998"). On January 1, 2000, systems using only a two-digit year may interpret the year "00" as "1900" rather than "2000" and continue to misinterpret subsequent years as well. In addition, the clocks of many systems that automatically compute leap years may incorrectly compute leap years beyond 1999. Many other associated problems could also occur, including system failures or miscalculations causing disruption of operations. As a result, in the next two years, computer systems and/or software used by many companies may need to be upgraded to comply with such "Year 2000" requirements. Significant uncertainty exists in the software industry concerning the potential effects associated with such compliance. Although the latest versions of BindView EMS are designed to be Year 2000 compliant, releases of BindView EMS before version 5.2a are not Year 2000 compliant or have not been tested for Year 2000 compliance. There can be no assurance the Company's software products designed to be Year 2000 compliant contain all necessary date code changes.

     The Company believes that the purchasing patterns of customers and potential customers may be affected by Year 2000 issues in a variety of ways. Many companies are expending significant resources to correct or patch their current software systems for Year 2000 compliance. These expenditures may result in reduced funds available to purchase products and services such as those offered by the Company. Potential customers may also choose to defer purchasing Year 2000 compliant products until they believe it is absolutely necessary, thus resulting in depressed market sales within the industry. Conversely, Year 2000 issues may cause other companies to accelerate purchases, thereby causing an increase in short-term demand and a consequent decrease in long-term demand for software products. Additionally, Year 2000 issues could cause a significant number of companies, including current customers of the Company, to reevaluate their current software needs and, as a result, switch to other systems or suppliers. Any of the foregoing could result in a material adverse effect on the Company's business, operating results and financial condition.

     BindView currently uses third-party software applications some of which are not Year 2000 compliant. The Company is in the process of upgrading these systems to be able to handle the transition to the Year 2000 and beyond and plans to have these upgrades completed within the next 12 months. In addition, the Company is not yet certain as to the extent to which the computer software and business systems of its suppliers are Year 2000 compliant. If systems of third parties on which the Company relies are not converted on a timely basis, the Year 2000 issue could have a material adverse effect on the Company's business, financial conditions or results of operations.

PRODUCT LIABILITY

     Although the Company's license agreements with its customers typically contain provisions designed to limit the Company's exposure to potential product liability claims, it is possible that such limitation of liability provisions may not be effective as a result of existing or future laws or unfavorable judicial decisions. The Company has not experienced any material product liability claims to date. However, the sale and support of the Company's products may entail the risks of such claims, which may be substantial in light of the use of the Company's products in business-critical applications. In particular, because certain products of the Company are sold to customer's with the intent of aiding them in their attempt to resolve security management, inventory management and Year 2000 issues, it is possible that the Company could be exposed to product liability claims in the event such products result in additional problems for the customer or do not perform as the customer might expect. A successful product liability claim brought against the Company could have a material adverse effect on the Company's business, operating results and financial condition. Moreover, defending such a suit, regardless of its merits, could entail substantial expense and require the time and attention of key management personnel, either of which could have a materially adverse effect on the Company's business, operating results and financial condition. See
"Business -- Products and Technology" and "-- Product Development."

NO PRIOR TRADING MARKET FOR THE COMMON STOCK; POTENTIAL VOLATILITY OF STOCK
PRICE

     Prior to this offering, there has been no public market for the Common Stock and there can be no assurance that an active trading market will develop or be sustained after this offering. The initial public offering price will be determined by negotiation among the Company, the Selling Shareholders and the representatives of the Underwriters and may not be indicative of the price that will prevail in the open market. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price.

     The market price of the Common Stock is likely to be highly volatile and may be significantly affected by factors such as actual or anticipated fluctuations in the Company's revenue and operating results, announcements of technological innovations, new or enhanced products by the Company or its competitors, developments with respect to copyrights or proprietary rights, conditions and trends in the software and other technology industries, adoption of new accounting standards affecting the software industry, changes in financial estimates by securities analysts, general market conditions and other factors. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the securities of technology companies. In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against the company. There can be no assurance that such litigation will not occur in the future with respect to the Company. Such litigation could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect upon the Company's business, operating results and financial condition. See "Underwriting."

CONTROL OF COMPANY BY OFFICERS, DIRECTORS AND FIVE PERCENT SHAREHOLDERS


     Upon the consummation of this offering, the officers, directors, five percent or greater shareholders and their affiliates in the aggregate will beneficially own approximately 71.4% of the outstanding Common Stock (69.5% if the Underwriters' over-allotment option is exercised in full). As a result, these shareholders will be able to exercise control over all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. Such concentration of ownership may have the effect of delaying or preventing a change in control of the Company. See "Principal and Selling Shareholders."



BENEFITS OF THE OFFERING TO EXISTING STOCKHOLDERS



     The existing stockholders of the Company will recognize significant benefits from this offering. These benefits include the creation of a public market for the Company's Common Stock, which will afford existing stockholders the ability to liquidate their investments, subject, in certain cases, to volume limitations and other limitations and restrictions upon the sale of the Common Stock. See "Shares Eligible For Future Sale." Certain of the Company's stockholders will sell shares in this offering. See "Principal and Selling Stockholders." As of March 31, 1998, existing stockholders held 16,080,867 shares of Common Stock (on a pro forma basis), which shares were originally purchased from the Company at prices up to $2.85 per share, with an aggregated consideration paid to the Company of $23,147,000. Based on the initial public offering price of $10 per share, after this offering (assuming no exercise of the Underwriters' over-allotment option) the aggregate value of the shares owned by the Company's existing stockholders will be $160,809,000, reflecting unrealized gains of $137,662,000 over the aggregate consideration paid to the Company for such shares (assuming that such shares continue to be held by the original purchasers thereof). Further, as of March 31, 1998, there were 4,717,388 shares of Common Stock issuable upon exercise of outstanding options at a weighted average exercise price of $2.13 per share. Such options and warrants have an aggregate potential realizable gain of $37,126,000. Accordingly, after this offering, existing stockholders and optionholders will have substantial unrealized gains on their retained shares and options. See "Dilution" and "Principal and Selling Stockholders."


ANTI-TAKEOVER EFFECTS OF ARTICLES OF INCORPORATION, BYLAWS AND TEXAS LAW

     The Company's Amended and Restated Articles of Incorporation (the "Revised Articles of Incorporation") and Bylaws contain certain provisions that may have the effect of discouraging, delaying or preventing a change in control of the Company or unsolicited acquisition proposals that a shareholder might consider favorable, including provisions (i) authorizing the issuance of "blank check" preferred stock, (ii) establishing advance notice requirements for shareholder nominations for elections to the Board of Directors or for proposing matters that can be acted upon at shareholders' meetings, (iii) eliminating the ability of shareholders to act by written consent and (iv) providing for a Board of Directors with staggered, three-year terms. In addition, certain provisions of Texas law and the Company's Omnibus Incentive Plan (the "Omnibus Plan") may also have the effect of discouraging, delaying or preventing a change in control of the Company or unsolicited acquisition proposals. The anti-takeover affect of the documents mentioned above may also have an adverse effect on the public trading price of the Company's Common Stock. See "Description of Capital Stock" and "Management -- Stock Option Plans."

SHARES ELIGIBLE FOR FUTURE SALE


     Sales of a substantial number of shares of Common Stock after the offering could adversely affect the market price of the Common Stock and could impair the Company's ability to raise capital through the sale of equity securities. Upon completion of the offering, the Company will have outstanding 18,843,252 shares of Common Stock (19,405,752 shares if the Underwriters' over-allotment option is exercised in full), assuming no exercise of options after April 30, 1998. Of these shares, the 3,750,000 shares offered hereby (4,312,500 shares if the Underwriters' over-allotment option is exercised in full) will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), unless purchased by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act ("Rule 144") described below. The remaining 15,093,252 shares of Common Stock outstanding upon completion of the offering will be "restricted securities" as that term is defined in Rule 144.



     Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144, 144(k) or 701 promulgated under the Securities Act. As a result of the contractual restrictions described below and the provisions of Rules 144, 144(k) and 701, additional shares will be available for sale in the public market as follows:
(i) 82,500 shares will be eligible for immediate sale on the date of this Prospectus; (ii) no shares will be eligible for sale 90 days after the date of this Prospectus; (iii) 14,194,106 shares will be eligible for sale upon expiration of lock-up agreements between certain shareholders of the Company and the representatives of the Underwriters 180 days after the date of this Prospectus; and (iv) 1,069,275 shares will be eligible for sale thereafter. In addition to the foregoing, as of March 31, 1998, there were outstanding under the Stock Option Plans options to purchase an aggregate of 4,717,388 shares of Common Stock. All of which shares underlying such options will be eligible for sale upon expiration of the lock-up agreements between certain option holders of the Company and the representatives of the Underwriters beginning 180 days after the date of this Prospectus, subject in certain cases to such shares underlying outstanding options becoming eligible for sale more than 180 days after the date of this Prospectus as such options vest. In addition, the Company intends to register, following this offering, approximately 5,178,740 shares of Common Stock subject to outstanding options or reserved for issuance under the Company's Stock Option Plans. Further, certain shareholders holding approximately 13,700,000 shares of Common Stock (assuming the exercise of warrants to purchase 749,999 shares of Common Stock held by holders of registration rights) are entitled to demand registration of their shares of Common Stock. By exercising their demand registration rights, such shareholders could cause a large number of securities to be registered and sold in the public market, which could have an adverse effect on the market price of the Common Stock. See "Description of Capital Stock" and "Shares Eligible for Future Sale."


BROAD DISCRETION OVER USE OF PROCEEDS

     The net proceeds to the Company from this offering will be used, as determined by management in its sole discretion, for working capital and general corporate purposes, as well as for the possible acquisition of additional businesses and technologies or the establishment of joint ventures that are complementary to the current or future business of the Company. The Company has not determined the specific allocation of net proceeds among the various uses described above. Accordingly, investors in this offering will rely upon the judgment of the Company's management with respect to the use of proceeds, with only limited information concerning management's specific intentions. See "Use of Proceeds."

IMMEDIATE AND SUBSTANTIAL DILUTION


     The initial public offering price is substantially higher than the book value per share of the outstanding Common Stock. As a result, investors purchasing Common Stock in this offering will incur immediate and substantial dilution of $7.77 per share. In addition, the Company has issued options to acquire Common Stock at prices significantly below the assumed initial public offering price. To the extent such outstanding options are exercised, there will be further dilution. See "Dilution" and "Shares Eligible for Future Sale."

                                USE OF PROCEEDS


     The net proceeds to the Company from the sale of the 2,762,385 shares of Common Stock offered by the Company hereby will be approximately $24,715,181 million ($29,946,431 if the Underwriters' over-allotment option is exercised in full), after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by the Company. The Company will not receive any of the proceeds from the sale of shares of Common Stock by the Selling Shareholders. The principal purposes of this offering are to increase the Company's equity capital, to create a public market for the Common Stock, to facilitate future access by the Company to public equity markets and to provide increased visibility of the Company in a marketplace where many of its competitors are publicly held companies.


     The Company intends to use the net proceeds of this offering for working capital and general corporate purposes. The Company may also use a portion of the net proceeds for possible acquisition of businesses, products and technologies that are complementary to those of the Company. Although the Company has not identified any specific businesses, products or technologies that it may acquire, nor are there any current agreements or negotiations with respect to any such transactions, the Company from time to time evaluates such opportunities. Pending such uses, the Company plans to invest the net proceeds in short-term, interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

     Prior to becoming a C Corporation in October 1997, the Company paid distributions to its S Corporation shareholders in amounts generally consistent with their tax liabilities arising from their allocable share of S Corporation earnings. Since becoming a C Corporation, the Company has not declared or paid any cash dividends on its capital stock and does not expect to do so in the foreseeable future. The Company anticipates that all future earnings, if any, generated from operations will be retained by the Company to develop and expand its business. Any future determination with respect to the payment of dividends will be at the discretion of the Board of Directors and will depend upon, among other things, the Company's operating results, financial condition and capital requirements, the terms of then-existing indebtedness, general business conditions and such other factors as the Board of Directors deems relevant.

                                 CAPITALIZATION


     The following table sets forth the unaudited total capitalization of the Company as of March 31, 1998, (i) on an actual basis, (ii) on a pro forma basis to reflect the filing of the Revised Articles of Incorporation and the automatic conversion of all outstanding shares of the Company's Preferred Stock into Common Stock upon completion of the offering, the exercise of all outstanding Investor Warrants in accordance with the notification to the Company by the holders thereof of their intention to exercise the warrants prior to the completion of the offering, the issuance by the Company of 437,500 shares of Common Stock in May 1998 to an officer pursuant to the exercise of a Common Stock purchase warrant and the intended exercise of 297,490 option shares by Selling Shareholders and (iii) on such pro forma basis as adjusted to reflect the sale of the shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $10.00 per share and the application of the estimated net proceeds therefrom. See "Use of Proceeds." This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus.



                                                             ACTUAL     PRO FORMA    AS ADJUSTED
                                                            --------    ---------    -----------
                                                                       (IN THOUSANDS)
Shareholders' equity:
  Convertible Preferred Stock: $.01 par value, 20,000,000
     shares authorized, 2,528,090 issued and outstanding,
     actual; 20,000,000 authorized, no shares issued and
     outstanding, pro forma and as adjusted...............  $     25    $     --      $     --
  Common Stock: no par value, 100,000,000 shares
     authorized, 13,197,615 shares issued and 8,275,657
     shares outstanding, actual; 100,000,000 shares
     authorized, 21,002,825 shares issued and 16,080,867
     shares outstanding, pro forma; 100,000,000 shares
     authorized, 23,765,210 shares issued and 18,843,252
     shares outstanding, as adjusted(1)...................         1           1             1
Additional paid-in capital................................    31,728      37,053        61,768
Common Stock warrant to purchase 437,500 shares...........       550          --            --
Accumulated deficit.......................................    (5,640)     (5,640)       (5,640)
Treasury stock, 4,921,958 shares actual and pro forma,
            shares as adjusted............................   (14,017)    (14,017)      (14,017)
                                                            --------    --------      --------
          Total shareholders' equity......................    12,647      17,397        42,112
                                                            --------    --------      --------
          Total capitalization............................  $ 12,647    $ 17,397      $ 42,112
                                                            ========    ========      ========


------------


(1) Based on the number of shares outstanding as of March 31, 1998. Excludes 4,717,388 shares subject to options outstanding as of March 31, 1998 at a weighted average exercise price of $2.13 per share and 1,911,187 shares reserved for issuance under the Company's Stock Option Plan. See "Management -- Stock Option Plans" and Note 7 of Notes to Consolidated Financial Statements.

                                    DILUTION


     The pro forma net tangible book value of the Company as of March 31, 1998, giving effect to the conversion of all outstanding shares of Preferred Stock into Common Stock and the exercise of all outstanding Warrants upon or prior to the closing of this offering, was $17,397,000, or approximately $1.08 per share. "Pro forma net tangible book value" per share represents the amount of total tangible assets of the Company less total liabilities, divided by the number of shares of Common Stock outstanding on an as-converted basis. The pro forma net tangible book value of the Company as of March 31, 1998 would have been approximately $42,112,000, or $2.23 per share after giving effect to the sale of 2,762,385 shares of Common Stock offered by the Company in this offering at an assumed initial public offering price of $10.00 per share and the application of the estimated net proceeds therefrom. This represents an immediate increase in pro forma net tangible book value of $1.16 per share to existing shareholders and an immediate dilution of $7.77 per share to investors purchasing shares of Common Stock in this offering. The following table illustrates this per share dilution:



Assumed initial public offering price................................   $  10.00
  Pro forma net tangible book value as of March 31,
     1998(1)................................................  $  1.08
                                                              -------
  Increase attributable to new investors....................  $  1.15
Adjusted pro forma net tangible book value as of March 31, 1998(1)...   $   2.23
                                                                        --------
Dilution to new investors(1).........................................   $   7.77
                                                                        ========



     The following table summarizes, on a pro forma basis as of March 31, 1998, the difference between the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by existing shareholders and by the new shareholders before deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by the Company at the assumed initial public offering price of $10.00 per share.



                                         SHARES PURCHASED       TOTAL CONSIDERATION
                                       --------------------    ---------------------    AVERAGE PRICE
                                         NUMBER     PERCENT      AMOUNT      PERCENT      PER SHARE
                                       ----------   -------    -----------   -------    -------------
Existing shareholders(2).............  16,080,867      85%     $23,147,000      46%        $ 1.43
New shareholders(1)(2)...............   2,762,385      15       27,623,850      54          10.00
                                       ----------     ---      -----------     ---
          Totals.....................  18,843,252     100%     $50,770,793     100%
                                       ==========     ===      ===========     ===


------------


(1) Excludes 4,717,388 shares subject to outstanding options as of March 31, 1998 at a weighted average exercise price of $2.13 per share and 1,911,187 shares reserved for issuance under the Company's Stock Option Plan. To the extent outstanding options are exercised, there will be further dilution to new investors. See "Management -- Stock Option Plans" and Note 7 of the Notes to Consolidated Financial Statements.



(2) Sales by the Selling Shareholders in this offering will reduce the number of shares held by existing shareholders to 15,093,252, or 80% (15,093,252, or 77%, if the Underwriters' over-allotment option is exercised in full), and will increase the number of shares held by new investors to 3,750,000, or 20% (4,312,500, or 23%, if the Underwriters' over-allotment option is exercised in full), of the total number of shares of Common Stock outstanding after this offering. See "Principal and Selling Shareholders."

                      SELECTED CONSOLIDATED FINANCIAL DATA


     The following selected consolidated financial data should be read in conjunction with the Consolidated Financial Statements and Notes thereto and with "Management's Discussion and Analysis of Financial Condition and Results of Operations," which are included elsewhere in this Prospectus. The consolidated statements of operations data for the years ended December 31, 1995, 1996 and 1997, and the consolidated balance sheet data at December 31, 1996 and 1997, are derived from audited consolidated financial statements included elsewhere in this Prospectus. Statements presented for all previous periods are derived from audited financial statements not included in this Prospectus. The consolidated statements of operations data for the three months ended March 31, 1997 and 1998 are derived from the unaudited consolidated financial statements of the Company, which are included elsewhere herein. The unaudited financial information reflects all adjustments (consisting only of normal recurring adjustments) that the Company considers necessary for a fair statement of the financial data for such period. The results of operations for the three months ended March 31, 1998, are not necessarily indicative of results to be expected for any future period.



                                                                                                                THREE MONTHS
                                                                                                                    ENDED
                                                                     FISCAL YEAR ENDED DECEMBER 31,               MARCH 31,
                                                              ---------------------------------------------   -----------------
                                                               1993     1994     1995     1996       1997      1997      1998
                                                              ------   ------   ------   -------   --------   -------   -------
                                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)  (UNAUDITED)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Revenues:
  Licenses..................................................  $3,031   $5,171   $7,005   $ 9,720   $ 17,821   $ 2,950   $ 4,384
  Services..................................................      --       --      328     1,282      3,017       473     1,456
                                                              ------   ------   ------   -------   --------   -------   -------
        Total revenues......................................   3,031    5,171    7,333    11,002     20,838     3,423     5,840
                                                              ------   ------   ------   -------   --------   -------   -------
Cost of revenues:
  Cost of licenses..........................................     626      564      693       465        644        91       208
  Cost of services..........................................      --       --      139       362        624       105       215
                                                              ------   ------   ------   -------   --------   -------   -------
        Total cost of revenues..............................     626      564      832       827      1,268       196       423
                                                              ------   ------   ------   -------   --------   -------   -------
Gross profit................................................   2,405    4,607    6,501    10,175     19,570     3,227     5,417
                                                              ------   ------   ------   -------   --------   -------   -------
Costs and expenses:
  Sales and marketing.......................................     983    2,256    3,234     4,197      9,088     1,369     2,708
  Research and development..................................     615      820    1,249     2,088      3,573       622     1,643
  General and administrative................................     411    1,022    1,235     1,472      2,943       511       676
  Stock compensation expense................................      --       --       --       436     15,262        --        --
                                                              ------   ------   ------   -------   --------   -------   -------
Operating income (loss)(4)..................................     396      509      783     1,982    (11,296)      725       390
Other income (expense), net.................................      (7)     (21)     (29)        8        118        14       129
                                                              ------   ------   ------   -------   --------   -------   -------
Income (loss) before income tax provision...................     389      488      754     1,990    (11,178)      739       519
Provision (benefit) for income tax..........................      --       --       --        --     (3,150)       --       122
                                                              ------   ------   ------   -------   --------   -------   -------
Net income (loss)...........................................     389      488      754     1,990     (8,028)      739       397
Pro forma charge (benefit) in lieu of income taxes..........     136      171      264       697       (765)      259        --
                                                              ------   ------   ------   -------   --------   -------   -------
Pro forma net income (loss)(1)(5)...........................  $  253   $  317   $  490   $ 1,293   $ (7,263)  $   480   $    --
                                                              ======   ======   ======   =======   ========   =======   =======
Diluted pro forma net income (loss) per share(2)(3).........  $ 0.03   $ 0.04   $ 0.06   $  0.12   $  (0.88)  $  0.03   $  0.02
                                                              ======   ======   ======   =======   ========   =======   =======
Shares used in computing diluted pro forma net income (loss)
  per share(2)(3)...........................................   8,228    8,228    8,228    11,046      8,232    14,314    16,322
                                                              ------   ------   ------   -------   --------   -------   -------


                                                                            DECEMBER 31,
                                                              -----------------------------------------    MARCH 31,
                                                              1993    1994     1995     1996     1997        1998
                                                              ----   ------   ------   ------   -------   -----------
                                                                                  (IN THOUSANDS)          (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:
Working capital.............................................  $(41)  $  197   $  671   $1,750   $10,823     $10,857
Total assets................................................   925    1,552    2,747    4,016    16,509      17,105
Long-term liabilities, net of current portion...............    --       --       68       --        --          --
Total shareholders' equity..................................   287      707    1,214    2,647    12,250      12,647

------------

(1) Net income of the Company, adjusted for a pro forma charge in lieu of income taxes as if the Company were a C Corporation for all periods.
(2) See Note 10 of the Notes to Consolidated Financial Statements for an explanation of the method used to determine the number of shares used in computing diluted pro forma net income (loss) per share.
(3) The amounts for the three months ended March 31, 1998 represent actual diluted net income per share rather than pro forma diluted net income per share and the number of shares used to determine such amount.

(4) Operating income excluding stock compensation expense of $436 and $15,262 in 1996 and 1997, respectively, recognized in connection with the Company's terminated Phantom Stock Plan and a terminated provision of an employment agreement would have been $2,418 and $3,966 in 1996 and 1997, respectively. The Company believes this data may be useful to investors. However, such data is not prepared in accordance with generally accepted accounting principles and investors should not utilize this data as a substitute for operating income.


(5) Pro forma net income excluding stock compensation expense of $436 and $15,262 option in 1996 and 1997, respectively, recognized in connection with the Company's terminated Phantom Stock Plan and a terminated provision of an employment agreement would have been $1,577 and $2,655 in 1996 and 1997, respectively. The Company believes this data may be useful to investors. However, such data is not prepared in accordance with generally accepted accounting principles and investors should not utilize this data as a substitute for operating income.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion of the financial condition and results of operations of the Company should be read in conjunction with the Consolidated Financial Statements and the Notes thereto included elsewhere in this Prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ significantly from the results discussed in the forward-looking statements as a result of certain factors, including, but not limited to, those discussed in "Risk Factors" and elsewhere in this Prospectus.

OVERVIEW

     BindView develops, markets and supports a suite of systems management software products that manage the security and integrity of complex, distributed client/server networks operating on Microsoft Windows NT and Novell NetWare environments. The Company's primary product line, BindView EMS, provides software solutions for systems administration, security management, enterprise inventory of LAN assets and Year 2000 assessment of PC hardware and software. BindView EMS can be used by network administrators, security auditors and other IT personnel to proactively identify, diagnose and, in many cases, fix a wide range of systems management problems allowing organizations to reduce the Total Cost of Ownership of enterprise computing.

     BindView was founded in 1990 and in 1991 introduced the first generation of its customizable report generator for NetWare file servers. In 1993, the Company added inventory and asset management capabilities and released the BindView Network Control System ("BindView NCS"). In 1996, BindView NCS was supplanted by the BindView Enterprise Management System ("BindView EMS"), a completely redesigned product utilizing a Windows-based, object-oriented architecture. The release of BindView EMS was also accompanied by the release of NOSadmin for NetWare 3 and NOSadmin for NetWare 4. NOSadmin for Windows NT began shipping in early 1997 and NETinventory was added to the product family in mid-1997.

     The Company's revenues totaled $7.3 million, $11.0 million and $20.8 million in 1995, 1996 and 1997, respectively, substantially all of which have been derived from the sale of BindView NCS and BindView EMS related products and services. The Company has been profitable each year since 1991 and, since the third quarter of 1995, has experienced 11 consecutive quarters of profitability (before stock compensation expense charges related to the termination of the Phantom Stock Plan in October 1997 effecting profitability in 1997 and the fourth quarter of 1997). However, there can be no assurance the Company will remain profitable on a quarterly or annual basis. See "Risk Factors -- Operating Results Subject to Significant Fluctuations; Seasonality," " -- Limited Operating History; Future Operating Results Uncertain."


     Pricing of the Company's software product licenses is based on the number of servers, workstations and/or users. The Company may provide discounts for customers with large installations or when several BindView EMS products are licensed concurrently. The annual subscription contract is purchased separately by customers at their discretion and is a separate component that is offered for a fee generally equal to 21% of the retail price of the perpetual license fee. Prior to January 1, 1998, the Company provided telephone support services free of charge and sold product upgrades separately or through subscription contracts. Subsequent to that date, the Company began requiring customers to purchase a subscription contract in order to have access to such support services and updates. Subscription contract revenues both before and after January 1, 1998 are recognized ratably over the contract term. Subscription contracts typically include telephone support and product updates, when and if available. Most customers with large implementations of BindView EMS products have purchased subscription contracts and have renewed such contracts on an annual basis.



     The Company recognizes revenues in accordance with the American Institute of Certified Public Accountants Statement of Position No. 97-2. The Company sells its products under perpetual licenses and recognizes its license revenues upon meeting each of the following criteria: (i) execution of a written purchase order, license agreement or contract; (ii) delivery of software or, if the customer has previously received evaluation software, delivery of the software license code; (iii) issuance of the related license, with no significant vendor obligations or customer acceptance rights outstanding; (iv) the license fee is fixed or determinable; and (v) collectibility is assessed as being probable. Revenues from perpetual licenses are recorded as license revenues in the Statements of Operations. Service revenues include subscription contracts and professional services. Subscription contract revenues are recognized ratably over the one year contract term. The portion of subscription contract revenues that have not yet been recognized as revenue is reported as deferred revenue in the accompanying balance sheet. However, costs associated with selling such contracts are recognized in the period in which they were incurred. Professional service revenues are recognized as such services are performed and have historically been immaterial.


     The Company markets and sells its products through direct telesales, VARs, distributors and systems integrators. The Company's direct telesales organization generates the substantial majority of sales to North America customers. Conversely, VARs, distributors and systems integrators generate the substantial majority of sales to international customers. In 1998, the Company launched its first international direct telesales effort by forming a wholly owned German subsidiary, BindView Development GmbH. Historically, substantially all sales have been invoiced and paid in U.S. dollars. However, the Company anticipates international expansion will result in the Company transacting business in foreign currencies. The Company may implement a foreign currency forward-hedging program to mitigate the foreign currency transaction risk in the future. See "Risk Factors -- Risks Associated with International Sales and Operations."

     At the time of its incorporation, the Company (then operating as The LAN Support Group, Inc.) elected to be treated as an S Corporation under Subchapter S of the Internal Revenue Code. As an S Corporation, the Company's shareholders were liable for federal income tax liabilities resulting from the Company's operations. On October 16, 1997, the Company's status as an S Corporation was terminated and for periods thereafter the Company has been liable for federal income taxes. The Company has recognized a pro forma charge in lieu of income taxes in its Consolidated Statements of Operations for the periods prior to its C Corporation status to reflect income tax charges as if the Company had been a C Corporation for all periods presented. Prior to the termination of its S Corporation status, the Company declared distributions as dividends to shareholders payable in cash in an amount generally equal the tax consequence created by the S Corporation's earnings up to the date of such termination. The Company has no plans to pay any dividends or distributions in the foreseeable future.

RESULTS OF OPERATIONS

     The following table sets forth certain statement of operations data as a percentage of total revenues for the periods indicated:

                                                                                THREE MONTHS
                                                                                    ENDED
                                                  YEAR ENDED DECEMBER 31,         MARCH 31,
                                                 -------------------------     ---------------
                                                 1995      1996      1997      1997      1998
                                                 -----     -----     -----     -----     -----
Revenues:
  Licenses.....................................   95.5%     88.3%     85.5%     86.2%     75.1%
  Services.....................................    4.5      11.7      14.5      13.8      24.9
                                                 -----     -----     -----     -----     -----
          Total revenues.......................  100.0     100.0     100.0     100.0     100.0
                                                 -----     -----     -----     -----     -----
Cost of revenues:
  Cost of licenses.............................    9.5       4.2       3.1       2.6       3.6
  Cost of services.............................    1.8       3.3       3.0       3.1       3.6
                                                 -----     -----     -----     -----     -----
          Total cost of revenues...............   11.3       7.5       6.1       5.7       7.2
                                                 -----     -----     -----     -----     -----
Gross margin...................................   88.7      92.5      93.9      94.3      92.8
                                                 -----     -----     -----     -----     -----
Costs and expenses:
  Sales and marketing..........................   44.1      38.1      43.6      40.0      46.4
  Research and development.....................   17.0      19.0      17.1      18.2      28.1
  General and administrative...................   16.8      13.4      14.1      14.9      11.6
  Stock compensation expense...................     --       4.0      73.2        --        --
                                                 -----     -----     -----     -----     -----
Operating income (loss)........................   10.8      18.0     (54.1)     21.2       6.7
Other income (expense), net....................   (0.4)      0.1       0.6       0.4       2.2
                                                 -----     -----     -----     -----     -----
Income (loss) before income tax provision......   10.4      18.1     (53.5)     21.6       8.9
Provision (benefit) for income tax.............     --        --     (15.1)       --       2.1
                                                 -----     -----     -----     -----     -----
Net income (loss)..............................   10.4      18.1     (38.4)     21.6       6.8
Pro forma charge (benefit) in lieu of income
  taxes........................................    3.6       6.3      (3.6)      7.6        --
                                                 -----     -----     -----     -----     -----
Pro forma net income (loss)....................    6.8      11.8     (34.8)     14.0        --
                                                 =====     =====     =====     =====     =====

  Revenues


     The Company's revenues are derived from the sale of software products and related services including subscription contracts. The Company's revenues were $7.3 million, $11.0 million and $20.8 million in 1995, 1996 and 1997, respectively, representing increases of $3.7 million or 50% from 1995 to 1996 and $9.8 million or 89% from 1996 to 1997. The Company's revenues were $3.4 million and $5.8 million for the three months ended March 31, 1997 and 1998, respectively, representing an increase in the first quarter of 1998 of $2.4 million or 71% over the comparable quarter of the prior year. The Company had no customer that accounted for more than 10% of its revenues in 1996, 1997 or for the three months ended March 31, 1998. Revenues recognized from sales to customers outside North America, primarily in the United Kingdom and Europe, represented approximately 16%, 10%, 13% and 10% in 1995, 1996, 1997 and for the three months ended March 31, 1998, respectively.



     The Company's license revenues were $7.0 million, $9.7 million and $17.8 million in 1995, 1996 and 1997, respectively, representing increases of $2.7 million or 39% from 1995 to 1996 and $8.1 million or 83% from 1996 to 1997. The Company's license revenues were $3.0 million and $4.4 million for the three months ended March 31, 1997 and 1998, respectively, representing an increase in the first quarter of 1998 of $1.4 million or 49% over the comparable quarter of the prior year. The increase in the Company's license revenues over this time period has resulted from new product introductions and enhancements, increases in the average transaction size and increases in the size and productivity of the Company's sales force. The increase in the Company's license revenues from 1995 to 1996 resulting from the release of the Windows-based BindView EMS product family, including NOSadmin for NetWare 3 and NOSadmin for NetWare 4, approximated $3.9 million. The increase in the Company's license revenues from 1996 to 1997 resulting from continued market acceptance of BindView EMS, including the release of NOSadmin for Windows NT and the release of NETinventory which approximated $4.8 million. The increase in the Company's license revenues from the three months ended March 31, 1997 to the three months ended March 31, 1998, resulted from those reasons cited for the growth between 1996 and 1997, as well as product enhancements to NETinventory to include Year 2000 auditing capabilities for PC hardware and software which contributed $1.4 million.



     The Company's service revenues were $328,000, $1.3 million and $3.0 million in 1995, 1996 and 1997, respectively, representing increases of $1.0 million or 291% from 1995 to 1996 and $1.7 million or 135% from 1996 to 1997. The Company's subscription contract revenues were $473,000 and $1.5 million for the three months ended March 31, 1997 and 1998, respectively, representing an increase in the first quarter of 1998 of $1.0 million or 208% over the comparable quarter of the prior year. The increase in the Company's service revenues from 1995 through the first quarter of 1998 resulted primarily from increases in purchases of subscription contracts by the Company's growing installed customer base and larger dollar value of subscription agreements resulting from increases in the average size of customer licensing agreements. In particular, the increase in the Company's service revenues from the three months ended March 31, 1997 to the three months ended March 31, 1998 resulted primarily from increases in sales of subscription contracts to new and existing customers as a result of a change in the Company's policies with respect to technical support and product upgrades. Prior to January 1, 1998, the Company provided telephone support free of charge and sold product upgrades separately or through subscription contracts. Subsequent to that date, the Company began requiring customers to purchase a subscription contract in order to have access to such support services and updates. As subscription contracts are recognized ratably over the one year contract term, an increase in such revenues as a percentage of total revenues would result in greater deferred revenue recognition. This would, in turn, impact the Company's operating margins. See "Risk Factors -- Operating Results Subject to Significant Fluctuations; Seasonality."


  Cost of Revenues


     Cost of licenses includes product manuals, packaging, distribution and media costs for the Company's software products. Cost of licenses were $693,000, $465,000 and $644,000 in 1995, 1996 and 1997, respectively, and $91,000 and
$208,000 for the three months ended March 31, 1997 and 1998, respectively. The cost of licenses decreased $228,000 or 33% from 1995 to 1996, increased $179,000 or 38% from 1996 to 1997 and increased $117,000 or 129% for the three months ended March 31, 1997 as compared to the three months ended March 31, 1998. In 1996, the Company instituted a policy of qualifying potential customers before delivering evaluation copies of the Company's software, resulting in a decrease in the absolute cost of licenses. Since 1996, the cost of licenses has increased primarily due to increases in product shipments. Cost of licenses as a percentage of license revenues were 9.9%, 4.8% and 3.6% for 1995, 1996 and 1997, respectively, and 3.1% and 4.7% for the three months ended March 31, 1997 and 1998, respectively. The Company believes these costs will remain relatively consistent on a percentage basis in the future, although there will continue to be quarterly fluctuations due to the timing of certain expenses, as was exemplified in the first quarter of 1998 as compared to the comparable period in 1997.



     Cost of services includes personnel and other costs related to technical support and professional services. Cost of services were $139,000, $362,000 and $624,000 in 1995, 1996 and 1997, respectively, and $105,000 and $215,000 for the three months ended March 31, 1997 and 1998, respectively. The cost of services increased $223,000 or 160% from 1995 to 1996, $262,000 or 72% from 1996 to 1997 and $110,000 or 105% for the three months ended March 31, 1997 as compared to the three months ended March 31, 1998. The increase in the Company's cost of services from 1995 through the first quarter of 1998 resulted primarily from increases in the cost of technical support staff providing support to the Company's growing customer base. Cost of services as a percentage of service revenues were 42.4%, 28.2% and 20.7% for 1995, 1996 and 1997, respectively, and 22.2% and 14.8% for the three months ended March 31, 1997 and 1998, respectively. These decreases in the Company's cost of services as a percentage of service revenues from 1995 to the first quarter of 1998 resulted primarily from service revenues outpacing technical support staffing levels. The Company believes services gross margin as a percentage of service revenues in the future will remain relatively consistent with services gross margins realized in the first quarter of 1998. Professional service revenues generally results in a lower gross margin than other types of revenues and in the event that professional service revenues increase as a percentage of total revenues, the Company's gross margin may be adversely affected.

  Costs and Expenses


     Sales and Marketing. Sales and marketing expenses consist primarily of salaries, commissions and bonuses earned by sales and marketing personnel, general office expenses, travel and entertainment and promotional expenses. Sales and marketing expenses were $3.2 million, $4.2 million and $9.1 million in 1995, 1996 and 1997, respectively, and $1.4 million and $2.7 million for the three months ended March 31, 1997 and 1998, respectively. Sales and marketing expenses increased $1.0 million or 30% from 1995 to 1996, $4.9 million or 117% from 1996 to 1997 and $1.3 million or 98% for the three months ended March 31, 1997 as compared to the three months ended March 31, 1998. The increase in the Company's sales and marketing expenses from 1995 through the first quarter of 1998 resulted primarily from the hiring of sales management and additional sales personnel, as well as higher commissions paid as a result of the Company's revenue growth. The increase in the Company's sales and marketing expenses from 1996 to 1997 also resulted from increases in investment in marketing programs, particularly a series of NT Security Seminars utilized to raise awareness of the Company's security products. The increase in the Company's sales and marketing expenses from the three months ended March 31, 1997 to the three months ended March 31, 1998 also resulted from personnel and start-up costs associated with the launch of a direct telesales organization in Germany during the first quarter of 1998. Sales and marketing expenses as a percentage of total revenues were 44.1%, 38.1% and 43.6% for 1995, 1996 and 1997, respectively, and 40.0% and
46.4% for the three months ended March 31, 1997 and 1998, respectively. As the Company continues to devote resources to the expansion of the Company's sales and marketing organization, the Company expects that sales and marketing expenses as a percentage of total revenues will continue to be similar to the percentage recorded in 1997 for the foreseeable future.



     Research and Development. Research and development expenses consist primarily of salaries and benefits of product development, product management and quality assurance personnel, payments to contract programmers and expendable equipment purchases. Research and development expenses were $1.2 million, $2.1 million and $3.6 million for 1995, 1996 and 1997, respectively, and $622,000 and $1.6 million for the three months ended March 31, 1997 and 1998, respectively. Research and development expenses increased $0.9 million or 67% from 1995 to 1996, $1.5 million or 71% from 1996 to 1997 and $1.0 million or 164% for the three months ended March 31, 1997 as compared to the three months ended March 31, 1998. The increase in the Company's research and development expenses for each period resulted primarily from an increase in the number of development and quality assurance personnel to support the development of new products and enhancements to existing products and an increase in compensation levels for such personnel. In addition, in 1997 the Company formed a new product management group to identify technical specifications and market opportunities for new and existing products. Most of the new members of this group were hired in the fourth quarter of 1997 and the first quarter of 1998. Research and development expenses as a percentage of total revenues represented 17.0%, 19.0% and 17.1% for 1995, 1996 and 1997, respectively, and 18.2% and 28.1% for the three months ended March 31, 1997 and 1998, respectively. The increase in the Company's research and development expenses as a percentage of total revenues from the three months ended March 31, 1997 to the three months ended March 31, 1998 resulted primarily from hiring of new product management personnel dedicated to identifying new market opportunities for its products. The Company believes that a significant increase in its research and development investment is essential for it to maintain market leadership and continue to expand its product line. Accordingly, the Company anticipates it will continue to devote substantial resources to product research and development for the foreseeable future, and research and development expenses as a percentage of total revenues are likely to increase in future periods. The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed." Research and development expenditures generally have been charged to operations as incurred and any capitalizable amounts have been immaterial.

     General and Administrative. General and administrative expenses consist primarily of salaries, personnel and related costs for the Company's executive, administrative, finance and information services staff. General and administrative expenses were $1.2 million, $1.5 million and $2.9 million for 1995, 1996 and 1997, respectively, and $511,000 and $676,000 for the three months ended March 31, 1997 and 1998, respectively. The increase in the Company's general and administrative expenses of $0.3 million or 19% from 1995 to 1996 resulted primarily from additions to the Company's executive management team and finance department. The increase in the Company's general and administrative expenses of $1.4 million or 100% from 1996 to 1997 resulted primarily from increases in compensation levels, including bonuses, resulting from the Company's operating results exceeding budgeted levels, a nonrecurring provision made for the early termination of the Company's operating facility lease, increases in provisions for bad debt reserves related to the Company's 1997 fourth quarter revenue growth and increases in legal and accounting fees due to the termination of the Phantom Stock Plan and the related private placement and stock repurchase with each of these factors contributing equally to the increase. The increase in the Company's general and administrative expenses of $165,000 or 32% for the three months ended March 31, 1997 as compared to the three months ended March 31, 1998 resulted from increases in the numbers of employees. General and administrative expenses as a percentage of total revenues were 16.8%, 13.4% and 14.1% for 1995, 1996 and 1997, respectively, and 14.9% and 11.6% for the three months ended March 31, 1997 and 1998, respectively. The Company expects that general and administrative expenses will decrease as a percentage of total revenue in 1998, but will increase in absolute dollars as the Company increases the number of administrative personnel and upgrades its internal and financial reporting systems. Also, the Company anticipates additional expenses due to a relocation of its office facilities and costs related to being a public company, including, but not limited to, annual and other public reporting costs, directors' and officers' liability insurance, investor relations programs and professional services fees.



     Stock Compensation Expense. Stock compensation expenses were $436,000 and $15.3 million for 1996 and 1997, respectively an increase of $14.8 million or 3400%. In 1996, such expenses resulted from a lump sum cash payment to an employee in consideration of forfeiture of certain phantom stock units under the Company's Phantom Stock Plan. In 1997, $14.7 million of such expense resulted from the non-recurring issuance of 4,944,800 million shares of Common Stock in connection with the termination of the Company's Phantom Stock Plan and $550,000 of such expense resulted from the issuance of a warrant to purchase 437,500 shares of Common Stock to an officer in exchange for the extinguishment of a bonus provision in his option agreement. See "Certain Transactions -- Phantom Stock Plan."


     Provision for Income Taxes. Prior to October 16, 1997, the Company was treated as a Subchapter S Corporation for federal income tax purposes. Accordingly, the Company recorded no federal income tax expense for 1995, 1996 and the period from January 1, 1997 to October 16, 1997. The taxable income generated by the Company's operations during the period were reported in the income tax returns of the individual shareholders. A pro forma charge in lieu of income taxes has been recognized in the Company's Consolidated Statement of Operations to reflect income taxes as if the Company had been a C Corporation for all periods. At December 31, 1997, the Company had a federal net operating loss carryforward of approximately $7.5 million, that may be utilized to reduce future taxable income through the year 2012, subject to certain annual limitations.

QUARTERLY RESULTS OF OPERATIONS

     The following tables set forth certain unaudited consolidated statements of operations data for the nine quarters ended March 31, 1998, as well as the percentage of the Company's revenues represented by each item. This data has been derived from unaudited interim consolidated financial statements prepared on the same basis as the audited Consolidated Financial Statements contained herein and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, that the Company considers necessary for a fair presentation of such information when read in conjunction with the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

                                                                         QUARTER ENDED
                               --------------------------------------------------------------------------------------------------
                               MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,
                                 1996       1996       1996        1996       1997       1997       1997        1997       1998
                               --------   --------   ---------   --------   --------   --------   ---------   --------   --------
CONSOLIDATED STATEMENTS OF
  OPERATIONS DATA:
Revenues:
  Licenses...................   $1,599     $2,020     $2,460      $3,641     $2,950     $3,308     $4,524     $  7,039    $4,384
  Services...................      299        336        212         435        473        604        794        1,146     1,456
                                ------     ------     ------      ------     ------     ------     ------     --------    ------
        Total revenues.......    1,898      2,356      2,672       4,076      3,423      3,912      5,318        8,185     5,840
                                ------     ------     ------      ------     ------     ------     ------     --------    ------
Cost of revenues:
  Cost of licenses...........       76         97        117         175         91        138        150          265       208
  Cost of services...........       90         96         71         105        105        142        139          238       215
                                ------     ------     ------      ------     ------     ------     ------     --------    ------
        Total cost of
          revenues...........      166        193        188         280        196        280        289          503       423
                                ------     ------     ------      ------     ------     ------     ------     --------    ------
Gross profit.................    1,732      2,163      2,484       3,796      3,227      3,632      5,029        7,682     5,417
                                ------     ------     ------      ------     ------     ------     ------     --------    ------
Costs and expenses:
  Sales and marketing........      738        944      1,180       1,335      1,369      1,827      2,325        3,567     2,708
  Research and development...      430        454        586         618        622        700        837        1,414     1,643
  General and
    administrative...........      266        386        338         482        511        483        550        1,399       676
  Stock compensation
    expense..................       --         --         --         436         --         --         --       15,262        --
                                ------     ------     ------      ------     ------     ------     ------     --------    ------
Operating income (loss)......      298        379        380         925        725        622      1,317      (13,960)      390
Other income (expense),
  net........................                   1          2           5         14         15         22           67       129
                                ------     ------     ------      ------     ------     ------     ------     --------    ------
Income (loss) before income
  tax provision..............      298        380        382         930        739        637      1,339      (13,893)      519
Provision (benefit) for
  income tax.................       --         --         --          --         --         --         --       (3,150)      122
                                ------     ------     ------      ------     ------     ------     ------     --------    ------
Net income (loss)............      298        380        382         930        739        637      1,339      (10,743)      397
Pro forma charge (benefit) in
  lieu of income taxes.......      104        133        134         326        259        223        469       (1,716)       --
                                ------     ------     ------      ------     ------     ------     ------     --------    ------
Pro forma net income
  (loss).....................   $  194     $  247     $  248      $  604     $  480     $  414     $  870     $ (9,027)       --
                                ======     ======     ======      ======     ======     ======     ======     ========    ======
AS A PERCENTAGE OF TOTAL
  REVENUES:
Revenues:
  Licenses...................     84.2%      85.7%      92.1%       89.3%      86.2%      84.6%      85.1%        86.0%     75.1%
  Services...................     15.8       14.3        7.9        10.7       13.8       15.4       14.9         14.0      24.9
                                ------     ------     ------      ------     ------     ------     ------     --------    ------
        Total revenues.......    100.0      100.0      100.0       100.0      100.0      100.0      100.0        100.0     100.0
                                ------     ------     ------      ------     ------     ------     ------     --------    ------
Cost of revenues:
  Cost of licenses...........      4.0        4.1        4.3         4.3        2.6        3.6        2.8          3.2       3.6
  Cost of services...........      4.7        4.1        2.7         2.6        3.1        3.6        2.6          2.9       3.6
                                ------     ------     ------      ------     ------     ------     ------     --------    ------
        Total cost of
          revenues...........      8.7        8.2        7.0         6.9        5.7        7.2        5.4          6.1       7.2
                                ------     ------     ------      ------     ------     ------     ------     --------    ------
Gross margin.................     91.3       91.8       93.0        93.1       94.3       92.8       94.6         93.9      92.8
                                ------     ------     ------      ------     ------     ------     ------     --------    ------
Costs and expenses:
  Sales and marketing........     38.9       40.1       44.2        32.8       40.0       46.7       43.7         43.6      46.4
  Research and development...     22.7       19.2       22.0        15.1       18.2       17.9       15.8         17.3      28.1
  General and
    administrative...........     14.0       16.4       12.6        11.8       14.9       12.3       10.3         17.1      11.6
  Stock compensation
    expense..................       --         --         --        10.7         --         --         --        186.5        --
                                ------     ------     ------      ------     ------     ------     ------     --------    ------
Operating income (loss)......     15.7       16.1       14.2        22.7       21.2       15.9       24.8       (170.6)      6.7
Other income (expense),
  net........................       --         --        0.1         0.1        0.4        0.4        0.4          0.8       2.2
                                ------     ------     ------      ------     ------     ------     ------     --------    ------
Income (loss) before income
  tax provision..............     15.7       16.1       14.3        22.8       21.6       16.3       25.2       (169.8)      8.9
Provision (benefit) for
  income tax.................       --         --         --          --         --         --         --        (38.5)      2.1
                                ------     ------     ------      ------     ------     ------     ------     --------    ------
Net income (loss)............     15.7       16.1       14.3        22.8       21.6       16.3       25.2       (131.3)      6.8
Pro forma charge (benefit) in
  lieu of income taxes.......      5.5        5.6        5.0         8.0        7.6        5.7        8.8        (21.0)       --
                                ------     ------     ------      ------     ------     ------     ------     --------    ------
Pro forma net income
  (loss).....................     10.2       10.5        9.3        14.8       14.0       10.6       16.4       (110.3)       --
                                ======     ======     ======      ======     ======     ======     ======     ========    ======

     The trends discussed in the annual comparisons of operating results from 1995 to 1997 and the first quarter of 1997 to first quarter of 1998 are generally applicable to the comparison of quarters within the nine quarterly periods ended March 31, 1998, adjusted for the seasonality the Company has experienced as referred to below with the following exceptions of note. Given the seasonal fluctuations of the Company's revenues, operating profitability tends to be significantly higher in the fourth quarter over the preceding quarters. However, the Company's general and administrative expenses in the quarter ended December 31, 1997 exceeded levels the Company had historically experienced due to incentive bonus payments, a nonrecurring provision for the early termination of the Company's operating facility lease, an increase in the Company's provision for bad debt reserves related to the Company's large fourth quarter revenue growth and increases in legal accounting fees.

     The Company's quarterly revenues, expenses and operating results are likely to vary significantly due to a variety of factors, such as demand for the Company's products, the size and timing of significant orders and their fulfillment, the length of sales cycle to larger customers, the number, timing and significance of product enhancements and new product announcements by the Company and its competitors, changes in pricing policies by the Company or its competitors, customer order deferrals in anticipation of enhancements or new products offered by the Company or its competitors or in anticipation of changes or delays in NOS technologies, the ability of the Company to develop, introduce and market new and enhanced versions of its products on a timely basis, changes in the Company's level of operating expenses, budgeting cycles of its customers, product life cycles, undetected software errors and other product quality problems, the Company's ability to attract and retain qualified personnel, changes in the Company's sales incentive plans and staffing of sales territories, changes in the mix of products and services sold, changes in the mix of domestic and international revenues, the level of international expansion, changes in the mix of channels through which the Company's products are offered, the impact of acquisitions of competitors, the Company's ability to control costs and general domestic and international economic and political conditions. The Company operates with virtually no order backlog because its software products are shipped shortly after orders are received, which makes product revenues in any quarter substantially dependent on orders booked throughout that quarter. A disproportionate amount of the Company's sales are booked in the last few weeks or days of each quarter as a result of customer buying patterns. The Company believes this pattern will continue. Moreover, the Company's expense levels are based to a significant extent on the Company's expectations of future revenues and therefore are relatively fixed in the short term. If revenue levels are below expectations, operating results are likely to be adversely and disproportionately affected because only a small portion of the Company's expenses vary with its revenues.

     The Company's quarterly operating results are subject to certain seasonal fluctuations. Historically, the Company's revenues have tended to be strongest in the fourth quarter of the year and to decrease in the first quarter of the following year. The Company believes this seasonality is due to the calendar year budgeting cycles of many of its customers and to compensation policies tending to compensate sales personnel for achieving annual revenue quotas. In future periods, the Company expects these seasonal trends may cause first quarter revenues to decrease from, or remain consistent with, the level achieved in the preceding quarter. Based upon all of the factors described above, the Company believes that its quarterly revenues, expenses and operating results are likely to vary significantly in the future, that period-to-period comparisons of its operating results are not necessarily meaningful and that, in any event, such comparisons should not be relied upon as indications of future performance. See "Risk Factors -- Operating Results Subject to Significant Fluctuations; Seasonality."

LIQUIDITY AND CAPITAL RESOURCES

     Since its inception, the Company has primarily been funded by cash flow generated from its operations. Net cash provided by operating activities were $1.1 million, $1.6 million and $5.1 million for 1995, 1996 and 1997, respectively. Net cash provided by operating activities in 1997 was primarily the result of operating profitability before the non-cash stock compensation expense of $14.6 million related to the issuance of shares of the Company's Common Stock to terminate the Phantom Stock Plan.

     The Company's net cash used by financing activities was $151,000 and $783,000 in 1995 and 1996 and related primarily to the payment of S Corporation distributions. In the fourth quarter of 1997, the Company issued shares of Common Stock to employees in connection with the termination of its Phantom Stock Plan, resulting in a charge to earnings of $14.7 million. The Company financed an approximately $14.1 million Common Stock repurchase program of shares issued in connection with the termination of its Phantom Stock Plan through a private sale of $18.0 million of Preferred Stock. The Preferred Stock will automatically convert into 6,320,225 shares of Common Stock upon consummation of this offering. See "Distribution of Capital Stock" and "Certain Transactions - Phantom Stock Plan." The Company paid $1.3 million in S Corporation distributions in 1997.


     Net cash used by the Company's investing activities was $519,000, $713,000 and $1.3 million in 1995, 1996 and 1997, respectively, and relates primarily to the Company's capital expenditures. The Company does not expect to incur significant costs to make its products or internal information systems Year 2000 complaint because it believes such products and information systems to be installed are designed to properly function through and beyond the year 2000. See "Risk Factors -- Year 2000 Compliance."

     The Company has a $2 million revolving line of credit and a $500,000 line of credit whereby any principal draws mature 30 months after the date of such advances. These lines are collateralized by accounts receivable, property and equipment. There were no new borrowings under these facilities in 1996, 1997 or the first three months of 1998.

     As of March 31, 1998, the Company had $9.1 million of cash and cash equivalents. The Company believes that the net proceeds of this offering, together with existing cash, cash equivalents, short-term investments and cash flow from operations will be sufficient to meet its working capital requirements for at least the next 12 months. Thereafter, the Company may require additional funds to support its working capital requirements or for other purposes and may seek to raise such additional funds through public or private equity financing or from other sources. There can be no assurance that additional financing will be available at all or that if available, such financing will be obtainable on terms favorable to the Company or that any additional financing would not be dilutive.

     The Company currently intends to use the net proceeds of this offering for working capital and general corporate purposes, including financing accounts receivable and capital expenditures made in the ordinary course of business, as well as for possible acquisitions of businesses, products and technologies that are complementary to those of the Company. Although the Company has not identified any specific businesses, products or technologies that it may acquire, nor are there any current agreements or negotiations with respect to any such transactions, the Company from time to time evaluates such opportunities. Pending such uses, the net proceeds will be invested in government securities and other short-term, investment-grade, interest-bearing instruments.

                                    BUSINESS

     The following description of the Company's business should be read in conjunction with the information included elsewhere in this Prospectus. This description contains certain forward-looking statements that involve risks and uncertainties. The Company's actual results could differ significantly from the results discussed in the forward-looking statements as a result of certain of the risk factors set forth below and elsewhere in this Prospectus.

OVERVIEW

     BindView develops, markets and supports a suite of systems management software products that manage the security and integrity of complex, distributed client/server networks operating on Microsoft Windows NT and Novell NetWare environments. The Company's primary product line, BindView EMS, provides software solutions for systems administration, security management, enterprise inventory of LAN assets and Year 2000 assessment of PC hardware and software. BindView EMS can be used by network administrators, security auditors and other IT personnel to proactively identify, diagnose and, in many cases, fix a wide range of systems management problems allowing organizations to reduce the Total Cost of Ownership of enterprise computing.

INDUSTRY BACKGROUND

     The use of distributed, client/server networks has grown tremendously in the last ten years with the increase in PC-based Local Area Networks ("LANs") being one of the fastest-growing aspects of the client/server market. These LANs, largely dependent on servers running network operating systems provided by Microsoft and Novell, are enabling a new generation of client/server applications, including e-mail and group collaboration software such as Microsoft Exchange and Lotus Notes. As a result, LANs, which were originally intended to be used as relatively simple workgroup systems, have lost their "local" characteristic and have developed into mission-critical platforms for enterprise-scale applications. As LANs, and the network operating systems that support them, have been used to operate mission-critical applications and services, organizations have become increasingly dependent upon them. According to a recent International Data Corporation ("IDC") study, shipments of Windows NT server software are projected to grow from approximately 1.0 million in 1997 to 2.7 million in 2001 and shipments of NetWare server software are projected to grow from approximately 1.1 million in 1997 to 1.2 million in 2001. Additionally, the Company believes that the average number of users supported by these LANs has been increasing.

     As LANs have grown larger and technically more complex, the problems associated with maintaining their security and integrity have increased and become more difficult for Information Technology ("IT") departments to manage. As a result, network security and integrity are increasingly at risk and the Total Cost of Ownership (initial purchase price and the ongoing cost of upgrades, maintenance and support) for client/server computing has often climbed far beyond management's expectations when networks were initially installed. Therefore, reducing the Total Cost of Ownership has become a strategic initiative for many IT organizations, which have sought systems management software to manage the complexity and costs of client/server computing. The management challenges associated with maintaining the security and integrity of LANs include:

     Systems Administration. Systems administrators within IT departments need to resolve a wide range of issues and problems on a daily basis, which include managing the configuration of network servers, administering users and groups and managing disk space on critical servers and workstations. Problems such as these may not be solved quickly, placing the availability of the network at risk and the use of mission-critical, client/server applications throughout an enterprise in jeopardy. Additionally, the implementation of new or upgraded network operating systems will result in increased strain on an organization's IT resources. Both Microsoft and Novell are planning to ship major new releases of their network operating systems in the next 12 months. Although both upgrades promise new enhancements, the Company believes these upgrades will continue to add levels of complexity to the network operating system ("NOS") environments, particularly in the case of Windows NT.

     Security. Computer security breaches are a pervasive and growing problem. A survey published in March 1998, by the Computer Security Institute ("CSI") reported that 64% of respondents had encountered computer security breaches within the last 12 months. Although many IT organizations have installed firewalls and implemented security management strategies focusing on preventing "hacking in" from outside the organization, these efforts do not address the most serious security-related losses which are the result of unauthorized access by insiders. In fact, the CSI survey found that only 24% of respondents reported penetration from outside the organization while 44% reported unauthorized access by employees. The top 18 respondents reporting unauthorized access by insiders averaged losses of over $2.8 million each.

     Asset Management. Both IT and finance departments need to identify and manage their organization's technology assets. These departments need to plan for expansion, budget for software and hardware expenditures and trouble-shoot problems with PC configurations, as well as track potential theft of expensive components. Given the proliferation of diverse products, platforms and technologies within the typical enterprise-wide IT infrastructure, taking an accurate inventory of LAN assets has been a costly and time-consuming process.

     Year 2000 Assessment. Although many organizations have focused upon the mainframe issues of the Year 2000 exposure, the costs of bringing distributed computing into compliance are now estimated by some sources at nearly half of the total cost to fix mainframe systems. The Gartner Group recently estimated the total cost to find and fix desktop-related Year 2000 compliance issues to be between $10 billion and $42 billion. Year 2000 compliance issues on the LAN include problems with PC hardware, firmware and applications.

     IT departments are faced with conflicting pressures to both: (i) manage increasing complexity and guarantee better service for users who are demanding assurance of high productivity and availability and (ii) reduce the Total Cost of Ownership for client/server computing. Adding to this challenge is a lack of qualified IT personnel. In March 1998, the Information Technology Association of America estimated that there were 346,000 IT-related job vacancies in the United States. Pressure to reduce the Total Cost of Ownership and the increasing difficulty and expense in locating qualified IT personnel has driven IT management to establish processes and develop or purchase tools to manage their organization's IT assets.

     Historically, IT organizations have addressed LAN systems management problems through a combination of manual processes, custom-built tools and third-party software, but none of these alternatives have offered a completely satisfactory solution.

     Manual processes, such as performing a security audit, an inventory of network assets or a Year 2000 project assessment, are costly, time consuming and prone to human error. Many IT organizations custom-build their own systems management tools. However, these custom-built solutions (i) are generally developed by costly and hard-to-find programmers, (ii) take time to develop and thoroughly test, (iii) are frequently designed for a single purpose and cannot be used for other tasks and (iv) often need to be rewritten with new versions of the NOS.

     Most organizations have purchased at least some third-party software solutions to manage their networks and are budgeting to purchase more. IDC projects the systems management software market for the Windows and NetWare platforms to grow to over $4.6 billion by the year 2000, with security management software for Windows NT Server and NetWare accounting for $640 million of the total. Many third-party tools, including traditional "LAN Suites," focus on management of the desktop, but not on management of the NOS. Most tools that have been designed for the LAN -- including point products for security management, disk space management and other systems management tasks -- were built for managing single servers or small workgroups, and do not scale to efficiently manage networks as they grow enterprise-wide to thousands or tens of thousands of users. In addition, vendors that have traditionally developed UNIX-based systems management software have begun to port or redevelop their products to PC-based LAN environments. These products often do not meet the specific needs of the Windows NT and NetWare platforms. For example, security products from vendors of UNIX-based products are not designed to effectively deal with the configuration flexibility and complexity of Windows NT and NetWare platforms. Finally, many third-party products can often alert the IT staff that a problem has occurred but do not provide the diagnostic software to find the root cause of the problem or fix it. As an organization's dependence upon its LAN infrastructure increases, its IT department must be able to both proactively and reactively diagnose and repair its LAN-based computing resources.

     As Windows NT and NetWare networks have grown so have the challenges of deploying, upgrading, managing and changing the configuration of these networks. Organizations seek software solutions that (i) can quickly and proactively diagnose and fix a wide range of problems, (ii) are comprehensive in scope and can be used effectively by a wide range of the organization's existing IT personnel, (iii) scale to manage large, complex networks, (iv) address the unique aspects of each NOS they support and (v) can be easily deployed and maintained.

THE BINDVIEW SOLUTION


     BindView develops, markets and supports a suite of systems management software products that manage the security and integrity of complex, distributed client server networks while reducing the Total Cost of Ownership for enterprise computing. The Company's primary product line, BindView EMS provides software solutions for systems administration, security management, enterprise inventory of LAN assets and Year 2000 assessment of PC hardware and software. BindView EMS can be used proactively to diagnose, and in many cases fix, a wide range of specific problems occurring in Windows NT and NetWare environments. In addition, BindView EMS is built to scale with networks as they grow enterprise-wide. BindView EMS provides customers with products which are both easy to use and easy to deploy enterprise-wide.


  Proactive, Query-based Systems Management

     BindView offers a query-based approach to systems management for Windows NT and NetWare environments. The query-based approach provides systems administrators, security auditors and other IT professionals with a simple, graphical user interface ("GUI") for asking questions, or "queries," about the configuration and security of the NOS environment. This approach provides a framework for proactive management of the NOS environment. Rather than waiting for an event or alarm to occur, the systems administrator can locate, and in many cases fix, issues with the configuration and security of the network before they turn into problems. For those IT organizations with existing event management systems, BindView provides a diagnostic tool to help find the root cause of a NOS-related problem when an alarm is triggered. The query-based approach can perform diagnostic and reporting tasks in a matter of minutes that previously took hours or even days to complete. In addition, the modular architecture of this query-based technology facilitates the development of new add-on products. The Company believes this provides BindView with a competitive advantage in the development of future applications.

  Comprehensive in Scope

     BindView EMS covers a complete range of system administration and security issues, including file server management, user and group administration, disk space management and management of directory services. All of the critical configuration parameters and security settings of Windows NT and NetWare network operating systems are made available through the simple user interface of BindView EMS. As a result, BindView EMS empowers a broader group of IT personnel, rather than just a limited number of IT experts, to solve problems quickly by providing a way to automate the labor-intensive tasks necessary to ensure the integrity and security of enterprise servers, applications and users.

  Architected to Scale

     BindView EMS has been designed to manage both workgroup LANs as well as enterprise-wide networks that are frequently geographically dispersed. Customers often purchase BindView EMS to manage one or two workgroups and then over time purchase more products to manage their LAN as it grows to an enterprise-wide, distributed network. BindView EMS is used routinely to manage networks ranging from tens to tens of thousands of users. A Fortune 25 consumer goods company, for example, uses BindView EMS to manage over 70,000 users on its global NetWare-based network.

  Native to Each Environment

     BindView's products for managing Windows NT and NetWare operating systems each have a different agent architecture that works best for that particular environment and can exploit the unique features of each platform. BindView's object-oriented architecture separates the user interface from the back-end data gathering modules. This approach allows BindView to build each of these modules to be native to the specific platform it supports. BindView products are not programmed with a "least common denominator" approach across heterogeneous platforms. The Company believes this enables BindView to build "best-of-breed" products for managing and exploiting each operating environment.

  Easy to Deploy, Maintain and Use

     BindView's products are built to be both easy to install and easy to use. In addition to being easy to install on a single server or workstation, the Company's products can be rapidly deployed enterprise-wide. BindView's systems administration and security products can typically be deployed enterprise-wide in a matter of days, and BindView's enterprise inventory and Year 2000 assessment products can typically be deployed enterprise-wide in a matter of weeks. BindView's products are also designed to be easy to upgrade and maintain on an ongoing basis following initial deployment. As a result, customers can rapidly implement and utilize BindView's products with minimal training, thereby reducing their Total Cost of Ownership without placing additional burdens on customer's IT personnel.

STRATEGY

     The Company's objective is to be the leading provider of systems management software for enterprise networks. Key elements of the Company's strategy to achieve these objectives include:

     Enhance Leadership Position in Security Assessment Software. The Company believes it is currently the leading vendor for Windows NT and NetWare-based security assessment software, both in product sales and technology leadership. BindView will continue its research and development efforts to maintain its technology leadership in comprehensive security assessments of Windows NT and NetWare networks.

     Enhance Systems Administration Capabilities. The Company intends to add new capabilities to its modules for managing Windows NT and NetWare-based networks. These capabilities include new user interface components and analysis tools for presenting information in more meaningful ways to BindView EMS users. The Company also intends to continue to make enhancements allowing customers to proactively fix more problems through the "ActiveAdmin" features of BindView EMS. The Company currently plans to introduce ActiveAdmin for Windows NT in the next 12 months.

     Apply Query-based Management to New Applications. The Company intends to apply its query-based management approach to high-growth opportunities and to introduce high value-added modules for managing a wide variety of critical applications and services. The Company is evaluating opportunities to develop new BindView EMS modules, including those for managing e-mail systems (such as Microsoft Exchange), other operating environments (such as UNIX application servers) and other mission-critical, client/server applications (such as electronic commerce servers).

     Expand Direct Telesales Model. The Company believes its direct telesales strategy enables it to maintain a low cost sales model and most effectively track and meet the needs of its customers. The Company intends to continue to expand its direct telesales force, both in the United States and internationally. The Company also believes it can continue to increase its success rate in achieving strategic, enterprise-level sales by selling to higher levels of management at key accounts of major enterprises.

     Leverage Existing Customer Base. BindView products have been sold to over 4,000 customers, including more than 70% of the Fortune 100 companies. Although the Company has already sold BindView EMS into some of these companies for deployment enterprise-wide, the majority of these organizations have used BindView EMS only on some of their departmental LANs and have many additional networks continuing to represent large sales opportunities. The Company believes it can sell more deeply within these existing customer sites and sell more products as BindView expands its product line.

     Strengthen Strategic Relationships. The Company will continue to strengthen existing relationships and pursue new relationships with key partners. Technology partners (including Microsoft, Novell, Computer Associates and IBM/Tivoli) provide the Company with product integration and marketing opportunities. Service providers (including the Big Six accounting firms, systems integrators and Year 2000 audit firms) provide the Company with distribution opportunities, as well as implementation and project management leverage.

PRODUCTS AND TECHNOLOGY

     The Company's primary product line is BindView EMS. BindView EMS is designed to provide a wide range of systems management capabilities to the Company's customers for use with their heterogeneous, distributed networks. BindView EMS employs a Windows-based console to provide scalable and comprehensive systems management solutions. BindView EMS utilizes an object-oriented architecture enabling the management of a wide variety of network operating systems and managed objects to be supported through snap-in modules. These snap-in modules are sold either separately or as a "suite." Each snap-in module to the Enterprise Console increases the scope of BindView EMS to cover a new set of management issues for a particular platform. Current snap-in modules for BindView EMS include the NOSadmin series (for both Windows NT and NetWare) and NETinventory. The Enterprise Console provides an effective set of tools that work across all snap-in modules.

                                 PRODUCT CHART

     Central to the BindView EMS architecture is the Universal Data Processing Engine ("UDPE") which enables the query-processing capabilities of BindView EMS by utilizing an object-oriented design separating the common components of the Enterprise Console from the specific features and platforms of the snap-in modules. The UDPE provides a querying engine that gathers the necessary data from across the network and presents the query results to the user through the Enterprise Console. Query results may be displayed in a variety of meaningful ways, including tabular spreadsheets, printed reports, graphs and charts, or may be exported to over a dozen popular formats, including those viewable through e-mail or a web browser. The user can create queries from scratch, or can select a predefined query from an initial set of over one hundred sample reports supplied "out-of-the-box" with BindView EMS. Once queries have been created, they can be saved to build a suite of management reports monitoring the deployment of "best practices" and IT-mandated policies across the network.

     With this architecture, BindView EMS enables the management of heterogeneous, distributed networks through a common GUI. Customers typically purchase one Enterprise Console per administrator and one or more snap-in modules to manage their particular network, often including both NOSadmin for NetWare and NOSadmin for Windows NT.

     All components of BindView EMS have been developed using industry-standard compilers, development tools and languages, including C, C++, Java and Assembly for Intel hardware platforms.


  Enterprise Console

     The Enterprise Console is the central component and user interface of BindView EMS. It provides a common tool-set used by security auditors and network administrators for the analysis, reporting, policy management and automated administration of enterprise resources and assets. The Enterprise Console's query-based approach provides the ability to ask questions, automatically collect the data necessary to answer those questions, present the answers in meaningful ways and, in some instances (where ActiveAdmin features are available), make necessary corrections while documenting any required changes. The Company is working to add and expand ActiveAdmin capabilities to future versions of all BindView EMS modules, increasing the user's ability to both diagnose and fix problems from the Enterprise Console.

  NOSadmin Series

     The NOSadmin series of products provides comprehensive security assessment and systems management across heterogeneous environments. The NOSadmin series addresses a complete range of systems administration and security issues, including file server management, user and group administration, disk space management and management of directory services. All of the critical configuration parameters and security settings of Windows NT and NetWare network operating systems are made available through a simple user interface, without requiring an agent to be placed on every managed server and workstation. As a result, the NOSadmin series empowers a broader group of IT personnel, rather than just a limited number of IT experts, to solve problems quickly by providing them with a way to automate the labor-intensive tasks necessary to ensure the integrity and security of enterprise servers, applications and users.

     - NOSadmin for Windows NT enables IT professionals to view and analyze multi-domain Windows NT networks enterprise-wide from a single administrative console. The product includes the capability to pinpoint a variety of potential security risks for Windows NT servers and workstations. Within the next 12 months, the Company plans to release an updated NOSadmin for Windows NT with "ActiveAdmin" capabilities, enabling the user to make changes to the NOS configuration and fix problems enterprise-wide directly from the Enterprise Console.

     - NOSadmin for NetWare 3 and NOSadmin for NetWare 4 provide comprehensive security and configuration management of NetWare servers enterprise-wide from a single administrative console. These include the capability to make changes to the NOS configuration and fix problems enterprise-wide through a feature called "ActiveAdmin." In addition, NOSadmin for NetWare 4 enables management of Novell Directory Services ("NDS") for a variety of platforms (including NetWare 4, Windows NT and UNIX servers).


     All NOSadmin modules "snap in" to the Enterprise Console through a Windows-based Dynamic Link Library ("DLL") that interfaces the snap-in module to the UDPE. In addition to this snap-in DLL, each NOSadmin module utilizes a distributed agent architecture that is particular to the native environment that it supports. The distributed agents for the NOSadmin for Windows NT run as Windows NT services in each Windows NT domain. The distributed agents for the NOSadmin for NetWare products run as NetWare Loadable Modules on one or more NetWare file servers.


  NETinventory

     NETinventory is a scalable, fast and accurate asset management and inventory analysis tool for large multi-site networks. It extends the capabilities of BindView EMS to include comprehensive network inventory and asset tracking for an entire enterprise. As a result, the user can discover, document and evaluate PC assets throughout the entire enterprise and make better-informed strategic technology decisions . NETinventory also reduces help desk costs and response times by providing immediate access to any end-user's hardware and software configuration changes. NETinventory also provides powerful Year 2000 auditing capabilities allowing the execution and automation of Year 2000 compliance testing and reporting for PC hardware and software in a fraction of the time it would take to do manually.

     The following table describes the BindView EMS product family.

-------------------------------------------------------------------------------------------------

         BINDVIEW EMS
            PRODUCT                                    FEATURES/BENEFITS

-------------------------------------------------------------------------------------------------
 Enterprise Console           - The Desktop Manager allows for the delegation of tasks to individuals filling special roles (for example, security
                                auditors or help desk personnel) by giving them customized desktops focused on the tasks they perform
                              - A Query Builder to ask questions about the state of the
                                network through an easy-to-use GUI
                              - Spreadsheet and graphics/charting interfaces to view query results
                              - A Report Writer to generate presentation-quality reports
                              - An export function to export data to over a dozen popular file formats
---------------------------------------------------------------------------------------------
 NOSadmin for Windows NT      - Comprehensive security assessments
                              - Configuration analysis of both servers and workstations, including services, sessions, shares and device drivers
                              - Network integrity analysis of domain infrastructure,
                                users, groups, policies and trust relationships between
                                domains
                              - A single report can span multiple Windows NT domains for enterprise-wide analysis of all Windows NT servers and
                                workstations
                              - Documention and analysis of the values of any registry
                                keys across all servers and workstations enterprise-wide
                              - File system and disk space management
----------------------------------------------------------------------------------------------
 NOSadmin for NetWare 4       - Comprehensive security assessments
                              - Management of file server configuration, NetWare Loadable
                                Modules and "Set" variables
                              - User and group administration
                              - File system and disk space management
                              - Documention of organizational policies throughout the
                                enterprise
                              - ActiveAdmin for making global changes to system
                                configuration
                              - Management of NDS and ActiveAdmin for making global
                                changes to NDS
----------------------------------------------------------------------------------------------
 NOSadmin for NetWare 3       - See features/benefits for NOSadmin for NetWare 4 above,
                                except supports NetWare binding services instead of NDS
----------------------------------------------------------------------------------------------
 NETinventory                 - Integrated Year 2000 compliance testing and reporting for
                                PC hardware and software
                              - Automated discovery and tracking of hardware assets
                              - Automated detection of over 4,000 software packages
                              - A three-tiered architecture providing central
                                administration and synchronization services, with
                                fault-tolerant collection and distribution of asset
                                management information
                              - Management of database integrity across all segments of
                                the distributed inventory database enterprise-wide
                              - Generation of complete reports for all PC hardware and
                                software assets across the enterprise

CUSTOMERS

     The Company's products have been sold to more than 70% of the Fortune 100 companies. The Company has sold software products through direct channels to over 4,000 corporations, governmental agencies and other organizations worldwide, and also to over 150 resellers and distributors. The following table is a selected list of the Company's end-user customers that accounted for more than $50,000 in total revenue (license and service) to BindView since January 1, 1996:

3Com                                    GTE Mobile Communications            Scudder, Stevens & Clark
American Stores                         Hoechst                              Sony
Baltimore Gas & Electric                ITT Industries                       Sprint
Banc One Capital                        Kellogg USA                          Suntrust Banks
Blue Cross and Blue Shield              Kimberley-Clark                      Tandy Corporation
California Federal Bank                 KPMG Peat Marwick                    Trans Union
Chase Manhattan Bank                    LCI International                    Union Pacific
CIBC Asia Limited                       Michelin                             U.S. Bank
Cigna                                   Mellon Bank                          U.S. Customs Service
Citicorp                                Mobil                                U.S. Trust
CoreStates Bank                         Oxford Health Plans                  Wells Fargo
CSX Corporation                         PageNet
Deloitte & Touche                       Paramount Pictures
El Paso Energy                          Phillips Petroleum
Emory Clinic                            Procter & Gamble
Ernst & Young                           Providian Financial
Excel Telecommunications                Quantum
Federal Reserve Bank                    Raytheon
First Chicago                           Sallie Mae
GE Capital                              San Diego Gas & Electric

     Although the Company has sold its software on an enterprise-wide basis, the majority of the Company's existing customers continue to represent larger sales opportunities. Customers typically buy for a single department or division and then, based upon the initial success of the products in such department or division, later expand their use of the Company's products into other parts of the organization. The Company believes it can sell more deeply within these existing customer sites and sell more products as the Company expands its product line. In 1996, 1997, and for the three months ended March 31, 1998, no customer comprised more than 10% of the Company's sales.

SALES AND MARKETING

     The Company sells its products primarily through its direct telesales force, and, to a lesser extent, through VARs, distributors and systems integrators. In addition, the Company has strategic marketing relationships with professional service organizations and software vendors that provide the Company with increased visibility as well as sales leads.

  Direct Telesales

     The Company sells its products primarily through a direct telesales force. The Company utilizes a direct telesales model that minimizes the number of remote sales offices and customer site visits and focuses on effective use of the telephone and Internet communications for product demonstrations and product sales. When necessary, the Company's sales force will also travel to customer locations. The Company believes its direct telesales approach allows it to achieve control of the sales process and respond rapidly to customer needs, while maintaining an efficient, low-cost sales model. Sales cycles typically range between as little as three months for departmental sales and up to 12 months for enterprise-wide contracts.

     As of March 31, 1998, the Company had 75 persons in its direct telesales organization worldwide. The direct telesales force for North America is based in Houston and accounts for a substantial majority of the Company's revenues. In January 1998, the Company established its first international direct telesales office in Frankfurt, Germany. The Company has increased the size of its direct telesales organization from 32 to 75 individuals over the last year and expects to continue hiring sales personnel, both domestically and internationally, over the next 12 months.

  VARs and Distributors

     In addition to its direct telesales strategy, the Company has established indirect distribution channels through VARs and distributors. Outside North America, where the Company is in the process of developing its direct telesales presence, the Company relies heavily on its reseller channel. The Company has established a network of VARs and distributors in Europe, Latin America and the Pacific Rim, with the concentration of such distributors being located in European markets.

     The Company's international VARs and distributors typically perform marketing, sales and technical support functions in their country or region. Each one may distribute direct to the customer, via other resellers or through a mixture of both channels. The Company actively trains its international VARs and distributors in both product and sales methodology.

  Systems Integrators and Service Providers

     In addition to more traditional resellers, the Company markets its products through service organizations that help customers install, manage and secure large Windows NT and NetWare networks. Such organizations include large systems integrators, outsourcing companies, security auditing groups in the Big Six accounting firms and service companies performing Year 2000 compliance work. Some of these companies sell BindView's products directly to their end-users, while others license the BindView products from the Company and include these products in their standard toolkits used at their clients' sites.

  Marketing Partnerships and Programs

     To support its growing sales organization and channel, the Company in the last year has devoted significant resources to building a series of marketing partnerships and programs. The Company has developed a partnership with IBM/Tivoli for marketing BindView EMS as a companion product to Tivoli TME 10, as well as partnerships with other key vendors, including Microsoft, Novell and Computer Associates. The Company is a Microsoft Solution Provider, and holds "Microsoft Back Office" certification for its products. The Company also partners with many of the Big Six accounting firms to increase awareness of network security issues. Results of these partnerships in the past year include a seminar series with Ernst & Young entitled "Issues in Windows NT Security" given in over 25 cities in the United States and Europe, and a white paper published by Coopers & Lybrand entitled "Evaluating Novell NetWare 4.X Security Using BindView EMS."

     In addition to the above partnerships, the Company's marketing efforts have resulted in a number of programs, such as seminars, industry trade shows, vendor executive briefings, analyst and press tours, advertising and public relations.

CUSTOMER SUPPORT AND PROFESSIONAL SERVICES


     BindView believes that high quality customer support and professional services are requirements for continued growth and increased sales of its products. The Company has made a significant investment in increasing the size of its support and services organization in the past and plans to continue to do so in the future. As of March 31, 1998, the Company's customer support and professional services organization consisted of 15 employees. Customer support personnel provide technical support by telephone, e-mail and fax, and maintain the Company's Web site and bulletin boards to complement these services. Technical support for customers is provided at no charge for 30 days after the product's sale and on a subscription basis thereafter. Future versions of the Company's products are provided at no extra charge as part of the subscription service. International offices and resellers extend this service for overseas customers.


     The Company's professional services group provides product training, consulting and implementation services for a fee in order to assist customers in maximizing the benefits of the Company's products. In addition, the Company periodically offers training to its channel partners and employees.

PRODUCT DEVELOPMENT


     BindView has been an innovator and leader in the development of systems management tools for the LAN marketplace. The Company believes that a technically skilled, quality oriented and highly productive software development organization is the key to the continued success of new product offerings. The software development staff is also responsible for enhancing the Company's existing products and expanding its product line. The Company's product development staff consisted of 18 employees as of March 31, 1997 and 32 employees as of March 31, 1998. The Company expects that it will continue to invest substantial resources in product development expenditures.


     BindView is currently developing enhancements to existing products as well as working to develop new products for managing additional applications and platforms not currently within the scope of BindView EMS. Potential future applications include a product to manage e-mail applications such as Microsoft Exchange. In addition, the Company plans to release ActiveAdmin for Windows NT in the next 12 months, and is currently developing the next generation of the BindView EMS product family. There can be no assurance that these development efforts will be completed within the Company's anticipated schedules or that, if completed, they will have the features necessary to make them successful in the marketplace. Moreover, products as complex as the Company's may contain undetected errors when first introduced or as new versions are released. Such undetected errors in new products may be found after commencement of commercial shipments, resulting in loss of or delay in market acceptance. Future delays in the development or marketing of product enhancements or new products could result in a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors -- Rapid Technological Change and New Products."

COMPETITION

     The market in which the Company competes is intensely competitive and characterized by rapidly changing technology and evolving standards. Companies offering competitive products vary in the scope and breadth of the products and services offered and include: (i) providers of security analysis and audit products, such as Axent Technologies, Inc. and Security Dynamics Technologies, Inc.; (ii) providers of standalone inventory and asset management products such as Tally Systems Corp.; (iii) providers of LAN desktop management suites, such as Intel Corporation, Hewlett-Packard Company and Microsoft Corporation; and
(iv) providers of Year 2000 assessment products such as Network Associates, Inc. In addition, the native tools provided by Novell, Inc. and third-party tools provided by certain vendors, such as Computer Associates, Inc. and other companies, may compete with certain management features of the Company's products. The Company has experienced, and expects to continue to experience, increased competition from current and potential competitors, many of whom have greater name recognition, a larger installed customer base and significantly greater financial, technical, marketing, and other resources than the Company. Such competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements or devote greater resources to the development, promotion and sale of their products than the Company. The Company expects additional competition as other established and emerging companies enter into the systems management software market and new products and technologies are introduced. Increased competition could result in price reductions, fewer customer orders, reduced gross margins, longer sales cycles and loss of market share, any of which would materially adversely affect the Company's business, operating results and financial condition.

     In addition, vendors of operating system software, particularly Microsoft and Novell, may in the future enhance their products to include functionality that is currently provided by the Company's products. The widespread inclusion of the functionality of the Company's software as standard features of operating system software could render the Company's products obsolete and unmarketable, particularly if the quality of such functionality were comparable to that of the Company's products. Even if the functionality provided as standard features by operating system software is more limited than that of the Company's software, there can be no assurance that a significant number of customers would not elect to accept more limited functionality in lieu of purchasing additional software.

     Current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties, thereby increasing their ability to address the needs of the Company's current or prospective customers. Accordingly, it is possible that new competitors or alliances among current and new competitors may emerge and rapidly gain significant market share. Such competition could materially adversely affect the Company's ability to obtain new licenses or to obtain maintenance and support renewals for existing licenses on terms favorable to the Company. There can be no assurance that the Company will be able to compete successfully against current and future competitors, and the failure to do so would materially adversely affect the Company's business, operating results and financial condition.

     The Company believes that significant competitive factors affecting the markets described above are depth of product functionality, breadth of platform support, product quality and performance, conformance to industry standards, product price and customer support. In addition the ability to rapidly develop and implement new products and features for these markets is critical. See "Risk Factors -- Significant Competition."

PROPRIETARY RIGHTS

     The Company relies primarily on a combination of copyright, trademark and trade secret laws, confidentiality procedures and contractual provisions to protect its proprietary rights. However, the Company believes that such measures afford only limited protection. There can be no assurance that others will not develop technologies that are similar or superior to the Company's technology or design around the copyrights and trade secrets owned by the Company. The Company licenses its software products primarily under "shrink wrap" licenses (i.e., licenses included as part of the product packaging). Shrink wrap licenses are not negotiated with or signed by individual licensees, and purport to take effect upon the opening of the product package. The Company believes, however, that these measures afford only limited protection. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. Policing unauthorized use of the Company's products is difficult and the Company is unable to determine the extent to which piracy of its software products exists. In addition, the laws of some foreign countries do not protect the Company's proprietary rights as fully as do the laws of the United States. There can be no assurance that the Company's means of protecting its proprietary rights will be adequate or that competition will not independently develop similar or superior technology.

     The Company is not aware that it is infringing any proprietary rights of third parties. There can be no assurance, however, that third parties will not claim infringement by the Company of their intellectual property rights. The Company expects that software product developers will increasingly be subject to infringement claims as the number of products and competitors in the Company's industry segment grows and the functionality of products in different industry segments overlaps. Any such claims, with or without merit, could be time consuming to defend, result in costly litigation, divert management's attention and resources, cause product shipment delays or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company, if at all. In the event of a successful claim of product infringement against the Company and failure or inability of the Company to either license the infringed or similar technology or develop alternative technology on a timely basis, the Company's business, operating results and financial condition could be materially adversely affected. See "Risk Factors - Limited Protection of Proprietary Technology; Risks of Infringement."

EMPLOYEES


     As of March 31, 1998, the Company employed 178 full-time employees, including 83 in sales and marketing, 57 in research and development, 15 in technical support and professional services and 23 in general and administrative. The Company believes that its future success will depend in large part upon its continuing ability to attract and retain highly skilled managerial, sales, marketing, customer support and research and development personnel. Like other software companies, the Company faces intense competition for such personnel, and the Company has at times experienced and continues to experience difficulty in recruiting qualified personnel. There can be no assurance that the Company will be successful in attracting, assimilating and retaining other qualified personnel in the future. The Company is not subject to any collective bargaining agreement and it believes that its relationships with its employees are good. See "Risk Factors - Dependence on Key Personnel; Need for Additional Qualified Personnel."

FACILITIES

     The Company's principal administrative, sales, marketing, support and research and development facility is located in approximately 35,000 square feet of space in Houston, Texas. Although the lease on this office space expires October 2000, the Company notified its landlord in 1997 of its intention to terminate its lease in order to secure more space in Houston, Texas. The Company also currently has office space in Frankfurt, Germany. However, anticipated expansions in international sales may result in the Company moving to new facilities within the next 12 months. The Company believes suitable additional or alternative space will be available in the future on commercially reasonable terms as needed.

LEGAL PROCEEDINGS

     The Company is not a party to any material legal proceeding.

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

     The executive officers, directors and key employees of the Company are as follows:

               NAME                 AGE                           POSITION
----------------------------------  ---   ---------------------------------------------------------
Executive Officers and Directors
Eric J. Pulaski...................  35    Chairman, President, Chief Executive Officer and Director
Christopher J. Sole...............  46    Vice President, Chief Operating Officer and Director
Scott R. Plantowsky...............  34    Vice President, Chief Financial Officer and Director
David E. Pulaski..................  30    Vice President -- North and South American Sales
Nadeem Ghias......................  37    Vice President -- Research & Development
Peter L. Bloom(1)(2)..............  40    Director
John J. Moores(1)(2)..............  53    Director
Richard A. Hosley II..............  53    Director
Key Employees
Rudi Vanderbeeken.................  43    Managing Director -- Europe, Middle East and Africa
Mark Miller.......................  28    Director of Technical Services
Irl Nathan........................  33    Vice President -- Product Marketing

------------

(1) Member Compensation Committee

(2) Member Audit Committee

  Executive Officers and Directors

     Eric J. Pulaski founded the Company in May 1990 and has served as the Company's Chairman, President and Chief Executive Officer and as a Director since its inception. Prior to founding the Company, Mr. Pulaski was employed as Director of the Advanced Services Division of Network Resources, Inc., a Houston-based systems integration firm. Mr. Pulaski holds a B.A. in Humanities from the University of Texas at Austin.

     Christopher J. Sole has served as the Company's Vice President and Chief Operating Officer since May 1996. Mr. Sole has been a Director of the Company since October 1997. From January 1995 to May 1996, Mr. Sole was a Business Consultant, planning technology and business strategies for leading inter-networking and Internet companies. From December 1993 to December 1994, Mr. Sole was employed as Vice President of Product Marketing by Uniface B.V., a Netherlands based developer of client/server application development systems. From April 1989 to December 1993, Mr. Sole was employed by Bachman Information Systems, Inc., a Massachusetts based developer and marketer of model-driven application tools, where he served in various roles including Business Unit Manager and Vice President of Product Management and Development. Mr. Sole holds a B.Sc. in Mechanical Engineering from Birmingham University, U.K., and an M.B.A. from the Stanford University Graduate School of Business.

     Scott R. Plantowsky has served as the Company's Vice President and Chief Financial Officer since September 1993. Mr. Plantowsky has been a Director of the Company since October 1997. From January 1986 to August 1993, Mr. Plantowsky was Vice President and General Manager for Plantowsky's Furniture, a Houston retail furniture chain. Mr. Plantowsky is currently a General Partner in Century Development's Student Furniture Partnerships and is a Director of SSP Properties, a real estate holding company based in Corpus Christi, Texas. Mr. Plantowsky holds a B.B.A. in Finance from the University of Texas at Austin.

     David E. Pulaski has served as the Company's Vice President for North and South American Sales since January 1998. From July 1995 to January 1998, Mr. Pulaski was Director of Domestic Sales for the Company. From February 1993 to July 1995, Mr. Pulaski served the Company as a sales representative and then as sales manager. Prior to joining the Company in February 1993, Mr. Pulaski was a licensed securities broker for Paine Webber and Lehman Brothers. Mr. Pulaski is the brother of Eric J. Pulaski.

     Nadeem Ghias has served as the Company's Vice President -- Research & Development since May 1996. Prior to becoming Vice President of Product Development, Mr. Ghias was a Product Architect and Senior Windows Developer for the Company. From April 1989 to December 1993, Mr. Ghias was the founder and Chief Executive Officer of Micronix, Inc. ("Micronix"), a. developer and marketer of products for the xBASE after-market, which was purchased by the Company in 1993. From August 1988 to April 1989, Mr. Ghias held senior development positions at Vitesse Semiconductor, a manufacturer of high-speed microchips, and General Motors Corporation. Mr. Ghias holds a B.S. degree in Electrical Engineering from Marquette University.

     Peter L. Bloom has served as a Director of the Company since October 1997. Mr. Bloom is a Managing Member of General Atlantic Partners, LLC, a private investment firm focused exclusively on strategic investments in software and related services worldwide. Prior to joining General Atlantic Partners, LLC in 1996, Mr. Bloom spent 13 years at Salomon Brothers, an investment banking firm, where he last was the Managing Director of Salomon's U.S. Technology Division. Mr. Bloom is a member of the Board of Directors of SS&C Technologies, Inc., a Special Advisor to the Board of Directors of E-TRADE Securities, Inc. and a board member of a number of private companies. Mr. Bloom holds a B.A. in Computer Studies and Economics from Northwestern University.


     John J. Moores has served as a Director of the Company since October 1997. In 1980, Mr. Moores founded BMC Software, Inc. ("BMC"), a vendor of system software utilities for IBM mainframe computing environments. Mr. Moores served as BMC's President and Chief Executive Officer from 1980 to 1986 and as Chairman of the Board of Directors from 1980 to 1992. Prior to that, Mr. Moores was employed by IBM and Shell Oil Corporation in various MIS positions. Since December 1994, Mr. Moores has served as owner and Chairman of the Board of the San Diego Padres Baseball Club, L.P. and since September 1991 as Chairman of the Board of JMI Services, Inc., a private investment company. Mr. Moores also serves as Chairman of the Board of Peregrine Systems, Inc., a publicly held infrastructure management software company, and numerous privately held companies. Mr. Moores holds a B.S. in Economics and a J.D. from the University of Houston.


     Richard A. Hosley II has served as a Director of the Company since January 1998. Since October 1990, Mr. Hosley has been a private investor. From 1980 to 1990, Mr. Hosley was employed by BMC, where he held a variety of positions including Vice President of Sales and Marketing, President, Chief Executive Officer and Vice Chairman. Prior to joining BMC , Mr. Hosley was employed by IBM. Mr. Hosley serves as a director of Logic Works, Inc., a database design software company, and Peregrine Systems, Inc. Mr. Hosley holds a B.A. in Economics from Texas A&M University.

  Key Employees

     Rudi Vanderbeeken has served as the Company's Managing Director of sales to Europe, the Middle East and Africa since August 1997. From January 1995 to June 1997, Mr. Vanderbeeken was a shareholder and Managing Director for Europe for Triteal Corporation, a U.S. based developer of UNIX-based windowing software and was responsible for building a direct and indirect sales channel in Europe. From June 1992 to January 1995, Mr. Vanderbeeken was employed by Uniface International, a Netherlands based developer of client /server application development systems as Sales Director for Europe, Japan and Asia Pacific. Prior to that Mr. Vanderbeeken was employed by Performance Software Ltd and Computerland Europe.

     Mark Miller has served as the Company's Director of Technical Services since March 1997, and oversees the quality assurance, information systems, technical support and professional services departments. From March 1996 until March 1997, Mr. Miller was Technical Support Manager for the Company. From April 1995 to March 1996, Mr. Miller was a Technical Support Representative for the Company. Prior to joining the Company, Mr. Miller served on active duty in the United States Air Force from October 1989 to March 1995 where he held a variety of positions, including Manager of an Air Base help desk, Data Base Administrator, Systems Analyst and Manager and Main Frame operator.

     Irl Nathan has served as the Company's Vice President of Product Marketing since March 1997 and oversees the execution of the Company's product strategy. From November 1990 to March 1997, Mr. Nathan managed the Company's marketing department as well as managing the sales department from January 1991 to February 1993. Prior to joining the Company, Mr. Nathan founded a consulting and publishing firm specializing in network integration for the legal community. Mr. Nathan holds a B.A. in Government from the University of Texas at Austin and a J.D. with honors from St. Mary's University.

BOARD COMPOSITION

     The Company's Revised Articles of Incorporation provide for a Board of Directors consisting of not less than four members and shall consist of six members initially unless and until increased by resolution of the Board of Directors. The Company currently has six Directors. Each of the Company's officers and directors, other than non-employee directors, devotes substantially full time to the affairs of the Company. The Company's non-employee directors devote such time to the affairs of the Company as is necessary to discharge their duties. Each officer is elected and serves at the discretion of the Board of Directors.

     The terms of office of the Board of Directors are divided into three classes of staggered terms. Class I, whose term will expire at the annual meeting of shareholders to be held in 1999; Class II, whose term will expire at the annual meeting of shareholders to be held in 2000; and Class III, whose term will expire at the annual meeting of shareholders to be held in 2001. The Class I directors are Christopher J. Sole and Richard A. Hosley II, the Class II directors are John J. Moores and Scott R. Plantowsky and the Class III directors are Eric J. Pulaski and Peter L. Bloom. At each annual meeting of shareholders after the initial classification, the successors to directors whose term will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. This classification of the Board of Directors may have the effect of delaying or preventing changes in control or management of the Company. See "Risk Factors -- Anti-Takeover Effects of Articles of Incorporation, Bylaws and Texas Law."

COMMITTEES OF THE BOARD

     The Bylaws authorize the Board of Directors to designate one or more committees. As of January 27, 1998, the Board of Directors had authorized an Audit Committee and a Compensation Committee.

     The Audit Committee reviews, acts on and reports to the Board of Directors with respect to various auditing and accounting matters, including the selection of the Company's independent accountants, the scope of the annual audits, fees to be paid to the independent accountants, the performance of the Company's independent accountants and the accounting practices of the Company. The Audit Committee is comprised of John J. Moores as Chairman and Peter L. Bloom.

     The Compensation Committee establishes salaries, incentives and other forms of compensation for officers and other employees of the Company as well as administering the incentive compensation and benefit plans of the Company. The Compensation Committee is comprised of Peter L. Bloom as Chairman and John J. Moores.

DIRECTOR COMPENSATION

     The Company reimburses each member of the Company's Board of Directors for out-of-pocket expenses incurred in connection with attending Board meetings. Except for Richard A. Hosley II, no member of the Company's Board of Directors currently receives any additional cash compensation. Mr. Hosley receives $1,000 per board meeting attended. The Company has granted each of John J. Moores, Richard A. Hosley II and Peter L. Bloom options to acquire 50,000 shares of Common Stock at an exercise price of $3.85 per share under the Company's 1998 Non-Employee Directors Stock Option Plan. See "-- 1998 Non-Employee Directors Stock Option Plan." All such options vest in annual installments over five years, except that they vest in full if the Company is subject to a change in control (as defined in such Plan) and in the event of the optionee's death or disability. Such options expire ten years from the date of grant or, if earlier, 90 days after the optionee ceases to be a director or 12 months after the optionee's death. See "Principal and Selling Shareholders."

EXECUTIVE COMPENSATION

     The following table sets forth the compensation earned by the Company's Chief Executive Officer and the four other most highly compensated officers whose salary and bonus for 1997 were in excess of $100,000 (collectively, the "Named Officers"), for services rendered in all capacities to the Company and its subsidiaries for that fiscal year.

                           SUMMARY COMPENSATION TABLE

                                                               LONG-TERM
                                                             COMPENSATION
                                                        -----------------------
                                                                AWARDS
                                                        -----------------------
                                 ANNUAL COMPENSATION    RESTRICTED   SECURITIES
                                ---------------------     STOCK      UNDERLYING       ALL OTHER
 NAME AND PRINCIPAL POSITION    SALARY($)    BONUS($)   AWARDS($)    OPTIONS(#)   COMPENSATION($)(3)
 ---------------------------    ---------    --------   ----------   ----------   ------------------
Eric J. Pulaski(1)............  $141,000     $36,044             0            0        $ 9,500
  President and Chief
     Executive Officer
Christopher J. Sole...........   110,000      83,301             0      279,990          9,054
  Chief Operating Officer
Scott R. Plantowsky...........   110,000     113,179     1,335,000(4)  1,500,000(5)        9,500
  Chief Financial Officer
David E. Pulaski..............    65,000     121,225     1,335,000(6)    187,500(7)        9,500
  Vice President -- Sales,
     North America
Nadeem Ghias(2)...............   114,950      83,455       231,400(8)     97,500(9)        9,500
  Vice President -- Research &
     Development

------------

(1) Does not include S Corporation dividends of $1,207,545 paid in 1997.

(2) Does not include S Corporation dividends of $28,910 paid in 1997.

(3) Includes contributions made by the Company to a 401(k) Plan.

(4) Issued in connection with the termination of the Phantom Stock Plan. At the end of 1997, Mr. Plantowsky held 107,125 shares of restricted stock valued at $412,217. Dividends will be paid on restricted stock to the same extent that dividends are paid on unrestricted stock.


(5) Includes a warrant for 437,500 shares of Common Stock at $2.85 per share, vested as of December 31, 1997 and expiring October 2007. Also includes options for 218,750 shares of Common Stock, vested as of December 31, 1997, with the remaining options vesting in the amount of 218,750 shares on January 1, 1998, 109,375 shares on July 1998, 187,500 shares on September 1, 1998 and 109,375 shares on each of the following dates: January 1, 1999, July 1, 1999 and January 1, 2000.


(6) Issued in connection with the termination of the Phantom Stock Plan. At end of fiscal year 1997, Mr. Pulaski held 243,202 shares of restricted stock valued at $935,841. Dividends will be paid on restricted stock to the same extent that dividends are paid on unrestricted stock.

(7) Granted in connection with the termination of the Phantom Stock Plan all of which became fully vested and exercisable in February 1998. In addition in January 1998, Mr. Pulaski was granted options for 37,500 shares of Common Stock at an exercise price of $3.85 per share.

(8) Issued in connection with the termination of the Phantom Stock Plan. At end of fiscal year 1997, Mr. Ghias held no shares of restricted stock. Dividends will be paid on restricted stock to the same extent that dividends are paid on unrestricted stock.

(9) Granted in connection with the termination of the Phantom Stock Plan. In addition, in March 1998, Mr. Ghias was granted options for 37,500 shares of Common Stock at an exercise price of $4.48 per share.

     The following table contains information concerning the stock option grants made to each of the Named Officers in the year ended December 31, 1997. No stock appreciation rights were granted to these individuals during such year.
                       OPTION GRANTS IN LAST FISCAL YEAR

                                               INDIVIDUAL GRANTS
                         -------------------------------------------------------------   POTENTIAL REALIZABLE VALUE
                                              % OF TOTAL                                 AT ASSUMED ANNUAL RATES OF
                            NUMBER OF          OPTIONS                                    STOCK PRICE APPRECIATION
                           SECURITIES         GRANTED TO       EXERCISE                      FOR OPTION TERM(3)
                           UNDERLYING        EMPLOYEES IN       PRICE       EXPIRATION   --------------------------
         NAME            OPTIONS GRANTED    FISCAL YEAR(1)   ($/SHARE)(2)      DATE        5%($)          10%($)
         ----            ---------------    --------------   ------------   ----------   ----------    ------------
Eric J. Pulaski........            0               --              --             --            --              --
Christopher J. Sole....      279,990(4)           7.3           $2.85        10/2007      $501,488      $1,270,869
Scott R. Plantowsky....      875,000(5)          22.9            1.34         4/2007       737,379       1,868,663
                             437,500(6)          11.4            2.85        10/2007       783,603       1,985,803
                             187,500(7)           4.9            2.85        10/2007       335,830         851,058
David E. Pulaski.......      187,500(8)           4.9            2.85        10/2007       335,830         851,058
Nadeem Ghias...........       97,500(9)           2.5            2.85        10/2007       174,631         442,550

------------

(1) Based on an aggregate of 3,828,885 shares subject to options and warrants granted to employees of the Company under the Incentive Stock Option Plan, Stock Option Plan and 1997 Incentive Plan during 1997.


(2) The Company's Board of Directors has authorized stock option grants during 1997 based upon its estimate of the fair market value of the Company's Common Stock at the date of grant. The estimates of fair market value of the Company's Common Stock for the first three quarters of the year were based upon multiplying Company revenues for the preceding twelve months by a factor implicit in an independent valuation of the Company performed at January 1, 1996. The estimates of fair market value of the Company's Common Stock for the fourth quarter of 1997 were based upon the effective price per share of Common Stock indicated by the October 1997 sale of $18 million in Convertible Preferred Stock to third-party investors. The exercise price may be paid in cash, in shares of Common Stock valued at fair market value on the exercise date or pursuant to a cashless exercise procedure.



(3) The potential realizable value is calculated based on the term of the option at the time of grant (ten years). Stock price appreciation of 5% and 10% is assumed pursuant to rules promulgated by the Securities and Exchange Commission and does not represent the Company's prediction of its stock price performance. The potential realizable values at 5% and 10% appreciation are calculated by assuming that the exercise price on the date of grant appreciates at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price. While the Company believes these grants were made at the then fair market value at the date of each grant, the exercise prices are substantially below the price per share at which Common Stock is proposed to be sold in this offering. If the midpoint of the proposed offering range of $10.00 per share had been used as the base price to compute potential realizable value at assumed 5% and 10% annual rates of return, the aggregate value for the stock option grants presented in this table would have increased from $2,868,761 to $29,072,540 for 5% annual appreciation, and from $7,269,951 to $48,996,551 for 10% annual appreciation. Investors should be cautioned not to expect similar rates of appreciation related to their potential investment in the Company's Common Stock.



(4) Issued in connection with termination of the Company's Phantom Stock Plan. Twenty-five percent (25%) of the option shares shall vest annually commencing in May 1998.


(5) Includes options for 218,750 shares of Common Stock, vested as of December 31, 1997, with the remaining options vesting in the amount of 218,750 on January 1, 1998 and 109,375 shares on each of the following dates: July 1, 1998, January 1, 1999, July 1, 1999 and January 1, 2000.


(6) This warrant was exercised in full in May 1998.



(7) Issued in connection with termination of the Company's Phantom Stock Plan. All of the option shares shall vest in September 1998.



(8) Issued in connection with termination of the Company's Phantom Stock Plan. All of the option shares vested in February 1998.



(9) Issued in connection with termination of the Company's Phantom Stock Plan. Fifty percent (50%) of the option shares vested in December 1997 and fifty percent (50%) of the option shares shall vest in December 1998.

     The following table sets forth information concerning the shares acquired and the value realized upon the exercise of stock options during 1997 and the year-end number and value of unexercised options with respect to each of the Named Officers. No stock appreciation rights were exercised by the Named Officers in 1997 or were outstanding at the end of that year.

                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                             NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                            UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                            OPTIONS AT DECEMBER 31,          AT DECEMBER 31,
                                                     1997                        1997(1)
                                            -----------------------      ------------------------
                   NAME                      VESTED       UNVESTED        VESTED        UNVESTED
                   ----                     --------      ---------      --------      ----------
Eric J. Pulaski...........................       --             --             --              --
Christopher J. Sole.......................       --        927,315             --      $1,170,709
Scott R. Plantowsky.......................  656,250        843,750       $986,125       1,833,375
David E. Pulaski..........................       --        187,500             --         187,500
Nadeem Ghias..............................   48,750         48,750         48,750          48,750

------------

(1) Based on the fair market value of Common Stock of $3.85 per share at the year ending December 31, 1997, as determined by the Company's Board of Directors, less the exercise price payable for such shares.

BONUS PLAN

     The Company has adopted a bonus program pursuant to which all employees may be awarded cash bonuses based on individual performance and the performance and profitability of the Company.

STOCK OPTION PLANS

  Incentive Stock Option Plan.


     The Company's Incentive Stock Option Plan, as amended (the "Incentive Plan"), provides for the grant to certain key employees of options intended to qualify as incentive stock options ("ISOs") under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). The Incentive Plan was adopted by the Board of Directors in January 1996 and approved by the Company's stockholders in December 1996. Unless terminated sooner, the Incentive Plan will terminate automatically in December 2004. A total of 1,875,000 shares of Common Stock had been reserved for issuance under the Incentive Plan at March 31, 1998. The Incentive Plan shall be administered by the Board of Directors. The Board has the power to designate the employees or classes of employees eligible to participate in the Incentive Plan, grant options provided for in the Incentive Plan in the form and amounts as the Board shall determine and impose such limitations, restrictions and conditions upon such options as the Board deems appropriate. Options granted under the Incentive Plan are not generally transferable by the optionee, and each option is generally exercisable during the lifetime of the optionee only by such optionee. Options granted under the Incentive Plan shall expire immediately on the date of termination of the optionee's employment with the Company and will expire six months after such optionee's death, but in no event will any option be exercisable later than ten years from the date of grant of such option. The exercise price of all ISOs granted under the Incentive Plan must be equal to the fair market value of the Common Stock on the date of grant. No options may be granted to any participant who owns stock possessing more than ten percent of the voting power of all classes of the Company's outstanding capital stock. The aggregate fair market value of options granted to an optionee may not exceed $100,000 in any calendar year. The term of options granted under the Incentive Plan may not exceed ten years. The Incentive Plan provides that in the event of a stock dividend, merger, consolidation, exchange of shares or other similar event, the Board of Directors may appropriately adjust the number of shares of Common Stock issuable under and the option price of such options. As of March 31, 1998, 10,000 shares of Common Stock had been issued upon exercise of options outstanding under the Incentive Plan. The recipient of any option under the Incentive Plan has no rights as a shareholder unless and until certificates for shares of Common Stock have been issued to him. Options to purchase 1,487,520 shares of Common Stock at a weighted average exercise price of $1.28 were outstanding under the Incentive Plan. At March 31, 1998, 387,480 shares remained available for future issuance under the Incentive Plan. After May 1998, all options outstanding under the Incentive Plan are to be governed, for administration purposes only, by the Omnibus Plan.

  Stock Option Plan.

     The Company's Stock Option Plan, as amended (the "Stock Plan"), provides for the grant to certain employees of nonstatutory options and ISOs within the meaning of Section 422 of the Code. The Stock Plan was adopted by the Board of Directors in January 1996 and approved by the Company's stockholders in December 1996. Unless terminated sooner, the Stock Plan will terminate automatically in December 2005. A total of 1,747,325 shares of Common Stock had been reserved for issuance under the Stock Plan at March 31, 1998. The Stock Plan shall be administered by the Board of Directors. The Board has the power to designate the employees or classes of employees eligible to participate in the Stock Plan, grant options provided for in the Stock Plan in the form and amounts as the Board shall determine and impose such limitations, restrictions and conditions upon such options as the Board deems appropriate. Options granted under the Stock Plan are not generally transferable by the optionee, and each option is generally exercisable during the lifetime of the optionee only by such optionee. Options granted under the Stock Plan shall expire 24 months after the optionee's death or termination of employment with the Company, but in no event will any option be exercisable later than ten years from the date of grant of such option. The exercise price of options granted under the Stock Plan shall be as determined by the Board of Directors. The term of options granted under the Stock Plan may not exceed ten years. The Stock Plan provides that in the event of a stock dividend, merger, consolidation, exchange of shares or other similar event, the Board of Directors may appropriately adjust the number of shares of Common Stock issuable under and the option price of such options. As of March 31, 1998, no shares of Common Stock had been issued upon exercise of options outstanding under the Stock Plan. The recipient of any option under the Stock Plan has no rights as a shareholder unless and until certificates for shares of Common Stock have been issued to him. Options to purchase 1,747,325 shares of Common Stock at a weighted average exercise price of $1.79 were outstanding under the Stock Plan. At March 31, 1998, no shares remained available for future issuance under the Stock Plan. After May 1998, all options outstanding under the Stock Plan are to be governed, for administration purposes only, by the Omnibus Plan.

  1997 Incentive Plan.

     The Company's 1997 Incentive Plan, as amended (the "1997 Plan"), provides for the grant to certain key employees, executive officers, directors and consultants of nonstatutory options and ISOs within the meaning of Section 422 of the Code. The 1997 Plan was adopted by the Board of Directors in September 1997 and approved by the Company's stockholders in October 1997. The 1997 Plan shall continue in effect until terminated by the Board of Directors, but in no event will incentive stock options be granted by the Board after September 2007. A total of 1,303,740 shares of Common Stock had been reserved for issuance under the 1997 Plan at March 31, 1998. The 1997 Plan shall be administered by the Board of Directors or such other committee of the Board designated to administer the 1997 Plan. The Board has the power to select persons to whom options may be granted, to determine the number and type of options to be granted, to determine in what manner the exercise price of an option may be paid and to adopt, amend, suspend and rescind such rules and regulations as the Board may deem necessary to administer the 1997 Plan. Options granted under the 1997 Plan are not generally transferable by the optionee, and each option is generally exercisable during the lifetime of the optionee only by such optionee. The term and expiration of options granted under the 1997 Plan shall be determined by the Board of Directors, but in no event shall the term of any incentive stock option exceed a period of ten years from the date of its grant. The exercise price of all options granted under the 1997 Plan shall be determined by the Board of Directors, but in no event will the exercise price be less than the fair market value of the Common Stock on the date of grant. The 1997 Plan provides that in the event of a stock dividend, merger, consolidation, exchange of shares or other similar event, the Board of Directors may appropriately adjust the number of shares of Common Stock issuable under and the option price of such options. Further, unless otherwise provided by the Board of Directors, all conditions and restrictions with respect to the exercisability or settlement of options granted under the 1997 Plan shall immediately lapse if any person acquires directly or indirectly "beneficial ownership," as such term is defined in Section 13(d) of the Exchange Act, of voting securities representing 50 percent or more of the voting power of all of the then-outstanding voting securities of the Company. As of March 31, 1998, 1,303,740 shares of Common Stock had been issued upon exercise of options outstanding under the 1997 Plan. No option granted under the 1997 Plan shall confer on any optionee the rights of a shareholder unless and until stock is duly issued or transferred, or if the option is duly exercised. Options to purchase 1,303,740 shares of Common Stock at a weighted average exercise price of $2.85 were outstanding under the 1997 Plan. At March 31, 1998, no shares remained available for future issuance under the 1997 Plan. After May 1998, all options outstanding under the 1997 Plan are to be governed, for administration purposes only, by the Omnibus Plan.

  Omnibus Incentive Plan.

     The Company's Board of Directors has adopted the Company's Omnibus Incentive Plan (the "Omnibus Plan"). The Company expects the Omnibus Plan to be approved by the Company's stockholders in May 1998.

     Under the Omnibus Plan, 1,750,000 shares of Common Stock are reserved for issuance pursuant to the direct award or sale of shares or the exercise of options. If any options granted under the Omnibus Plan are forfeited or terminate for any other reason without having been exercised in full, then the unpurchased shares subject to those options will become available for additional grants under the Omnibus Plan. If shares granted or purchased under the Omnibus Plan are forfeited, then those shares will also become available for additional grants under the Omnibus Plan.

     Under the Omnibus Plan, all employees (including officers) of the Company or any subsidiary are eligible to purchase shares of Common Stock, to receive awards of shares or to receive nonstatutory options or ISOs within the meaning of Section 422 of the Code. The Omnibus Plan is administered by the Board of Directors, which selects the persons to whom shares will be sold or awarded or options will be granted, determines the number of shares to be made subject to each sale, award or grant, and prescribes the other terms and conditions of each sale, award or grant, including the type of consideration to be paid to the Company upon sale or exercise and the vesting schedule.

     The exercise price under ISOs cannot be lower than 100% of the fair market value of the Common Stock on the date of grant and, in the case of ISOs granted to holders of more than 10% of the voting power of the Company, not less than 110% of such fair market value. There is no minimum exercise price for nonstatutory options. Options granted under the Omnibus Plan generally are not transferable, except that an optionee may transfer nonstatutory options to an immediate family member or an entity controlled by the optionee or an immediate family member.

     The term of any option cannot exceed ten years, and the term of an ISO granted to a holder of more than 10% of the voting power of the Company cannot exceed five years. Options generally terminate three months after the optionee's employment terminates for any reason other than retirement, disability or death. In the event of the optionee's retirement, the optionee generally may exercise the vested portion of the option within 12 months after retirement. In the event of the optionee's disability, the option vests in full and the optionee generally may exercise the option within 12 months after the optionee's employment terminated. In the event of the optionee's death, the option also vests in full and the optionee's successors generally may exercise the option within 12 months after the optionee's death. Restricted stock awards likewise vest in full in the event of the recipient's disability or death.


     As of March 31, 1998, options to purchase an aggregate of 326,293 shares of Common Stock were outstanding under the Omnibus Plan at a weighted average exercise price of $4.12. A total of 1,423,707 shares of Common Stock are available for future issuance under the Omnibus Plan.


  1998 Non-Employee Director Stock Option Plan.

     The Company's Board of Directors has adopted the Company's 1998 Non-Employee Director Stock Option Plan (the "Director Plan"). The Company expects that the Director Plan will be approved by the Company's stockholders in May, 1998.

     Under the Director Plan, 250,000 shares of Common Stock are reserved for issuance upon the exercise of options. If any options granted under the Director Plan are forfeited or terminate for any other reason without having been exercised in full, then the unpurchased shares subject to those options will become available for additional grants under the Director Plan.

     Under the Director Plan, each new director who is not an employee of the Company or any affiliate is automatically granted, as of the date when he or she is elected to the Company's Board of Directors, an option to purchase 50,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant. These options vest in equal annual installments over the five-year period commencing on the date of grant, except that they vest in full in the event of the optionee's death or disability or in the event that the Company is subject to a change in control.

     The term of the options is ten years. Options generally terminate 90 days after the optionee's service as a director terminates for any reason other than death. In the event of the optionee's death, the optionee's successors may exercise the option within 12 months after the optionee's death. Options granted under the Director Plan generally are not transferable, except that an optionee may transfer the options to an immediate family member or an entity controlled by the optionee or an immediate family member.

     As of March 31, 1998, options to purchase an aggregate of 150,000 shares of Common Stock were outstanding under the Director Plan at a weighted average exercise price of $3.85. A total of 100,000 shares of Common Stock are available for future issuance under the Director Plan.

401(K) PLAN

     The Company has adopted a 401(k) retirement savings plan referred to as the BindView Development Corporation 401(k) Profit Sharing Plan. This plan is available to all employees who have attained age 21 and have completed three months of service. An employee may contribute, on a pre-tax basis, up to 15% of the employee's wages from the Company, subject to limitations specified under the Internal Revenue Code. Under the terms of the BindView Development Corporation 401(k) Profit Sharing Plan, the Company shall match employee contributions up to 50% of the first 6% contributed by the employee and may make discretionary profit sharing contributions. Contributions are allocated to each employee's individual account and are, at the employee's election, invested in one, all or some combination of the investment funds available under such 401(k) plan. Employee contributions are fully vested and non-forfeitable. Employees will vest in any Company contributions at the rate of 20% for each year of service commencing after the first year of service.

EMPLOYMENT AGREEMENTS

     The Company has employment agreements with Christopher J. Sole, Scott R. Plantowsky, David E. Pulaski and Nadeem Ghias. Mr. Sole's employment agreement remains in effect until such agreement is terminated by Mr. Sole upon two weeks notice, subject to the Company's right to terminate the agreement immediately for cause or Mr. Sole's death. The Company may also terminate Mr. Sole at any time for any reason (or no reason), subject to the obligation of the Company to pay Mr. Sole an amount equal to six months of base salary. Mr. Sole's annual salary is currently $110,000, subject to review by the Compensation Committee. Mr. Sole is also eligible to receive annual cash bonuses, stock option grants and other awards under the Company's existing stock plans, by and at the discretion of the Compensation Committee. Mr. Sole is prohibited from soliciting customers of the Company for a period of up to 12 months after Mr. Sole's termination.


     Mr. Plantowsky's employment agreement remains in effect until January 1, 2000, or until such agreement is terminated by Mr. Plantowsky upon 60 days notice, subject to the Company's right to terminate the agreement immediately for cause or Mr. Plantowsky's death. In connection with Mr. Plantowsky's employment, Mr. Plantowsky received, among other things, a nonstatutory stock option to purchase 875,000 shares of the Company's Common Stock that vest over a three year period from April 1997. Under this option, if Mr. Plantowsky's employment is terminated for any reason other than for cause, including a constructive termination, the Company is obligated to either (i) pay Mr. Plantowsky $1 million and one-half of his then unvested shares shall immediately vest or (ii) cause all of Mr. Plantowsky's shares to immediately vest. Mr. Plantowsky's annual salary is currently $110,000, subject to review by the Compensation Committee.

Mr. Plantowsky is also eligible to receive annual cash bonuses, stock option grants and other awards under the Company's existing stock plans, by and at the discretion of the Compensation Committee. In addition, in the event that Mr. Plantowsky's employment with the Company is terminated for cause or Mr. Plantowsky resigns, in either case prior to January 1, 1999, July 1, 1999 or January 1, 2000, then the Company shall have the option to purchase up to 164,062 shares, 109,375 shares and 54,687 shares, respectively, of Common Stock from Mr. Plantowsky at a price per share of $2.85. Mr. Plantowsky is prohibited from (i) directly or indirectly engaging in the same or similar business activities to those carried on by the Company and (ii) soliciting customers of the Company for a period of two years after Mr. Plantowsky's termination.


     Mr. Ghias' employment agreement remains in effect until such agreement is terminated by Mr. Ghias upon two weeks notice, subject to the Company's right to terminate the agreement immediately for cause or Mr. Ghias' death. Mr. Ghias' annual salary is currently $114,950, subject to review by the Compensation Committee. Mr. Ghias is also eligible to receive annual cash bonuses, stock option grants and other awards under the Company's existing stock plans, by and at the discretion of the Compensation Committee. Mr. Ghias is prohibited from
(i) directly or indirectly engaging in the same or similar business activities to those carried on by the Company and (ii) soliciting customers of the Company for a period of 12 months after Mr. Ghias' termination.

     David E. Pulaski's employment agreement remains in effect until such agreement is terminated by Mr. Pulaski upon two weeks notice, subject to the Company's right to terminate the agreement immediately for cause or Mr. Pulaski's death. Mr. Pulaski's annual salary is currently $96,000, subject to review by the Compensation Committee. Mr. Pulaski is also eligible to receive annual cash bonuses, stock option grants and other awards under the Company's existing stock plans, by and at the discretion of the Compensation Committee. Mr. Pulaski is prohibited from (i) directly or indirectly engaging in the same or similar business activities to those carried on by the Company and (ii) soliciting customers of the Company for a period of 12 months at Mr. Pulaski's termination.

     The Company also maintains employment/confidentiality agreements with substantially all of its employees. Such agreements are not for a specific term and are generally terminable at will by the Company, subject to the obligation of the Company to pay the employee an amount equal to accrued vacation time and severance pay in the amount of at least one-half month's salary. These agreements provide for annual base salaries, other benefits, such as vacation and sick leave, and non-compete and confidentiality agreements. The employees who are parties to these agreements are also entitled to bonuses based on achieving targets to be set by the Company's Board of Directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


     Peter L. Bloom, a director of the Company, is a member of the Compensation Committee of the Board of Directors. Mr. Bloom is also a general partner of both General Atlantic Partners 44, L.P. and GAP Coinvestment Partners, L.P., owners of approximately 24.3% and 5.0%, respectively, of the capital stock of the Company prior to the offering.


                              CERTAIN TRANSACTIONS

TRANSACTIONS WITH DIRECTORS AND OFFICERS


     On April 8, 1997, the Company delivered 487,500 shares of Common Stock to Nadeem Ghias, the Company's Vice President -- Research & Development, to settle its obligation pursuant to the sale of technology by Mr. Ghias to the Company in 1993. Under the terms of a related agreement (the "Agreement"), the Company has the option to purchase the 487,500 shares of Common Stock subject to the Agreement within 60 days of certain triggering events. The triggering events are the death or disability of Mr. Ghias, the termination of his employment with the Company or any disposition of the shares. The purchase price of the shares is determined by the following formula: the Company is to be valued at an amount equal to 1.56 times the net sales of the Company in the preceding 12 month period, and the value of one share is determined by dividing the value of the Company by the total number of outstanding shares of Common Stock. In the event that Mr. Ghias' employment has been terminated with the Company for any reason other than death or disability, or if the Company exercises its option due to an involuntary disposition by Mr. Ghias, the purchase price of the shares will be 1.56 times the amount calculated in the preceding formula. The terms of the Agreement provide that the Agreement will terminate upon an initial public offering of Common Stock of the Company.



     On October 16, 1997, the Company issued in a private placement an aggregate of 6,320,225 shares of Class A Convertible Preferred Stock of the Company ("Class A Preferred Stock") and warrants (the "Investor Warrants") to purchase an aggregate of 749,999 shares of Common Stock of the Company with an exercise price of $4.00 per share. The Class A Preferred Stock and Investor Warrants were purchased by General Atlantic Partners 44, L.P., GAP Coinvestment Partners, L.P. and JMI Equity Fund III, L.P. (collectively, the "Purchasers") for an aggregate consideration of $18 million. Pursuant to the agreements entered into in connection with this offering and sale of the Class A Preferred Stock and Investor Warrants, among other provisions, the Company agreed to nominate, and Eric J. Pulaski, a significant shareholder, agreed to vote his shares to elect, representatives of the Purchasers to the Board of Directors of the Company.


     Immediately prior to the private placement and sale of the Class A Preferred Stock and Investor Warrants, the Company terminated its Phantom Stock Plan. In connection with the termination of the Phantom Stock Plan, the Company issued shares of Common Stock and options to purchase shares of the Common Stock of the Company to the participants in the plan as consideration for the cancellation of their interests in the plan. The Company issued 1,757,188 shares of Common Stock before terminating its S Corporation status, creating a loss in the short S Corporation year. Subsequently, the shareholders elected to convert the Company into a C Corporation and issued 3,187,612 shares of Common Stock creating a loss in the short C Corporation year. Upon issuance of the Common Stock to the employee recipients, the Company incurred a one-time aggregate compensation charge of approximately $14.7 million. Contemporaneously, the Company initiated a stock repurchase, in aggregate, of 4,921,958 shares of Common Stock for approximately $14 million, equal to approximately $2.85 per share. The stock repurchase provided funds for personal income tax liabilities for employees resulting from the receipt of Common Stock in consideration of cancellation of their interest in the Phantom Stock Plan, to the extent vested, and provided liquidity for certain selling shareholders. Options were granted to purchase 1,303,740 shares of Common Stock at an exercise price of $2.85 in consideration of cancellation of the participant's unvested interest in the Phantom Stock Plan pursuant to the Company's 1997 Incentive Plan.


     In November, 1997, the Company granted Scott R. Plantowsky, the Company's Vice President, Chief Financial Officer and a member of its Board of Directors, a warrant (the "Warrant") to purchase 437,500 shares of its Common Stock at an exercise price of $2.85 per share in exchange for the extinguishment of a bonus provision in his option agreement. This warrant was exercised in May 1998.


     The Company believes that all of the transactions set forth above were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. All future transactions, including loans between the Company and its officers, directors, principal shareholders and their affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors on the Board of Directors, and will continue to be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

PHANTOM STOCK PLAN

     In 1996, the Company implemented a Phantom Stock Plan which granted phantom stock units to certain employees. Each phantom stock unit provided the participant with the right to receive shares of the Company's Common Stock upon the occurrence of a change in control of the Company, an initial public offering of the Company's Common Stock, liquidation of the Company or a sale of substantially all of the Company's assets. The Company granted 6,598,250 phantom stock units during 1996. No grants were made during 1997.

     The Company terminated the Phantom Stock Plan in October 1997 and issued 1,757,188 shares of Common Stock on October 13, 1997 and 3,187,612 shares of Common Stock on October 16, 1997 to retire the Phantom Stock Plan and recognized a related stock compensation charge of $14.7 million in October 1997. On October 16, 1997, the Company issued options to purchase 1,303,740 shares of Common Stock under the

Company's 1997 Incentive Plan with an exercise price of $2.85 per share to former participants with unvested rights in the Phantom Stock Plan.

INDEMNIFICATION

     The Revised Articles of Incorporation of the Company contain a provision that limits the liability of the Company's directors as permitted under Texas law. The provision eliminates the liability of a director to the Company or its shareholders for monetary damages for acts or omissions in the director's capacity as a director. The provision does not affect the liability of a director (i) for breach of his duty of loyalty to the Company or to the shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law, (iii) for acts or omissions for which the liability of a director is expressly provided by an applicable statute or (iv) in respect of any transaction from which a director received an improper personal benefit. Pursuant to the Revised Articles of Incorporation, the liability of directors will be further limited or eliminated without action by shareholders if Texas law is amended to further limit or eliminate the personal liability of directors.

                        PRINCIPAL AND SELLING SHAREHOLDERS

     The following table sets forth certain information known to the Company regarding beneficial ownership of its Common Stock as of March 31, 1998, and as adjusted to reflect the sale of shares offered hereby, by (i) each person who is known by the Company to own beneficially more than 5% of the Company's Common Stock, (ii) each of the Named Officers, (iii) each of the Company's directors,
(iv) all current executive officers and directors as a group and (v) all Selling Shareholders.


                                         SHARES BENEFICIALLY OWNED                  SHARES BENEFICIALLY OWNED
                                             PRIOR TO OFFERING        NUMBER OF         AFTER OFFERING(2)
                                         -------------------------   SHARES BEING   --------------------------
NAME AND ADDRESS OF BENEFICIAL OWNER(1)    NUMBER      PERCENT(3)      OFFERED        NUMBER       PERCENT(3)
---------------------------------------  ----------    -----------   ------------   ----------     -----------
General Atlantic Partners, LLC(4).....   4,713,481        29.3%             --      4,713,481         25.0%
  3 Pickwick Plaza
  Greenwich, CT 06830
JMI Equity Fund III, L.P.(5)..........   2,356,742        14.7              --      2,356,742         12.5
  12860 High Bluff Road, Suite 200
  San Diego, CA 92130
Eric J. Pulaski.......................   5,861,000        36.4         586,100      5,274,900         28.0
Peter L. Bloom(4).....................   4,713,481        29.3              --      4,713,481         25.0
Scott R. Plantowsky(6)................     987,125         5.9         160,713        826,412          4.2
Christopher J. Sole(7)................     717,322         4.3          92,732        624,590          3.2
David E. Pulaski(8)...................     555,702         3.4          35,000        520,702          2.7
Nadeem Ghias(9).......................     292,500         1.8          37,500        255,000          1.3
John J. Moores........................          --        *                 --             --         *
Richard A. Hosley II..................          --        *                 --             --         *
Edward Amash..........................     160,000         1.0          16,000        144,000         *
Phil Bergeron.........................      44,642        *              1,250         43,392         *
Greg Hanka............................     109,195        *             15,525         93,670         *
Kevin Le..............................       1,250        *                625            625         *
David Locke...........................       2,500        *              1,250          1,250         *
Greg Major............................       1,625        *              1,300            325         *
Mark Miller...........................      20,500        *              3,000         17,500         *
Ken Naumann...........................      47,760        *              1,000         46,760         *
Jonathan Olson........................       1,625        *                812            813         *
Mike Reynolds.........................      17,580        *              8,508          9,072         *
Brenda Simon..........................       4,500        *                450          4,050         *
Kimberly Teller.......................       2,500        *              1,250          1,250         *
Rudi Vanderbeeken.....................      56,250        *             22,500         33,750         *
Kim Wylie.............................      21,000        *              2,100         18,900         *
All directors and officers as a group
  (8 persons)(10).....................   13,127,130       73.8%      12,215,085         59.8%


------------

    * Represents beneficial ownership of less than 1% of the outstanding shares of Common Stock.


  (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to securities. Unless otherwise indicated, the address for each listed shareholder is c/o BindView Development Corporation, 3355 West Alabama, Suite 1200, Houston, Texas 77098. To the Company's knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to the shares of Common Stock indicated.


  (2) Assumes no exercise of the Underwriters' over-allotment option. See "Underwriting."

  (3) Percentage of beneficial ownership is based on 16,080,867 shares of Common Stock outstanding as of March 31, 1998, and 18,843,252 shares of Common Stock outstanding after the completion of this offering. The number of shares of Common Stock beneficially owned includes the shares issuable pursuant to stock options that are either exercisable within 60 days of March 31, 1998 or exercisable upon the effective date of this offering. Shares issuable pursuant to stock options are deemed outstanding for computing the percentage of the person holding such options but are not outstanding for computing the percentage of any other person. The number of shares of Common Stock outstanding after this offering includes 2,762,385 shares of Common Stock being offered for sale by the Company in this offering.


  (4) Consists of 3,495,820 shares of Common Stock and 414,837 shares of Common Stock issuable upon exercise of Investor Warrants held by General Atlantic Partners 44, L.P. ("GAP 44") and 717,662 shares of Common Stock and 85,162 shares of Common Stock issuable upon exercise of Investor Warrants held by GAP Coinvestment Partners, L.P. ("GAP Coinvestment"). The general partner of GAP 44 is General Atlantic Partners, LLC ("GAP LLC"). The managing members of GAP LLC are also the general partners of GAP Coinvestment. Peter L. Bloom is a managing member of GAP LLC. Mr. Bloom disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein.


  (5) Includes 250,000 shares of Common Stock issuable upon exercise of outstanding Investor Warrants. The general partner of JMI Equity Fund III, L.P. is JMI Associates III, LLC. JMI Associates III, LLC disclaims beneficial ownership of such securities except to the extent of its pecuniary interest therein.



  (6) Includes 875,000 shares of Common Stock issuable upon exercise of outstanding options and warrants which are presently exercisable or will become exercisable within 60 days of March 31, 1998. Also includes 5,000 shares held by Scott Plantowsky, Custodian for Hannah Plantowsky. Mr. Plantowsky has voting power over such shares, however Mr. Plantowsky disclaims beneficial ownership of such shares. In the event that Mr. Plantowsky's employment with the Company is terminated by the Company prior to January 1, 2000, for cause or upon Mr. Plantowsky's resignation, the Company may purchase from him a portion of these shares at a purchase price of $2.85 per share. See "Management -- Employment Agreements."


  (7) Includes 69,997 shares of Common Stock issuable upon exercise of outstanding options which will become exercisable within 60 days of March 31, 1998 and 647,325 shares of Common Stock issuable upon exercise of outstanding options which will become exercisable upon the effective date of this offering.


  (8) Includes 187,500 shares of Common Stock issuable upon exercise of outstanding options, all of which are presently exercisable. Also includes 125,000 shares held by David E. Pulaski, Trustee of the Pulaski Family Charitable Remainder Trust (the "Pulaski Family Trust"). Mr. Pulaski has voting power over shares held by the Pulaski Family Trust and has a pecuniary interest in a portion of the income from the Pulaski Family Trust. Mr. Pulaski disclaims beneficial ownership of shares held by the Pulaski Family Trust except to the extent of his pecuniary interest therein.


  (9) Includes 48,750 shares of Common Stock issuable upon exercise at outstanding options which will become exercisable within 60 days of March 31, 1998.

 (10) Includes 1,828,572 shares of Common Stock issuable upon exercise of outstanding options and warrants which are presently exercisable, will become exercisable within 60 days of March 31, 1998 or will become exercisable upon the effective date of this offering. Also includes 499,999 shares of Common Stock issuable upon exercise of Investor Warrants.

                          DESCRIPTION OF CAPITAL STOCK

     Upon the closing of this offering, the authorized capital stock of the Company will consist of 100,000,000 shares of Common Stock, no par value.

COMMON STOCK


     As of March 31, 1998, there were 8,275,657 shares of Common Stock outstanding that were held of record by approximately 57 shareholders after giving effect to a 2 1/2-for-1 exchange of the Common Stock. There will be 18,843,252 shares of Common Stock outstanding on a pro forma basis (assuming no exercise of the Underwriters' over-allotment option and assuming no exercise after March 31, 1998, of outstanding options except those being sold by the Selling Shareholders) after giving effect to (i) a 2 1/2-for-1 exchange of the Common Stock, (ii) the conversion of all outstanding shares of Preferred Stock into Common Stock, (iii) the exercise of all outstanding warrants and (iv) the sale of the shares of Common Stock to the public offered hereby.


     The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the shareholders. Subject to preferences that may be applicable to any outstanding Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of the liquidation, dissolution, or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of Preferred Stock, if any, then outstanding. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and nonassessable, and the shares of Common Stock to be issued upon completion of this offering will be fully paid and nonassessable.

PREFERRED STOCK

     The Board of Directors has the authority to issue the Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the shareholders. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the shareholders and may adversely affect the voting and other rights of the holders of Common Stock. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others. At present, the Company has no plans to issue any of the Preferred Stock.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE ARTICLES OF INCORPORATION, BYLAWS AND TEXAS LAW

  Articles of Incorporation and Bylaws

     The Revised Articles of Incorporation provides that, upon the closing of this offering, the Board of Directors will be divided into three classes of directors, with each class serving a staggered three-year term. The classification of the Board of Directors has the effect of generally requiring at least two annual shareholder meetings, instead of one, to replace a majority of the Board members. The Revised Articles of Incorporation also provide that, effective upon the closing of this offering, all shareholder actions must be effected at a duly called meeting and not by a consent in writing. Further, provisions of the Bylaws and the Revised Articles of Incorporation provide that the shareholders may amend the Bylaws or certain provisions of the Revised Articles of Incorporation only with the affirmative vote of 80% of the Company's capital stock. These provisions of the Revised Articles of Incorporation and Bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors and to discourage certain types of transactions that may involve an actual or threatened change of control of the Company. These provisions are designed to reduce the vulnerability of the Company to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for the Company's shares and, as a consequence, they also may inhibit fluctuations in the market price of the Company's shares that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in the management of the Company. See "Risk Factors -- Anti-Takeover Effects of Articles of Incorporation, Bylaws and Texas Law."

  Texas Takeover Statute

     The Company is subject to Article 13.03 of the Texas Business Corporations Act (the "TBCA"), which, subject to certain exceptions, prohibits a Texas corporation from engaging in any business combination with any affiliated shareholder, as defined under Article 13.01 of the TBCA, for a period of three years following the date that such shareholder became an affiliated shareholder, unless: (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the shareholder becoming an affiliated shareholder or (ii) the business combination is approved and authorized by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned or controlled by the interested shareholder, at a meeting of shareholders and not by written consent, duly called for that purpose not less than six months after the date that the affiliated shareholder first became an affiliated shareholder of the corporation.

     Article 13.02 of the TBCA ("Article 13.02") defines business combination to include: (i) any merger or consolidation involving the corporation and the affiliated shareholder, (ii) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the affiliated shareholder, (iii) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested shareholder, (iv) the adoption of a plan or proposal for the liquidation or dissolution of the corporation pursuant to an agreement with an affiliated shareholder, (v) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested shareholder or
(vi) the receipt by the affiliated shareholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Article 13.02 defines an affiliated shareholder as any entity or person beneficially owning 20% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

WARRANTS


     Following this offering, and assuming that the Underwriters' over-allotment options are not exercised, the Company will have outstanding warrants to purchase an aggregate of 749,999 shares of Common Stock at an average exercise price of $4.00 per share. All outstanding warrants contain customary anti-dilution provisions.


REGISTRATION RIGHTS

     The holders of approximately 13,700,000 shares of Common Stock, including shares of Common Stock issuable upon exercise of certain outstanding warrants, are entitled to certain rights with respect to the registration of such shares under the Securities Act. Under the terms of certain employment agreements between the Company and holders of such registrable securities, if the Company proposes to register any of its securities under the Securities Act, either for its own account or for the account of other security holders exercising registration rights, such holders are entitled to notice of such registration and are entitled to include shares of such Common Stock therein. Additionally, such holders are also entitled to certain demand registration rights pursuant to which they may require the Company to file a registration statement under the Securities Act at its expense with respect to their shares of Common Stock, and the Company is required to use its best efforts to effect such registration. Further, holders may require the Company to file additional registration statements on Form S-3 at the Company's expense. All of these registration rights are subject to certain conditions and limitations, including, without limitation, the right of the underwriters of an offering to limit the number of shares included in such registration and the right of the Company not to effect a requested registration within six months following an offering of the Company's securities, including the offering made hereby.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock is                ,
and its telephone number is                .

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of this offering, the Company will have 18,843,252 shares of Common Stock outstanding. Of this amount, the 3,750,000 shares offered hereby will be available for immediate sale in the public market as of the date of this Prospectus. An additional 82,500 shares are not subject to a 180-day lockup, are salable under Rule 144(k) and will be available for immediate sale in the public market as of the date of this Prospectus. Approximately 14,194,106 additional shares will be available for sale in the public market following the expiration of 180-day lockup agreements with the Representatives of the Underwriters or the Company, subject in some cases to compliance with the volume and other limitations of Rule 144.



                                        APPROXIMATE SHARES
DAYS AFTER DATE OF THIS PROSPECTUS   ELIGIBLE FOR FUTURE SALE                         COMMENT
----------------------------------   ------------------------                         -------
Upon Effectiveness.............      3,832,500                  Freely tradeable shares sold in offering and shares
                                                                salable under Rule 144(k) that are not subject to
                                                                180-day lockup
180 days.......................      14,194,106                 Lockup released; shares salable under Rule 144,
                                                                144(k) or 701
Thereafter.....................      1,069,275                  Restricted securities held for one year or less



     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares for at least one year is entitled to sell within any three-month period commencing 90 days after the date of this Prospectus a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock (approximately 188,432 shares immediately after this offering) or (ii) the average weekly trading volume during the four calendar weeks preceding such sale, subject to the filing of a Form 144 with respect to such sale. A person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the 90 days immediately preceding the sale who has beneficially owned his or her shares for at least two years is entitled to sell such shares pursuant to Rule 144(k) without regard to the limitations described above. Persons deemed to be affiliates must always sell pursuant to Rule 144, even after the applicable holding periods have been satisfied.


     The Company is unable to estimate the number of shares that will be sold under Rule 144, since this will depend on the market price for the Common Stock of the Company, the personal circumstances of the sellers and other factors. Prior to this offering, there has been no public market for the Common Stock, and there can be no assurance that a significant public market for the Common Stock will develop or be sustained after this offering. Any future sale of substantial amounts of the Common Stock in the open market may adversely affect the market price of the Common Stock offered hereby.

     The Company, its directors, executive officers, shareholders with registration rights and certain other shareholders have agreed pursuant to the Underwriting Agreement and other agreements that they will not sell any Common Stock without the prior consent of BancAmerica Robertson Stephens for a period of 180 days from the date of this Prospectus (the "180-day Lockup Period"), except that the Company may, without such consent, grant options and sell shares pursuant to the Company's stock plans.


     Any employee or consultant to the Company who purchased his or her shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701, which permits nonaffiliates to sell their Rule 701 shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144 and permits affiliates to sell their Rule 701 shares without having to comply with the Rule 144 holding period restrictions, in each case commencing 90 days after the date of this Prospectus. As of the date of this Prospectus, the holders of options exercisable into approximately 4,717,388 shares of Common Stock will be eligible to sell their shares upon the expiration of the 180-day Lockup Period, or subject in certain cases to vesting of such options.


     The Company intends to file a registration statement on Form S-8 under the Securities Act to register shares of Common Stock issued or reserved for issuance under the Company's stock plans within 180 days after the date of this Prospectus, thus permitting the resale of such shares by nonaffiliates in the public market without restriction under the Securities Act. The Company intends to register these shares on Form S-8, along with options that have not been issued under the Company's stock plans as of the date of this Prospectus.

     In addition, after this offering, the holders of approximately 13,700,000 shares of Common Stock, including shares of Common Stock issuable upon exercise of certain outstanding warrants, will be entitled to certain rights with respect to registration of such shares under the Securities Act. Registration of such shares under the Securities Act would result in such shares becoming freely tradeable without restriction under the Securities Act (except for shares purchased by affiliates of the Company) immediately upon the effectiveness of such registration. See "Description of Capital Stock -- Registration Rights."

                                  UNDERWRITING

     The Underwriters named below, acting through their representatives, BancAmerica Robertson Stephens, BT Alex. Brown Incorporated and Donaldson, Lufkin & Jenrette Securities Corporation (the "Representatives"), have severally agreed with the Company and the Selling Shareholders, subject to the terms and conditions of the Underwriting Agreement, to purchase the number of shares of Common Stock set forth opposite their respective names below. The Underwriters are committed to purchase and pay for all such shares if any are purchased.


                        UNDERWRITER                           NUMBER OF SHARES
                        -----------                           ----------------
BancAmerica Robertson Stephens..............................
BT Alex. Brown Incorporated.................................
Donaldson, Lufkin & Jenrette Securities Corporation.........
                                                                  -------
          Total.............................................    3,750,000
                                                                  =======


     The Representatives have advised the Company that the Underwriters propose to offer the shares of Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at
such price less a concession of not in excess of $     per share, of which
$     may be reallowed to other dealers. After the initial public offering, the public offering price, concession, and reallowance to dealers may be reduced by the Representatives. No such reduction shall change the amount of proceeds to be received by the Company as set forth on the cover page of this Prospectus.


     The Company has granted to the Underwriters an option, exercisable during the 30-day period after the date of this Prospectus, to purchase up to 562,500 additional shares of Common Stock at the same price per share as the Company will receive for the 3,750,000 shares that the Underwriters have agreed to purchase. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage of such additional shares that the number of shares of Common Stock to be purchased by it shown in the above table represents as a percentage of the 3,750,000 shares offered hereby. If purchased, such additional shares will be sold by the Underwriters on the same terms as those on which the shares are being sold.


     The Underwriting Agreement contains covenants of indemnity among the Underwriters, the Company and the Selling Shareholders against certain civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the Underwriting Agreement.


     Each officer and director who holds shares of the Company and certain holders (including such officers and directors) of shares of Common Stock have agreed, for the 180-day Lockup Period, subject to certain exceptions, not to offer to sell, contract to sell, or otherwise sell, dispose of, loan or grant any rights with respect to any shares of Common Stock, any options or warrants to purchase any shares of Common Stock, or any securities convertible into or exchangeable for shares of Common Stock owned as of the date of this Prospectus directly by such holders or with respect to which they have the power of disposition, without the prior written consent of BancAmerica Robertson Stephens. However, BancAmerica Robertson Stephens may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. There are no agreements between the Representatives and any of the Company's shareholders providing consent by the Representatives to the sale of shares prior to the expiration of the 180-day Lockup Period. In addition, the Company has agreed that during the 180-day Lockup Period, the Company will not, without the prior written consent of BancAmerica Robertson Stephens, subject to certain exceptions, issue, sell, contract to sell, or otherwise dispose of, any shares of Common Stock, any options or warrants to purchase any shares of Common Stock or any securities convertible into, exercisable for or exchangeable for shares of Common Stock other than the Company's sale of shares in this offering, the issuance of Common Stock upon the exercise of outstanding options, and the Company's issuance of options and shares under existing employee stock option and stock purchase plans. See "Shares Eligible For Future Sale."


     The Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

     Prior to this offering, there has been no public market for the Common Stock of the Company. Consequently, the initial public offering price for the Common Stock offered hereby will be determined through negotiations among the Company, the Selling Shareholders and the Representatives. Among the factors to be considered in such negotiations are prevailing market conditions, certain financial information of the Company, market valuations of other companies that the Company and the Representatives believe to be comparable to the Company, estimates of the business potential of the Company, the present state of the Company's development and other factors deemed relevant.

     The Representatives have advised the Company that, pursuant to Regulation M under the Securities Act, certain persons participating in this offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the Common Stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of the Common Stock on behalf of the Underwriters for the purpose of fixing or maintaining the price of the Common Stock. A "syndicate covering transaction" is the bid for or the purchase of the Common Stock on behalf of the Underwriters to reduce a short position incurred by the Underwriters in connection with this offering. A "penalty bid" is an arrangement permitting the Representatives to reclaim the selling concession otherwise accruing to an Underwriter or syndicate member in connection with this offering if the Common Stock originally sold by such Underwriter or syndicate member is purchased by the Representatives in a syndicate covering transaction and has therefore not been effectively placed by such Underwriter or syndicate member. The Representatives have advised the Company that such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company and certain of the Selling Shareholders by Fulbright & Jaworski L.L.P., Houston, Texas. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, Austin, Texas.

                                    EXPERTS

     The consolidated financial statements as of December 31, 1996 and the years ended December 31, 1995 and 1996, included in this Prospectus have been so included in reliance on the report of Grant Thornton LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements as of December 31, 1997 and for the year then ended included in this Prospectus, except as they relate to the unaudited three-month periods ended March 31, 1997 and 1998, have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C. 20549, a Registration Statement on Form S-1 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules to the Registration Statement. For further information with respect to the Company and such Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed as a part of the Registration Statement. Statements contained in this Prospectus concerning the contents of any contract or any other document referred to are not necessarily complete; reference is made in each instance to the copy of such contract or document filed as an exhibit to the Registration Statement. Each such statement is qualified in all respects by such reference to such exhibit. The Registration Statement, including exhibits and schedules thereto, may be inspected without charge at the Commission's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from such office after payment of fees prescribed by the Commission. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov.

                        BINDVIEW DEVELOPMENT CORPORATION

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Price Waterhouse LLP..............................  F-2
Report of Grant Thornton LLP................................  F-3
Consolidated Balance Sheet at December 31, 1996 and 1997 and
  March 31, 1998 (unaudited)................................  F-4
Consolidated Statement of Operations for each of the three
  years in the period ended December 31, 1997 and for the
  three months ended March 31, 1997 and 1998 (unaudited)....  F-5
Consolidated Statement of Shareholders' Equity for each of
  the three years in the period ended December 31, 1997 and
  the three months ended March 31, 1998 (unaudited).........  F-6
Consolidated Statement of Cash Flows for each of the three
  years in the period ended December 31, 1997 and for the
  three months ended March 31, 1997 and 1998 (unaudited)....  F-7
Notes to Consolidated Financial Statements..................  F-8

                       REPORT OF INDEPENDENT ACCOUNTANTS

TO THE BOARD OF DIRECTORS OF
BINDVIEW DEVELOPMENT CORPORATION

     In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of shareholders' equity and of cash flows present fairly, in all material respects, the financial position of BindView Development Corporation and its subsidiary at December 31, 1997, and the results of their operations and their cash flows for the year in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP
Houston, Texas

March 31, 1998, except
as to Note 11, which
is as of May 15, 1998

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Bindview Development Corporation

     We have audited the accompanying balance sheet of Bindview Development Corporation as of December 31, 1996, and the related statements of operations, shareholders' equity, and cash flows for the years ended December 31, 1996 and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bindview Development Corporation at December 31, 1996 and the results of its operations and its cash flows for the years ended December 31, 1996 and 1995, in conformity with generally accepted accounting principles.

                                          GRANT THORNTON LLP

Houston, Texas
February 4, 1997

                        BINDVIEW DEVELOPMENT CORPORATION

                           CONSOLIDATED BALANCE SHEET
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                     ASSETS

                                                                DECEMBER 31,
                                                              -----------------     MARCH 31,
                                                               1996      1997         1998
                                                              ------    -------    -----------
                                                                                   (UNAUDITED)
Current assets:
  Cash and cash equivalents.................................  $  766    $ 7,203      $ 9,118
  Accounts receivable, net..................................   2,270      4,729        3,169
  Other current assets......................................      83         --           --
  Deferred tax asset........................................      --      3,150        3,028
                                                              ------    -------      -------
          Total current assets..............................   3,119     15,082       15,315
Property and equipment, net.................................     805      1,370        1,746
Other assets................................................      92         57           44
                                                              ------    -------      -------
          Total assets......................................  $4,016    $16,509      $17,105
                                                              ======    =======      =======
                             LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $  273    $   785      $   766
  Accrued liabilities.......................................     334        831          697
  Accrued compensation......................................     192        614          508
  Deferred revenue..........................................     570      2,029        2,487
                                                              ------    -------      -------
          Total current liabilities.........................   1,369      4,259        4,458
                                                              ------    -------      -------
Commitments and contingencies (Note 8)......................      --         --           --
Shareholders' equity:
  Convertible preferred stock, $0.01 par value, 20,000,000
     shares authorized, 0, 2,528,090 and 2,528,090 shares
     issued and outstanding, respectively, liquidation
     preference of $18,002..................................      --         25           25
  Common stock, no par value, 100,000,000 shares authorized,
     7,740,000, 13,197,615 and 13,197,615 shares issued and
     outstanding, respectively..............................       1          1            1
  Additional paid-in capital................................      14     31,728       31,728
  Common Stock Warrant to purchase 437,500 shares...........      --        550          550
  Retained earnings (accumulated deficit)...................   2,632     (6,037)      (5,640)
  Treasury stock, 4,921,958 shares..........................      --    (14,017)     (14,017)
                                                              ------    -------      -------
          Total shareholders' equity........................   2,647     12,250       12,647
                                                              ------    -------      -------
               Total liabilities and shareholders' equity...  $4,016    $16,509      $17,105
                                                              ======    =======      =======

  The accompanying notes are an integral part of these consolidated financial statements.

                        BINDVIEW DEVELOPMENT CORPORATION

                      CONSOLIDATED STATEMENT OF OPERATIONS
                       (IN THOUSANDS, EXCEPT SHARE DATA)


                                                                                    THREE MONTHS
                                                                                        ENDED
                                                       YEAR ENDED DECEMBER 31,        MARCH 31,
                                                     ---------------------------   ---------------
                                                      1995     1996       1997      1997     1998
                                                     ------   -------   --------   ------   ------
                                                                                     (UNAUDITED)
Revenues:
  Licenses.........................................  $7,005   $ 9,720   $ 17,821   $2,950   $4,384
  Services.........................................     328     1,282      3,017      473    1,456
                                                     ------   -------   --------   ------   ------
          Total revenues...........................   7,333    11,002     20,838    3,423    5,840
                                                     ------   -------   --------   ------   ------
Cost of revenues:
  Cost of licenses.................................     693       465        644       91      208
  Cost of services.................................     139       362        624      105      215
                                                     ------   -------   --------   ------   ------
          Total cost of revenues...................     832       827      1,268      196      423
                                                     ------   -------   --------   ------   ------
Gross profit.......................................   6,501    10,175     19,570    3,227    5,417
                                                     ------   -------   --------   ------   ------
Costs and expenses:
  Sales and marketing..............................   3,234     4,197      9,088    1,369    2,708
  Research and development.........................   1,249     2,088      3,573      622    1,643
  General and administrative.......................   1,235     1,472      2,943      511      676
  Stock compensation expense.......................      --       436     15,262       --       --
                                                     ------   -------   --------   ------   ------
Operating income (loss)............................     783     1,982    (11,296)     725      390
Other income (expense), net........................     (29)        8        118       14      129
                                                     ------   -------   --------   ------   ------
Income (loss) before income tax provision..........     754     1,990    (11,178)     739      519
Provision (benefit) for income taxes...............      --        --     (3,150)      --      122
                                                     ------   -------   --------   ------   ------
Net income (loss)..................................  $  754   $ 1,990   $ (8,028)  $  739   $  397
                                                     ======   =======   ========   ======   ======
Basic earnings per share...........................                                         $ 0.05
Diluted earnings per share.........................                                         $ 0.02
Pro forma information:
  Net income (loss) as reported....................  $  754   $ 1,990   $ (8,028)  $  739
  Pro forma charge (benefit) in lieu of income
     taxes.........................................     264       697       (765)     259
                                                     ------   -------   --------   ------
Pro forma net income (loss)........................  $  490   $ 1,293   $ (7,263)  $  480
                                                     ======   =======   ========   ======
Pro forma basic net income (loss) per share........  $ 0.06   $  0.16   $  (0.88)  $ 0.06
                                                     ======   =======   ========   ======
Pro forma diluted net income (loss) per share......  $ 0.06   $  0.12   $  (0.88)  $ 0.03
                                                     ======   =======   ========   ======


  The accompanying notes are an integral part of these consolidated financial statements.

                        BINDVIEW DEVELOPMENT CORPORATION

                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                       RETAINED
                                           COMMON STOCK       ADDITIONAL   COMMON      EARNINGS                    TOTAL
                            PREFERRED   -------------------    PAID-IN      STOCK    (ACCUMULATED   TREASURY   SHAREHOLDERS'
                              STOCK       SHARES     AMOUNT    CAPITAL     WARRANT     DEFICIT)      STOCK        EQUITY
                            ---------   ----------   ------   ----------   -------   ------------   --------   -------------
Balance at January 1,
  1995.....................   $ --       7,740,000    $  1     $    14          --     $   693      $     --     $    708
  S Corporation
     distributions.........     --              --      --          --          --        (248)           --         (248)
  Net income...............     --              --      --          --          --         754            --          754
                              ----      ----------    ----     -------     -------     -------      --------     --------
Balance at December 31,
  1995.....................     --       7,740,000       1          14          --       1,199            --        1,214
  S Corporation
     distributions.........     --              --      --          --          --        (557)           --         (557)
  Net income...............     --              --      --          --          --       1,990            --        1,990
                              ----      ----------    ----     -------     -------     -------      --------     --------
  Balance at December 31,
     1996..................     --       7,740,000       1          14          --       2,632            --        2,647
  S Corporation
     distributions.........     --              --      --          --          --      (1,274)           --       (1,274)
  Issuance of common stock
     to satisfy 1993
     acquisition
     liability.............     --         502,850      --         272          --          --            --          272
  Issuance of common stock
     pursuant to
     termination of Phantom
     Stock Plan............     --       4,944,800      --      14,092          --          --            --       14,092
  Transfer of S Corporation
     accumulated deficit
     upon conversion to C
     Corporation...........     --              --      --        (633)         --         633            --           --
  Issuance of convertible
     preferred stock
     (2,528,090 shares)....     25              --      --      17,977          --          --            --       18,002
  Issuance of warrant to
     purchase common stock
     (437,500 shares)......     --              --      --          --         550          --            --          550
  Purchase of treasury
     stock (4,921,958
     shares)...............     --              --      --          --          --          --       (14,017)     (14,017)
  Exercise of stock
     options...............     --           9,965      --           6          --          --            --            6
  Net loss.................     --              --      --          --          --      (8,028)           --       (8,028)
                              ----      ----------    ----     -------     -------     -------      --------     --------
Balance at December 31,
  1997.....................     25      13,197,615       1      31,728         550      (6,037)      (14,017)      12,250
  Net income for three
     months ended March 31,
     1998 (unaudited)......     --              --      --          --          --         397            --          397
                              ----      ----------    ----     -------     -------     -------      --------     --------
Balance at March 31, 1998
  (unaudited)..............   $ 25      13,197,615    $  1     $31,728         550     $(5,640)     $(14,017)    $ 12,647
                              ====      ==========    ====     =======     =======     =======      ========     ========

  The accompanying notes are an integral part of these consolidated financial statements.

                        BINDVIEW DEVELOPMENT CORPORATION

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                THREE MONTHS
                                                                                    ENDED
                                                   YEAR ENDED DECEMBER 31,        MARCH 31,
                                                 ---------------------------   ---------------
                                                  1995      1996      1997      1997     1998
                                                 -------   ------   --------   ------   ------
                                                                                 (UNAUDITED)
Cash flows from operating activities: --
  Net income (loss)...........................   $   754   $1,990   $ (8,028)  $  739   $  397
  Adjustments to reconcile net income (loss)
     to net cash provided by operating
     activities:
     Depreciation and amortization expense....       431      427        815      131      198
     Stock compensation expense...............        --       --     14,642       --       --
     Increase in provision for bad debts......        --       --        170       --       --
     Deferred income taxes....................        --       --     (3,150)      --      122
     Changes in assets and liabilities:
       (Increase) decrease in accounts
          receivable..........................      (523)    (902)    (2,629)    (337)   1,560
       (Increase) decrease in other current
          assets..............................         7      (49)        83       59       --
       Increase (decrease) in accounts
          payable.............................       148       37        512      101      (19)
       Increase (decrease) in accrued
          liabilities.........................        26       51      1,191       17     (240)
       Increase in deferred revenue...........       305       86      1,459      657      458
                                                 -------   ------   --------   ------   ------
          Net cash provided by operating
            activities........................     1,148    1,640      5,065    1,367    2,476
                                                 -------   ------   --------   ------   ------
Cash flows from investing activities:
  Purchase of property and equipment..........      (384)    (583)    (1,250)    (248)    (574)
  Other.......................................      (135)    (130)       (95)      26       13
                                                 -------   ------   --------   ------   ------
          Net cash used by investing
            activities........................      (519)    (713)    (1,345)    (222)    (561)
                                                 -------   ------   --------   ------   ------
Cash flows from financing activities:
  S Corporation distributions.................      (248)    (557)    (1,274)    (125)      --
  Payments on notes payable and long-term
     debt.....................................    (2,755)    (226)        --       --       --
  Proceeds from notes payable and long-term
     debt.....................................     2,852       --         --       --       --
  Proceeds from issuance of convertible
     preferred stock and common stock
     warrants.................................        --       --     18,002       --       --
  Purchases of treasury stock.................        --       --    (14,017)      --       --
  Exercise of stock options...................        --       --          6       --       --
                                                 -------   ------   --------   ------   ------
          Net cash provided (used) by
            financing activities..............      (151)    (783)     2,717     (125)      --
                                                 -------   ------   --------   ------   ------
Net increase in cash and cash equivalents.....       478      144      6,437    1,020    1,915
Cash and cash equivalents at beginning of
  period......................................       144      622        766      766    7,203
                                                 -------   ------   --------   ------   ------
Cash and cash equivalents at end of period....   $   622   $  766   $  7,203   $1,786   $9,118
                                                 =======   ======   ========   ======   ======
Supplemental disclosures for cash flow
  information:
  Cash paid during the year for interest......   $    27   $   15   $     --   $   --   $   --
Noncash financing and investing activities:
  Issuance of 502,850 shares of common stock
     in 1997 to satisfy 1993 acquisition
     liability
  Issuance of warrant to purchase 437,500
     shares of common stock in 1997 to satisfy
     bonus obligation

  The accompanying notes are an integral part of these consolidated financial statements.

                        BINDVIEW DEVELOPMENT CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1995, 1996 AND 1997
                       (IN THOUSANDS, EXCEPT SHARE DATA)
1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Operations

     BindView Development Corporation (the Company), a Texas corporation, was incorporated in May 1990. Previous to 1995, the Company was known as The LAN Support Group, Inc. Pursuant to the sale of convertible preferred stock, the Company's Subchapter S election terminated on October 16, 1997.

     The Company develops, markets and supports a suite of systems management software products that manage the security and integrity of complex, distributed client/server networks operating on Microsoft Windows NT and Novell NetWare environments.

  Principles of Consolidation

     The consolidated financial statements include the accounts of BindView Development Corporation and BindView GmbH, its wholly-owned German subsidiary. All significant intercompany transactions have been eliminated.

  Revenue Recognition


     In October 1997 the American Institute of Certified Public Accountants issued Statement of Position ("SOP") No. 97-2, "Software Revenue Recognition," which the Company adopted effective as of January 1, 1997. Such adoption had no effect on the Company's method of recognizing revenue from its license and subscription contract activities. Prior to 1997, the Company recognized revenue in accordance with SOP No. 91-1, "Software Revenue Recognition." The Company sells its products under perpetual licenses and recognizes its license revenue upon meeting each of the following criteria: (i) execution of a written purchase order, license agreement or contract; (ii) delivery of software or, if the customer has previously received evaluation software, delivery of the software license code; and (iii) issuance of the related license, with no significant vendor obligations or customer acceptance rights outstanding; (iv) the license fee is fixed or determinable; and (v) collectibility is assessed as being probable. Revenues from perpetual licenses are recorded as license revenue in the Statements of Operations. Service revenues include subscription contracts and professional services. Subscription contracts are purchased separately by customers at their discretion and revenues are an incremental component of each contract and are recognized ratably over the one year contract term. The portion of subscription contract revenues that have not yet been recognized as revenues is reported as deferred revenue in the accompanying balance sheet.



     The Company also derives a portion of its revenues through the sale of its products by distributors, value-added resellers and system integrators. Resellers have no return rights and end customers have, under the Company's standard shrink-wrap license agreement, 30 days to return products. To date, returns have been minor and, accordingly, the Company has not recorded a reserve for returns. Revenues are recognized on these transactions upon (i) receipt of an executed purchase order from the reseller and (ii) shipment of the software.


  Postcontract Customer Support

     Prior to January 1, 1998, the Company provided postcontract customer support, consisting solely of telephone technical support, to its customers. The costs of providing this support has been accrued and charged to expense at the time the revenue is recognized. Accrued liabilities at December 31, 1996 and 1997 includes approximately $42 and $78, respectively, related to providing this support.

                        BINDVIEW DEVELOPMENT CORPORATION

                       (IN THOUSANDS, EXCEPT SHARE DATA)

  Advertising Costs

     Advertising costs are charged to operations when incurred.

  Research and Development

     Research and development costs are charged to operations when incurred. In accordance with the provisions of Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed", the Company capitalizes costs incurred in the development of software once technological feasibility has been determined. The Company currently considers technological feasibility to have been established once a working model of a product has been produced and tested. To date, costs incurred and capitalizable subsequent to the establishment of technological feasibility have not been material and are included in the Other Assets in the accompanying consolidated balance sheet.

  Stock-Based Compensation

     The Company measures compensation expense for its stock-based employee compensation plans using the intrinsic method, as prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees". Accordingly, compensation cost for stock options is measured as the excess, if any, of the fair market value of the Company's stock at the date of the grant over the amount the employee must pay to acquire the stock, and is recognized over the related vesting period.

     The Company provides supplemental disclosure of the effect on net income and earnings per share as if the minimum value-based method had been applied in measuring compensation expense, as prescribed for nonpublic enterprises in Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (Note 7).

  Income Taxes

     Prior to October 16, 1997, the Company had elected to be treated as an S Corporation for federal income tax purposes. Accordingly, all federal income tax liability prior to that date was the responsibility of the shareholders.

     The provision for income taxes is computed based on income earned from the termination date of the Company's Subchapter S election on October 16, 1997 through December 31, 1997. The asset and liability approach is used to recognize deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of the assets and liabilities.

     The pro forma results of operations of the Company reflect a pro forma charge in lieu of income taxes prior to October 16, 1997.

  Earnings Per Share

     The Company's earnings per share data is presented in accordance with Statement of Financial Accounting Standard No. 128, "Earnings Per Share". Basic earnings per share is computed using the weighted average number of shares outstanding. Diluted earnings per share is computed using the weighted average number of shares outstanding adjusted for the incremental shares attributed to outstanding securities with the ability to purchase or convert into common stock.

  Cash and Cash Equivalents

     The Company considers investments with original maturity dates of three months or less from the date of purchase to be cash equivalents.

                        BINDVIEW DEVELOPMENT CORPORATION

                       (IN THOUSANDS, EXCEPT SHARE DATA)

  Concentration of Credit Risk

     Financial instruments which subject the Company to concentrations of credit risk consist primarily of cash equivalents and accounts receivable. The Company maintains its cash equivalent balance in a money market fund invested in U.S. Treasury Certificates. The fund is not FDIC insured. The Company has not experienced any losses in such fund and believes it is not exposed to any significant credit risk on cash equivalents.

     Management believes that concentrations of credit risk with respect to accounts receivable are limited due to the large number of customers comprising the Company's customer base and their dispersion across many different industries and geographic regions. The Company performs ongoing credit evaluations of its customers to minimize credit risk. Approximately 16%, 10% and 13% of the Company's sales were made on an export basis, primarily to customers in Europe and the United Kingdom in 1995, 1996 and 1997, respectively.

  Property and Equipment

     Property and equipment are stated at cost. Depreciation is computed by applying the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the lives of the respective leases or the service lives of the improvements, whichever is shorter.

  Use of Estimates

     In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets, liabilities, sales and expenses and the disclosure of contingent assets and liabilities. Actual results could differ from those estimates. Management believes the estimates are reasonable.

  Fair Value of Financial Instruments

     The fair value of cash and cash equivalents, accounts receivable and accounts payable reflected in the December 31, 1996 and 1997 Consolidated Balance Sheet approximate their carrying value due to their short maturities.

  Recent Pronouncements


     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 130 "Reporting Comprehensive Income". This standard is effective for fiscal years beginning after December 15, 1997. The Company does not have any items of comprehensive income and therefore this standard does not affect its financial statements or disclosures.


     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 131 "Disclosures About Segments of an Enterprise and Related Information". This standard is effective for fiscal years beginning after December 15, 1997. The Company currently operates in a single industry and geographic segment and does not expect this standard to have a material impact on disclosures with respect to the Company's financial condition or results of operations.

                        BINDVIEW DEVELOPMENT CORPORATION

                       (IN THOUSANDS, EXCEPT SHARE DATA)

2. ACCOUNTS RECEIVABLE

     Accounts receivable balances are summarized as follows:

                                                            DECEMBER 31,
                                                           ---------------    MARCH 31,
                                                            1996     1997       1998
                                                           ------   ------   -----------
                                                                             (UNAUDITED)
Trade accounts receivable................................  $2,293   $4,911     $3,352
Other accounts receivable................................       2       13         12
                                                           ------   ------     ------
                                                            2,295    4,924      3,364
Less -- allowance for doubtful accounts..................     (25)    (195)      (195)
                                                           ------   ------     ------
                                                           $2,270   $4,729     $3,169
                                                           ======   ======     ======

3. PROPERTY AND EQUIPMENT

     Property and equipment balances are summarized as follows:

                                                              DECEMBER 31,
                                              ESTIMATED     ----------------    MARCH 31,
                                             USEFUL LIVES    1996     1997        1998
                                             ------------   ------   -------   -----------
                                                                               (UNAUDITED)
Computer equipment and software............    3 years      $1,317   $ 2,296     $ 2,853
Office furniture and other equipment.......   3-7 years        250       378         395
Leasehold improvements.....................  lease terms       108       206         206
                                                            ------   -------     -------
                                                             1,675     2,880       3,454
Less -- accumulated depreciation...........                   (870)   (1,510)     (1,708)
                                                            ------   -------     -------
                                                            $  805   $ 1,370     $ 1,746
                                                            ======   =======     =======

     Depreciation expense totaled $251, $326 and $685 in 1995, 1996 and 1997, respectively, and $103 (unaudited) and $198 (unaudited) in the three months ended March 31, 1997 and 1998.

4. CREDIT AGREEMENTS AND FINANCING ARRANGEMENTS

     On June 10, 1997, the Company secured a $2,000 line of credit and a $500 line of credit. Any principal draws on the line of credit mature on June 10, 1998. Any principal draws on the $500 line of credit mature 30 months after the date of such advances. The line is collateralized by accounts receivable and property and equipment. There have been no borrowings outstanding under these facilities.

5. INCOME TAXES

     Effective October 16, 1997, the Company elected to be treated as a C Corporation for federal income tax purposes. Accordingly, no federal income tax expense was recorded by the Company for the years ended December 31, 1995 and 1996, and from January 1, 1997 through October 16, 1997 because operating results are reported in the individual income tax returns of the shareholders.

     The Company's income tax provision (benefit) was comprised of the following:

                                                          PERIOD FROM
                                                          OCTOBER 16,
                                                            1997 TO
                                                          DECEMBER 31,
                                                              1997
                                                          ------------
Deferred:
  Federal...............................................    $(3,060)
  State.................................................        (90)
                                                            -------
          Total.........................................    $(3,150)
                                                            =======

                        BINDVIEW DEVELOPMENT CORPORATION

                       (IN THOUSANDS, EXCEPT SHARE DATA)

     A reconciliation of the federal statutory tax rate and the Company's provision for income taxes is as follows:

                                                            YEAR ENDED DECEMBER 31,
                                                           -------------------------
                                                           1995     1996      1997
                                                           -----    -----    -------
Income taxes at the applicable federal statutory rates...  $ 256    $ 677    $(2,317)
State income taxes, net of federal benefit...............      8       20        (68)
Research and development credit..........................     --       --         --
Tax obligation allocated to S Corporation shareholders...   (264)    (697)      (765)
                                                           -----    -----    -------
Provision (benefit) for income taxes.....................  $  --    $  --    $(3,150)
                                                           =====    =====    =======

     Deferred tax assets at December 31, 1997 are comprised of the following:

                                                               DECEMBER 31,    MARCH 31,
                                                                   1997          1998
                                                               ------------   -----------
                                                                              (UNAUDITED)
Assets:
  Net operating loss carryforward...........................      $2,849        $2,729
  Allowance for bad debts...................................          68            68
  Accrued liabilities.......................................         172           171
  Other.....................................................          61            60
                                                                  ------        ------
                                                                  $3,150        $3,028
                                                                  ======        ======

     The Company's net operating loss carryforward is attributable to the stock compensation expense realized during the C Corporation period related to the termination of the Company's phantom stock plan (Note 6). The Company's net operating loss carryforward at December 31, 1997 of approximately $7,500 for federal income tax purposes expires in 2012. The Company's ability to utilize the net operating loss carryforward may be limited if certain changes of ownership occur. Based on the historical earnings generated by the Company, management believes it is more likely than not that the tax benefits related to the net operating loss carryforward will be realized and has, therefore, provided no valuation allowance for the related deferred tax asset.

6. STOCK COMPENSATION EXPENSE

  Phantom Stock Plan Termination


     In 1996, the Company implemented a phantom stock plan which granted phantom stock units to certain employees. Each phantom stock unit provided the participant with the right to receive shares of Company common stock upon the occurrence of a change in control of the Company, an initial public offering of the Company's common stock, liquidation of the Company or a sale of substantially all of the Company's assets (the "Events"). Since the number of shares of Common Stock a participant might receive would not be known until one of the Events occurred, the Company has treated the Phantom Stock Plan as a junior stock plan in accordance with Financial Accounting Standards Board Interpretation No. 38 (FIN 38) and accordingly has not recognized stock compensation expense upon the grant of the units. Stock compensation expense was recognized by the Company in October 1997 when the plan participants voted to have the Company terminate the Plan in connection with the sale of Convertible Preferred Stock and Warrants and the number of shares to be issued under the Plan were known.



     The Company granted 6,598,250 phantom stock units during 1996. No grants were made during 1997. The Company terminated the Phantom Stock Plan in October 1997 and issued 1,757,188 shares of common

                        BINDVIEW DEVELOPMENT CORPORATION

                       (IN THOUSANDS, EXCEPT SHARE DATA)

stock on October 13, 1997 and 3,187,612 shares of common stock on October 16, 1997 to retire the Phantom Stock Plan. The Company recognized a related stock compensation charge of $14,712 in October 1997.

     On October 16, 1997, the Company issued 1,303,740 common stock options under the Company's 1997 Employee Stock Option Plan with an exercise price of $2.85 per share to former participants in the Phantom Stock Plan (Note 7). No compensation expense has been recorded related to these options as the exercise price is equal to the fair market value of the Company's common stock on the date of grant.

     Stock compensation expense of $436 was recognized in 1996 in connection with cash payments made for the extinguishment of certain rights to receive Company common stock which were held by a terminated employee.

  Officer Warrants

     In November 1997 the Company issued a warrant to purchase 437,500 shares of common stock at a price of $2.85 per share to an officer to terminate a provision of the stock option agreement with that officer. The Company has recognized compensation expense of $550 during the fourth quarter of 1997 based upon the fair value of the warrant issued.

7. SHAREHOLDERS' EQUITY

  Issuance of Convertible Preferred Stock and Warrants

     In October 1997, the Company issued 2,528,090 shares of $0.01 par value convertible preferred stock and warrants to purchase 749,999 shares of common stock, at $4.00 per share in exchange for $18,002 of cash. The warrants are immediately exercisable and expire April 16, 2000. In the event of a liquidation of the Company, the Company's preferred stock has liquidation preference over its common stock. The preferred stock has a liquidation value of $7.12 per preferred share and is convertible at the option of the holder into common stock on a 2.5-for-1 basis. In the event of an initial public offering, the Company's preferred stock would automatically convert into common stock and any unexercised warrants would automatically expire.

     At December 31, 1997, there were 6,320,225 shares of common stock reserved by the Board of Directors for issuance to the holders of the preferred stock and 749,999 shares of common stock reserved by the Board of Directors for issuance to the holders of the warrants.

  Treasury Stock Transactions


     The Company repurchased 4,921,958 shares of common stock for $2.85 per share in October 1997.


  Issuance of Common Stock to Satisfy Acquisition Liability

     In April 1997, the Company issued 502,850 shares to satisfy its 1993 obligation incurred related to the acquisition of certain technology rights.

  Incentive Stock Option Plan

     In 1996, the Company's Board of Directors adopted the Incentive Stock Option Plan. At December 31, 1997, there were 1,875,000 shares of common stock reserved by the Board of Directors for issuance under this plan. Options on 170,250 and 261,875 shares were exercisable at December 31, 1996 and 1997 with a weighted average exercise price per share of $0.78 and $0.80, respectively.

                        BINDVIEW DEVELOPMENT CORPORATION

                       (IN THOUSANDS, EXCEPT SHARE DATA)

  Nonqualified Stock Option Plan

     In 1996, the Company's Board of Directors adopted the Nonqualified Stock Option Plan. At December 31, 1997, there were 1,747,325 shares of common stock reserved by the Board of Directors for issuance under this plan. There were no options exercisable at December 31, 1996. Options on 218,750 shares were exercisable at December 31, 1997, with a weighted average exercise price per share of $1.34.

  1997 Employee Stock Option Plan

     In 1997, the Company's Board of Directors adopted the 1997 Employee Stock Option Plan. At December 31, 1997, there were 1,303,740 shares of common stock reserved by the Board of Directors for issuance under this plan. There were no options exercisable at December 31, 1997.

     Substantially all options reserved under the Company's Incentive Stock Option Plan, the Nonqualified Stock Option Plan and the 1997 Employee Stock Option Plan have been issued.

     Options granted under the Incentive and Nonqualified Stock Option Plans vest 20% per year over five years, except for 647,325 and 875,000 options granted in 1996 and 1997, respectively, which vest as follows: 218,750 in 1997, 975,450 in 1998, 109,375 in 1999, 109,375 in 2000 and 109,375 in 2001. Options
granted under the 1997 Employee Stock Option Plan vest at varying rates through the year 2001. Options must be exercised no later than ten years from the date of grant.

     Stock options have been granted at the fair market value of the Company's stock at the date of grant as determined by the Company's Board of Directors. In pricing the options issued prior to October 1997, the Board used a multiple of revenues resulting from an independent valuation of the Company performed in January 1996. In May 1996, the Company negotiated with a new executive officer to grant 647,325 options to him with an exercise price of $2.47 per share. The exercise price was substantially higher than the fair market value at that date because the officer received a larger number of options than under the Company's normal practices. Options issued in the fourth quarter of 1997 were issued at the $2.85 price paid by third parties on October 16, 1997.

     The following table summarizes combined activity under the stock option plans for each of the three years ended December 31, 1997:


                                                                                WEIGHTED
                                                                                 AVERAGE
                                                                  PRICE PER     PRICE PER
                                                     OPTIONS        SHARE         SHARE
                                                    ---------   -------------   ---------
Options outstanding, December 31, 1995
  Options granted.................................  1,528,575   $0.75 - $2.47     $1.50
  Options lapsed or canceled......................   (132,500)          $0.75     $0.75
  Options exercised...............................         --              --        --
                                                    ---------
Options outstanding, December 31, 1996............  1,396,075   $0.75 - $2.47     $1.57
  Options granted.................................  3,391,385   $1.10 - $2.85     $2.01
  Options lapsed or canceled......................   (213,250)  $0.75 - $2.85     $0.97
  Options exercised...............................    (10,000)  $0.75 - $0.76     $0.75
                                                    ---------
Options outstanding, December 31, 1997............  4,564,210   $0.75 - $2.85     $1.92
  Options granted (unaudited).....................    479,418    $3.85 -$4.48     $4.01
  Options lapsed or canceled (unaudited)..........    (28,750)  $0.95 - $2.85     $1.34
  Options exercised...............................         --              --        --
                                                    ---------
Options outstanding, March 31, 1998 (unaudited)...  5,014,878   $0.75 - $4.48     $2.13
                                                    ---------

                        BINDVIEW DEVELOPMENT CORPORATION

                       (IN THOUSANDS, EXCEPT SHARE DATA)

     The following table summarizes significant ranges of outstanding and exercisable options at December 31, 1997:

                                            OPTIONS OUTSTANDING            OPTIONS EXERCISABLE
                                    ------------------------------------   --------------------
                                                  WEIGHTED      WEIGHTED               WEIGHTED
                                                   AVERAGE      AVERAGE                AVERAGE
                                    SHARES IN     REMAINING     EXERCISE   SHARES IN   EXERCISE
                                    THOUSANDS   LIFE IN YEARS    PRICE     THOUSANDS    PRICE
                                    ---------   -------------   --------   ---------   --------
under $0.80.......................    495,500        7.0         $0.76      223,000     $0.75
$0.81 to $1.60....................  1,933,750        9.3         $1.34      257,625     $1.30
$1.61 to $2.40....................     22,500        9.7         $1.69           --     $  --
over $2.41........................  2,112,460        9.4         $2.73           --     $  --

  Stock Based Compensation Disclosures

     The minimum value of stock based compensation was calculated in accordance with Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," using the Black-Scholes model with the following weighted average assumptions (the minimum value method does not include volatility):

                                                             1996      1997
                                                             ----      ----
Expected life (in years)                                       4         4
Interest rate..............................................    6%        6%
Volatility.................................................  N/A       N/A
Dividend yield.............................................    0%        0%

     Stock based compensation costs would have reduced pretax income by $18 and $164 in 1996 and 1997 ($12 and $107 after tax, respectively and $0.01 per share in 1997) if the minimum values of such compensation in that year had been recognized as compensation expense on a straight-line basis over the vesting period of the grant.

8. COMMITMENTS AND CONTINGENCIES

  Lease Commitments

     The Company conducts its operations in leased facilities under operating leases expiring at various dates through 2001. The leases are cancelable upon payment of six months rent and reimbursement of the unamortized balance of the leasehold allowance. Total lease expense amounted to approximately $98, $279 and $575 at December 31, 1995, 1996 and 1997, respectively.

     The minimum rental commitments under operating leases at December 31, 1997 were: $420 in 1998, $401 in 1999, $305 in 2000 and $4 in 2001.

9. 401(K) PLAN

     Effective January 1, 1995, the Company adopted a 401(k) plan which is available to all full-time employees. Employees contribute to the plan through payroll deductions. The Company matches 50% of the participant's contribution up to a maximum of 6% of a participant's compensation. Additionally, the Company may make a discretionary contribution as determined by the Board of Directors. Total Company contributions were $130, $165 and $174 in 1995, 1996 and 1997, respectively.

                        BINDVIEW DEVELOPMENT CORPORATION

                       (IN THOUSANDS, EXCEPT SHARE DATA)

10. NET INCOME PER SHARE

     As a result of the Company's change from an S Corporation to a C Corporation in October 1997, presentation of pro forma net income per share is necessary for the years ended December 31, 1995, 1996 and 1997. Shares issued as a result of a 10-for-1 stock split in 1997, and 502,850 shares issued in 1997 to satisfy a 1993 technology acquisition liability have been treated as if they had been effective and outstanding as of January 1, 1995 and included in weighted average shares outstanding.

     The computation of basic and diluted net income per share and pro forma basic and diluted net income (loss) per share follows:


                                                                     THREE MONTHS ENDED
                                         YEAR ENDED DECEMBER 31,          MARCH 31,
                                        --------------------------   -------------------
                                         1995     1996      1997       1997       1998
                                        ------   -------   -------   --------   --------
                                                                         (UNAUDITED)
Net income............................  $   --   $    --   $    --   $    --    $   397
                                                                                =======
Pro forma net income (loss)...........  $  490   $ 1,293   $(7,263)  $   480    $    --
                                        ======   =======   =======   =======
Shares used in basic calculation (in
  thousands):
  Total basic shares..................   8,228     8,228     8,232     8,228      8,275
Additional shares for diluted
  computation:
  Effect of stock options.............      --        70       593       286      1,569
  Effect of warrants..................      --        --        --        --        158
  Effect of convertible preferred
     stock............................      --        --     1,318        --      6,320
  Effect of phantom stock.............      --     2,748     5,075     5,800         --
  Exclusion of share equivalents that
     are anti-dilutive because a loss
     was incurred.....................      --        --    (6,986)       --         --
                                        ------   -------   -------   -------    -------
          Total diluted shares........   8,228    11,046     8,232    14,314     16,322
                                        ======   =======   =======   =======    =======
Basic net income per share............                                          $  0.05
Diluted net income per share..........                                          $  0.02
Pro forma basic net income (loss) per
  share...............................  $ 0.06   $  0.16   $ (0.88)  $  0.06
Pro forma diluted net income (loss)
  per share...........................  $ 0.06   $  0.12   $ (0.88)  $  0.03


11. SUBSEQUENT EVENTS

     Effective May 15, 1998, the Company's Board of Directors amended its Articles of Incorporation to change the level of its authorized stock to 20 million shares of $0.01 par value Preferred Stock and 100 million shares of no par Common Stock. The Board also approved the reservation of 1,750,000 shares of Common Stock for the 1998 Omnibus Incentive Plan and 250,000 shares of Common Stock for the Non-Employee Director Plan. The Board also declared a 2.5-for-1 stock split of the Common Stock of the Company for holders of shares immediately prior to the effective date of the board resolution above. All share and per share amounts contained herein have been retroactively adjusted to give effect for this stock split.

                                     [LOGO]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale of Common Stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fees.


SEC Registration fee........................................  $   13,995
NASD fee....................................................       4,928
Nasdaq National Market listing fee..........................     100,000
Printing and engraving expenses.............................     150,000
Legal fees and expenses.....................................     400,000
Accounting fees and expenses................................     200,000
Blue sky fees and expenses..................................      25,000
Transfer agent fees.........................................      10,000
Miscellaneous fees and expenses.............................      72,010
                                                              ----------
          Total.............................................  $  975,000
                                                              ==========


---------------

* To be completed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article 2.02-1 of the Texas Business Corporations Act (the "TBCA") authorizes a court to award or a corporation's Board of Directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Article IX of the Registrant's Bylaws provides for mandatory indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent permitted by the TBCA.

     The Registrant's Amended and Restated Articles of Incorporation (the "Revised Articles of Incorporation") provide that, pursuant to Texas law, its directors shall not be liable for monetary damages for breach of the directors' fiduciary duty as directors to the Company and its shareholders. This provision in the Articles of Incorporation does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Texas law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Texas law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. The Registrant has entered into Indemnification Agreements with its officers and directors, a form of which is attached as Exhibit 10.15 hereto and incorporated herein by reference. The Indemnification Agreements provide the Registrant's officers and directors with further indemnification to the maximum extent permitted by the TBCA. The Registrant maintains directors and officers liability insurance. Reference is made to Section 8 of the Underwriting Agreement contained in Exhibit 1.1 hereto, indemnifying officers and directors of the Registrant against certain liabilities.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES


     In October 1997, the Registrant issued 6,320,224 shares of its Class A Preferred Stock for an aggregate price of approximately $18 million. Of these shares of Preferred Stock, 3,495,820 were issued to General Atlantic Partners 44, L.P., 717,662 were issued to GAP Coinvestment Partners, L.P., and 2,106,742 were issued to JMI Equity Fund III, L.P. In connection with this transaction, the Registrant also issued warrants to purchase an aggregate of 749,999 shares of the Registrant's Common Stock at an exercise price of $4.00 per share. Of these warrants, 414,837 were issued to General Atlantic Partners 44, L.P., 85,162 were issued to GAP Coinvestment Partners, L.P., and 250,000 were issued to JMI Equity Fund, III, L.P. The issuance of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) thereof as transactions by an issuer not involving any public offering. In addition, the recipients of securities in such transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates issued in such transactions. To the Registrant's knowledge, all recipients had adequate access, through their relationships with the Registrant, to information about the Registrant.


     In October 1997, the Registrant also issued 4,944,800 shares of Common Stock in connection with the termination of the Registrant's Phantom Stock Plan. The issuance was deemed to be exempt from registration under the Securities Act in reliance on Rule 701 and Section 4(2) of the Securities Act as issuances to employees, directors and consultants under a compensatory plan or arrangement. In addition, from time to time since May 1995 the Registrant has issued an aggregate of 10,000 shares of Common Stock pursuant to the exercise of options outstanding under the Registrant's Stock Option Plans. Such issuances were deemed to be exempt under the Securities Act in reliance on Rule 701 and Section 4(2) of the Securities Act as issuances to employees, directors and consultants under a compensatory plan or arrangement.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (A) Exhibits:


        EXHIBIT
         NUMBER                            DESCRIPTION OF EXHIBITS
        -------                            -----------------------
          1.1*           -- Form of Underwriting Agreement
          3.1**          -- Amended and Restated Articles of Incorporation of the
                            Registrant
          3.2**          -- Bylaws of the Registrant
          4.1            -- Reference is hereby made to Exhibits 3.1 and 3.2
          4.2            -- Specimen Common Stock certificate
          5.1*           -- Opinion of Fulbright & Jaworski L.L.P.
         10.1            -- Incentive Stock Option Plan
         10.2            -- Stock Option Plan
         10.3            -- 1997 Incentive Plan
         10.4**          -- Omnibus Incentive Plan
         10.5**          -- 1998 Non-Employee Director Stock Option Plan
         10.6            -- Letter Loan Agreement dated June 10, 1996 between the
                            Registrant and Southwest Bank of Texas, N.A.
         10.7            -- Lease Agreement dated June 20, 1995 between the
                            Registrant and School Employees Holding Corp., including
                            all amendments thereto
         10.8            -- Stock Ownership Agreement dated April 8, 1997 between the
                            Registrant and Nadeem Ghias
         10.9            -- Registration Rights Agreement dated October 16, 1997
                            among Bindview Development Corporation, General Atlantic
                            Partners 44 L.P., GAP Coinvestment Partners, L.P., JMI
                            Equity Fund III, L.P. and Eric J. Pulaski
         10.10*          -- Registration Rights Agreement dated November 7, 1997
                            among Bindview Development Corporation and Scott R.
                            Plantowsky
         10.11           -- Employee Agreement dated May 13, 1996 between the
                            Registrant and Christopher J. Sole, including all
                            amendments thereto

        EXHIBIT
         NUMBER                            DESCRIPTION OF EXHIBITS
        -------                            -----------------------
         10.12           -- Amended and Restated Employment Agreement dated April 15,
                            1997 between the Registrant and Scott R. Plantowsky
         10.13           -- Employee Agreement dated September 26, 1996 between the
                            Registrant and David E. Pulaski
         10.14           -- Employee Agreement dated December 20, 1993 between the
                            Registrant and Nadeem Ghias, including all amendments
                            thereto
         10.15*          -- Form of Indemnification Agreement
         16.1            -- Letter regarding Change in Certifying Accounting
         23.1            -- Consent of Price Waterhouse LLP, Independent Accountants
                            (see page II-5)
         23.2            -- Consent of Grant Thornton LLP, Independent Accountants
                            (see page II-6)
         23.3*           -- Consent of Counsel. Reference is hereby made to Exhibit
                            5.1
         24.1**          -- Power of Attorney (see page II-4)
         27.1**          -- Financial Data Schedule


---------------

 * To be filed by amendment.


** Previously filed.


ITEM 17. UNDERTAKINGS

     The Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the TBCA, the Revised Articles of Incorporation or the Bylaws of the Registrant, the Underwriting Agreement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the securities act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, State of Texas, on this 23rd day of June, 1998.


                                             BINDVIEW DEVELOPMENT CORPORATION

                                                  /s/ ERIC J. PULASKI
                                          --------------------------------------
                                                     Eric J. Pulaski,
                                                   President and Chief
                                                    Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Eric J. Pulaski and Scott R. Plantowsky, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

                      SIGNATURE                                      TITLE                  DATE
                      ---------                                      -----                  ----

                 /s/ ERIC J. PULASKI                         Chairman of the Board,     May 15, 1998
-----------------------------------------------------          President and Chief
                   Eric J. Pulaski                              Executive Officer

               /s/ CHRISTOPHER J. SOLE                      Director, Vice President    May 15, 1998
-----------------------------------------------------          and Chief Operating
                 Christopher J. Sole                                 Officer

               /s/ SCOTT R. PLANTOWSKY                      Director, Vice President    May 15, 1998
-----------------------------------------------------          and Chief Financial
                 Scott R. Plantowsky                                 Officer

                 /s/ PETER L. BLOOM                                 Director            May 15, 1998
-----------------------------------------------------
                   Peter L. Bloom

                 /s/ JOHN J. MOORES                                 Director            May 15, 1998
-----------------------------------------------------
                   John J. Moores

              /s/ RICHARD A. HOSLEY II                              Director            May 15, 1998
-----------------------------------------------------
                Richard A. Hosley II

                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of our report dated March 31, 1998, except as to the stock split described in Note 11, which is as of May 15, 1998, relating to the financial statements of BindView Development Corporation, which appears in the Prospectus. We also consent to the references to us under the heading "Experts" in such Prospectus. However, it should be noted that Price Waterhouse LLP has not prepared or certified such "Selected Financial Data."

PRICE WATERHOUSE LLP

Houston, Texas

June 22, 1998

                                                                    EXHIBIT 23.2

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     We have issued our report dated February 4, 1997, accompanying the financial statements of BindView Development Corporation contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts".

GRANT THORNTON LLP

Houston, Texas

June 22, 1998

                                    APPENDIX

                     TEXT FOR ARTWORK ON INSIDE FRONT COVER


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                     TEXT FOR ARTWORK ON INSIDE BACK COVER

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Windows NT and NetWare

                               INDEX TO EXHIBITS

     (A) Exhibits:

        EXHIBIT
         NUMBER                            DESCRIPTION OF EXHIBITS
        -------                            -----------------------
          1.1*           -- Form of Underwriting Agreement
          3.1            -- Amended and Restated Articles of Incorporation of the
                            Registrant
          3.2            -- Bylaws of the Registrant
          4.1            -- Reference is hereby made to Exhibits 3.1 and 3.2
          4.2*           -- Specimen Common Stock certificate
          5.1*           -- Opinion of Fulbright & Jaworski L.L.P.
         10.1*           -- Incentive Stock Option Plan
         10.2*           -- Stock Option Plan
         10.3*           -- 1997 Incentive Plan
         10.4            -- Omnibus Incentive Plan
         10.5            -- 1998 Non-Employee Director Stock Option Plan
         10.6*           -- Letter Loan Agreement dated June 10, 1996 between the
                            Registrant and Southwest Bank of Texas, N.A.
         10.7*           -- Lease Agreement dated June 20, 1995 between the
                            Registrant and School Employees Holding Corp., including
                            all amendments thereto
         10.8*           -- Stock Ownership Agreement dated April 8, 1997 between the
                            Registrant and Nadeem Ghias
         10.9*           -- Registration Rights Agreement dated October 16, 1997
                            among Bindview Development Corporation, General Atlantic
                            Partners 44 L.P., GAP Coinvestment Partners, L.P., JMI
                            Equity Fund III, L.P. and Eric J. Pulaski
         10.10*          -- Registration Rights Agreement dated November 7, 1997
                            among Bindview Development Corporation, General Atlantic
                            Partners 44 L.P., GAP Coinvestment Partners, L.P., JMI
                            Equity Fund III, L.P. and Scott R. Plantowsky
         10.11*          -- Employee Agreement dated May 13, 1996 between the
                            Registrant and Christopher J. Sole, including all
                            amendments thereto
         10.12*          -- Amended and Restated Employment Agreement dated April 15,
                            1997 between the Registrant and Scott R. Plantowsky
         10.13*          -- Employee Agreement dated September 26, 1996 between the
                            Registrant and David E. Pulaski
         10.14*          -- Employee Agreement dated December 20, 1993 between the
                            Registrant and Nadeem Ghias, including all amendments
                            thereto
         10.15*          -- Form of Indemnification Agreement
         23.1            -- Consent of Price Waterhouse LLP, Independent Accountants
                            (see page II-5)
         23.2            -- Consent of Grant Thornton LLP, Independent Accountants
                            (see page II-6)
         23.3*           -- Consent of Counsel. Reference is hereby made to Exhibit
                            5.1
         24.1            -- Power of Attorney (see page II-4)
         27.1            -- Financial Data Schedule

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* To be filed by amendment.